UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )
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Viad Corp
(Name of Registrant as Specified In Its Charter)

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Viad Corp 7000 East 1st Avenue Scottsdale, Arizona 85251-4304
April 7, 2022
Dear Fellow Shareholder:
We invite you to attend the 2022 Annual Meeting of Shareholders to be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2022 on Tuesday, May 24, 2022, at 8:00 a.m. CST. The 2022 Annual Meeting will be a completely virtual meeting of shareholders conducted via live audio webcast to enable our shareholders to participate from any location. You will be able to attend the 2022 Annual Meeting online, vote your shares electronically, and submit questions during the meeting by logging in to the website listed above using the 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials. We recommend that you log in a few minutes before the meeting to ensure you are logged in when the meeting starts.
Your vote is important, and whether or not you plan to participate in the meeting, please complete and return your proxy card to designate the proxies to vote your shares.
Thank you for continuing to support our company.
Sincerely,

Richard H. Dozer	Steven W. Moster
Chairman of the Board of Directors	President and Chief Executive Officer
This proxy statement is dated April 7, 2022, and is first being made available to shareholders via the internet on or about April 7, 2022.

Viad Corp 7000 East 1st Avenue Scottsdale, Arizona 85251-4304
NOTICE OF 2022 ANNUAL MEETING OF SHAREHOLDERS
Time and Date:	8:00 a.m. CST, Tuesday, May 24, 2022

Online check-in will be available beginning at 7:30 a.m. CST. Please allow ample time for the online check-in process.

Place:	This year’s meeting will be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2022.

To participate in the Annual Meeting, you will need your 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials.

Record Date:	March 25, 2022

Voting:
If you were a shareholder on the Record Date, you may vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other matters to be voted on.

Matters to be voted on:
1.	Elect the following director nominees to 3-year terms: Beverly K. Carmichael, Denise M. Coll, and Steven W. Moster;
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022;
3	Approve, on an advisory basis, the compensation of our named executive officers;
4.	Approve the amended and restated 2017 Viad Corp Omnibus Incentive Plan; and
5.	Any other business that may properly come before the meeting or any adjournment thereof.
Your vote is important! Please submit your proxy as soon as possible to ensure that your shares are represented regardless of whether you participate in the meeting. This notice is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information. Shareholders should access and review all proxy materials before voting.
By Order of the Board of Directors,

Derek P. Linde
Chief Operating Officer, General Counsel and Corporate Secretary
April 7, 2022

Viad Corp 7000 East 1st Avenue Scottsdale, Arizona 85251-4304
PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Shareholders on May 24, 2022:

Our Notice of 2022 Annual Meeting of Shareholders, Proxy Statement,
and 2021 Annual Report on Form 10-K are available at
http://www.viad.com/investors/annual-meeting-proxy-materials

Our Board of Directors (the “Board”) is providing this Proxy Statement in connection with Viad’s 2022 Annual Meeting of Shareholders (“Annual Meeting”) to be held via the internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2022 on Tuesday, May 24, 2022, at 8:00 a.m. CST, and any adjournment or postponement thereof.
Proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice”) are being first released or mailed on or about April 7, 2022, to all shareholders entitled to vote at the Annual Meeting. In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each record shareholder, we may furnish proxy materials by providing internet access to those documents. This Notice contains instructions on how to access our proxy materials and vote online, or in the alternative, request a paper copy of the proxy materials and a proxy card.

References to “we,” “us,” “our,” “the Company,” and “Viad” refer to Viad Corp and its subsidiaries. All references to “years,” unless otherwise noted, refer to our fiscal year, which ends on December 31.

FORWARD-LOOKING STATEMENTS
This proxy statement contains a number of forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “would,” “could,” “might,” “intend,” “plan,” “believe,” “estimate,” “anticipate,” “deliver,” “seek,” “aim,” “potential,” “target,” “outlook,” and similar expressions are intended to identify our forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, initiatives, intentions, or goals also are forward-looking statements. These forward-looking statements are not historical facts and are subject to a host of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those in the forward-looking statements. Such risks, uncertainties, and other important factors include, among others: the short- and longer-term effects of the COVID-19 pandemic, including the demand for travel, event business and travel experiences, and levels of consumer confidence; actions that governments, businesses, and individuals take in response to the COVID-19 pandemic or any future resurgence, including limiting or banning travel; the impact of the COVID-19 pandemic, or any future resurgence, on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates and consumer discretionary spending; and the pace of recovery following the COVID-19 pandemic or any future resurgence.
Important factors that could cause actual results to differ materially from those described in our forward-looking statements include, but are not limited to, the following:
•	the impact of the COVID-19 pandemic on our financial condition, liquidity, and cash flow;
•	our ability to anticipate and adjust for the impact of the COVID-19 pandemic on our businesses;
•	general economic uncertainty in key global markets and a worsening of global economic conditions;
•	travel industry disruptions;
•	seasonality of our businesses;
•	unanticipated delays and cost overruns of our capital projects, and our ability to achieve established financial and strategic goals for such projects;
•	our exposure to labor shortages, turnover, and labor cost increases;
•	the importance of key members of our account teams to our business relationships;
•	the competitive nature of the industries in which we operate;
•	our dependence on large exhibition event clients;
•	adverse effects of show rotation on our periodic results and operating margins;
•	transportation disruptions and increases in transportation costs;
•	natural disasters, weather conditions, accidents, and other catastrophic events;
•	our exposure to labor cost increases and work stoppages related to unionized employees;
•	our multi-employer pension plan funding obligations;
•	our ability to successfully integrate and achieve established financial and strategic goals from acquisitions;
•	our exposure to cybersecurity attacks and threats;
•	our exposure to currency exchange rate fluctuations;
•	liabilities relating to prior and discontinued operations; and
•	compliance with laws governing the storage, collection, handling, and transfer of personal data and our exposure to legal claims and fines for data breaches or improper handling of such data.
For a more complete discussion of the risks and uncertainties that may affect our business or financial results, refer to “Risk Factors” in Part 1, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2021. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this proxy statement except as required by applicable law or regulation.

PROPOSAL 1: ELECTION OF DIRECTORS
INTRODUCTION
Our Corporate Governance and Nominating Committee recommended, and our Board of Directors nominated, the three incumbent directors listed below under “Director Nominees.” Each of the director nominees is independent under the New York Stock Exchange (“NYSE”) listing standards, applicable SEC rules and regulations, and our Corporate Governance Guidelines (the “Guidelines”).
SKILLS, QUALIFICATIONS, AND EXPERIENCE OF DIRECTORS
Our Board believes that our directors should have certain qualifications and has concluded that each of our directors, including the nominees, possesses the following specific qualifications and should serve on the Board:
•	Commitment to the long-term interests of our shareholders;
•	Highest ethical standards and integrity;
•	Willingness to act on and be accountable for Board decisions;
•	Ability to provide informed and thoughtful counsel to Management on a range of issues;
•	History of achievement that reflects superior standards for himself/herself and others;
•	Loyalty and commitment to driving our Company’s success;
•	Willingness to ask questions and pursue answers;
•	Ability to take tough positions, while at the same time work as a team player;
•	Willingness to devote sufficient time to carry out effectively all Board duties and responsibilities, and a commitment to serve on the Board for an extended period;
•	Adequate time to spend learning our businesses; and
•	Individual background that contributes to a portfolio of experience, knowledge, and personal attributes commensurate with our needs.
BOARD STRUCTURE
Our Bylaws provide that, from time to time, the Board shall fix the number of directors, other than those elected by the holders of one or more series of our preferred stock. Pursuant to the terms of the Certificate of Designations governing the 5.5% Series A Convertible Preferred Stock (the “Preferred Stock”) issued to Crestview Partners IV GP, L.P. and affiliated entities (the “Crestview Parties”), the Crestview Parties, voting as a separate class, are entitled to elect two directors (the “Preferred Directors”) to the Board for so long as the Crestview Parties have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 67% of the total number of shares of common stock issuable upon conversion of the Preferred Stock issued to them in connection with their initial investment (the “Initial Share Ownership”). Should they not meet the 67% threshold, the Crestview Parties are entitled to elect one director and appoint one non-voting Board observer for so long as they have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 33% of the Initial Share Ownership. If the Preferred Stock is converted into common stock, but the Crestview Parties maintain ownership above the specified thresholds, the Crestview Parties will have the right to nominate that number of directors for election at an annual meeting of shareholders by all holders entitled to vote in the election of directors.
Currently, we have nine directors on our Board, including the two Preferred Directors. In August 2020, the Board elected Brian P. Cassidy and Kevin M. Rabbitt to serve as the initial Preferred Directors. On April 4, 2022, Mr. Rabbitt resigned from the Board, and Patrick T. LaValley was appointed by Crestview to fill the vacancy and serve as a Preferred Director. The Crestview Parties, as the holders of the Preferred Stock and voting as a separate class, are entitled to elect two Preferred Directors at this year’s Annual Meeting. Pursuant to the Certificate of Designations governing the Preferred Stock, the Crestview Parties are expected to elect Brian P. Cassidy and Patrick T. LaValley, effective as of the date of this year’s Annual Meeting. The seven remaining directors are divided into three classes. The
Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	1

term of one class of directors expires at each annual shareholders meeting, and nominees are elected to that class for a term of three years. Three directors, Beverly K. Carmichael, Denise M. Coll, and Steven W. Moster, are proposed for election by the shareholders that are entitled to vote in the election of directors at this year’s Annual Meeting.
DIRECTOR NOMINEES
Our Board has nominated incumbent directors Beverly K. Carmichael, Denise M. Coll, and Steven W. Moster for election at the Annual Meeting. Each of the nominees is independent, and, if elected, each nominee has agreed to serve another term, which will expire in 2025. There are no family relationships among any of our directors, director nominees, or executive officers.
Required Vote
This proposal requires the affirmative vote of a majority of the votes cast, which means that each nominee must receive more votes “FOR” than “AGAINST.” Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Board Recommendation
The Board recommends that you vote “FOR” the election of these director nominees.
All information regarding each director and director nominee is as of April 7, 2022.
Beverly K. Carmichael
Director since: 2022
Age: 63

In March 2022, Ms. Carmichael joined the Board of Directors of Blue Apron (NYSE: APRN), an ingredient-and-recipe meal kit company, and is on its Compensation Committee and Nominating and Corporate Governance Committee. Previously, she served as a member of the Board of Directors of Leaf Group (NYSE: LEAF), a brand-driven consumer internet company, from July 2018 until it was acquired by Graham Holdings Company (NYSE: GHC) in June 2021, and was a member of its Compensation, Nominating and Corporate Governance, and Audit Committees. Prior to joining Leaf Group as a Director, from December 2017 to April 2019 she served as EVP – Chief People, Culture & Resource Officer of Red Robin (NASDAQ: RRGB), a chain of casual dining restaurants. She was also the SVP, Chief People Officer of Cracker Barrel (NASDAQ: CBRL), a chain of restaurants and gift stores, from January 2014 to December 2017. She has held similar positions with both Southwest Airlines (NYSE: LUV) and Ticketmaster. Ms. Carmichael has also practiced law with Manatt, Phelps, and Phillips, LLP, one of the nation’s leading law firms, and is an active member of the bars of California, Texas, and the District of Columbia. Ms. Carmichael currently serves on the Board of Advisors for Mogul Hospitality, a venture-backed technology company that identifies diverse star performers in the hospitality sector. Since January 2022, Ms. Carmichael has served on the Board of Directors of Cotton Patch Café, a privately-owned restaurant chain serving scratch-made, Texas-inspired food. She has also served on the Board of Directors at the Society for Human Resource Management, the Women’s Foodservice Forum, the MBA Advisory Board at the Price College of Business at the University of Oklahoma, and the Advisory Board for Corporate Communications and Public Affairs at Southern Methodist University. She also serves on the Board of Directors of the Oklahoma Policy Institute, a 501(c)(3) non-profit think-tank whose mission is to advance fiscally responsible policies that expand opportunity to all Oklahomans. Ms. Carmichael brings a combination of depth of experience with world-class hospitality companies and a background in human resources, which reinforces our focus on one of our most important resources—our people.

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Denise M. Coll
Director since: 2018
Age: 68

Ms. Coll served as a member of the Board of Trustees of LaSalle Hotel Properties (NYSE: LHO), a real estate investment trust, from 2013 until it was sold in December 2018. Prior to joining LaSalle, she served as President, North America Division of Starwood Hotels & Resorts Worldwide, Inc., a subsidiary of Marriott International (NASDAQ:MAR), a multinational diversified hospitality company. Ms. Coll led Starwood’s largest division with over 500 hotels, from 2007 to 2013, and was Senior Vice President, Operations – North American Division, from 2005 to 2007. Prior to that, she served as Senior Vice President of Seaport Companies, a Boston-based hotel company, from 2003 to 2004, and Chief Operating Officer from 1998 to 2003. Ms. Coll was also Senior Vice President & Area Director of Operations for ITT Sheraton Corporation-North America Division, an international hotel company, from 1995 to 1998, and prior to that, she held various positions within the Sheraton organization with increasing responsibility from 1980 to 1994. She has been a member of the Board of Directors of Enlivant, one of the nation’s largest owners and operators of senior living communities, since 2014. Ms. Coll is also a Trustee of Simmons University, and Chair of its Facilities Committee. Ms. Coll has more than 40 years of experience in the hospitality industry and has a strong background with live events, hotel operations, brand creation and management, and is respected as one of the most successful and seasoned operators in our industry.

Steven W. Moster
Director since: 2014
Age: 52

Mr. Moster has served as our President and Chief Executive Officer since December 2014 and resumed his role as President of GES in May 2020, a role that he also held from November 2010 to February 2019. Prior to that, Mr. Moster served in various executive management roles within the GES organization, including Executive Vice President–Chief Sales & Marketing Officer from 2008 to February 2010, Executive Vice President–Products and Services from 2006 to 2008 and Vice President–Products & Services Business from 2005 to 2006. From 2000 to 2004, Mr. Moster was Engagement Manager, Management Strategy Consulting for McKinsey & Company, a global management consulting firm, where he worked with a broad set of clients to create and implement growth strategies. He is a director of Cavco Industries, Inc. (NASDAQ: CVCO), which designs and produces factory-built housing products, and serves as the Chair of the Compensation Committee. Mr. Moster’s successful experience executing growth strategies and improving operating efficiencies, and his deep understanding of our operations, give him the unique ability to accelerate our strategic growth initiatives and enhance shareholder value.

Viad Corp | PROPOSAL 1: ELECTION OF DIRECTORS	3

PREFERRED DIRECTORS
Pursuant to the terms of the Certificate of Designations governing the Preferred Stock, the Crestview Parties, as the holders of the Preferred Stock and voting as a separate class, are entitled to elect two directors at this Annual Meeting. The Crestview Parties are expected to appoint Brian P. Cassidy and Patrick T. LaValley. Each of Brian P. Cassidy and Patrick T. LaValley is independent and each has agreed to serve.
Brian P. Cassidy
Director since: 2020
Age: 48

Brian Cassidy joined Crestview in 2004 and is co-president and a partner of the firm, a member of its Investment Committee, and the head of Crestview’s media strategy. Prior to Crestview, Mr. Cassidy worked in private equity at Boston Ventures, investing in the media, entertainment and business services industries. He also worked as the acting Chief Financial Officer of a Boston Venture’ portfolio company, ec-Content. Previously, Mr. Cassidy was an investment banking analyst at Alex, Brown & Sons, where he advised companies in the consumer and business services sectors on capital markets and M&A transactions. He is currently the chairman of TenCate, and a member of the boards of directors of Camping World Holdings, Congruex Holdings, Framestore/Company 3, Hornblower Holdings, ICM Partners, Industrial Media and WOW!. He was previously involved with Charter Communications, Cumulus Media, Insight Communications, Interoute Communications, NEP Group, OneLink Communications and ValueOptions. Mr. Cassidy brings deep experience within the media, entertainment and business services sectors, along with expertise in mergers and acquisitions, corporate finance, and capital markets.

Patrick T. LaValley
Director since: 2022
Age: 33

Patrick LaValley joined Crestview in July 2019, and currently serves as a principal and as a member of the Firm’s ESG Committee. Before joining Crestview, Patrick was a vice president at Morgan Stanley Capital Partners, a North America focused private equity fund, where he helped lead the investing effort in the industrials and consumer & retail sectors and served on the corporate boards of several portfolio companies. Patrick started his career at Morgan Stanley in 2010 in the firm’s investment banking division. Patrick currently serves on the boards of ICM Partners (since December 2020), TenCate Grass (since September 2021) and SyBridge Technologies (since July 2021), and served on the board of Hornblower Holdings from July 2019 to August 2021. He is a member of the Audit Committees of TenCate Grass and ICM Partners. He also served on the boards of Smile America Partners from July 2018 to June 2019, and Comar, LLC from June 2018 to June 2019. Mr. LaValley brings a dynamic viewpoint to our Board, with strong financial expertise and broad experience in a number of industries.

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DIRECTORS CONTINUING IN OFFICE
For Terms Expiring at the 2023 Annual Meeting of Shareholders:
Edward E. Mace
Director since: 2012
Age: 70

Mr. Mace has been President and Chief Executive Officer of Silverwest Hotels, LLC (“Silverwest”), including its predecessor companies, since 2014. Silverwest develops new hotels, as well as acquires and repositions, and owns and manages existing U.S. hotels and resorts. Previously Mr. Mace was the Founder and CEO of Mace Pacific Holding Company, LLC, a private investment company involved in hotel and resort investment. He was a member of the Concessions Management Advisory Board of the U.S. National Park Service from 2010 to 2012. Mr. Mace was President of Vail Resorts Lodging Company and Rock Resorts International LLC, both subsidiaries of Vail Resorts, Inc. (NYSE: MTN), an owner, manager and developer of ski resorts and related lodging, from 2001 to 2006. Prior to that position, Mr. Mace was an executive of Fairmont Hotels & Resorts, Inc., an operator of luxury hotels and resorts worldwide, where he served as Vice Chairman from 2000 to 2001, President and Chief Executive Officer from 1998 to 2000, and Executive Vice President from 1996 to 1998. From 1994 to 1996, Mr. Mace was a partner in KPMG LLP’s hospitality and real estate consulting practice. Prior to KPMG, he was a Managing Partner of Lincoln Property Company, based in London, and headed a Joint Venture with GE Capital to invest in, and develop, real estate in Europe. Mr. Mace brings extensive experience in the hospitality and leisure industry, and knowledge and experience related to the strategic direction of companies, the formation of joint ventures and capital structures, as well as mergers and acquisitions and real estate development.

Joshua E. Schechter
Director since: 2015
Age: 49

Mr. Schechter has been a director of Bed Bath & Beyond Inc. (NASDAQ: BBBY), a retailer of domestic merchandise and home furnishings, since May 2019, as well as a member of its Audit Committee. Mr. Schechter has been a director of the board of Landec Corporation (NASDAQ: LNDC), since October 2020, a health and wellness commercialization company, as well as a member of its Nominating and Governance committee. From June 2016 to September 2021, Mr. Schechter was a director and chairman of the board of Support.com (NASDAQ: SPRT), a provider of cloud-based software and services for technology support. From April 2018 to January 2020, Mr. Schechter was a director and chairman of the board of Sunworks, Inc. (NASDAQ: SUNW), a provider of solar power solutions, as well as a member of its Nominating and Governance and Audit Committees. From April 2018 to June 2019, Mr. Schechter was a director of Genesco Inc. (NYSE: GCO), a footwear retailer, as well as a member of its Strategic Committee. From 2008 to May 2015, he was a director of Aderans Co., Ltd., a multinational company engaged in hair-related business, and Executive Chairman of its holding company, Aderans America Holdings, Inc. From 2001 to 2013, Mr. Schechter was Managing Director of Steel Partners Ltd., a privately owned hedge fund sponsor, and from 2008 to 2013, he was co-President of Steel Partners Japan Asset Management, LP, a private company offering investment services. Together with his managerial and public company board experience, Mr. Schechter’s experience in corporate governance matters, capital markets, acquisitions, and other transactions in a variety of industries provides valuable insight to our Board.

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For Terms Expiring at the 2024 Annual Meeting of Shareholders:
Richard H. Dozer (Chairman)
Director since: 2008
Age: 65

Mr. Dozer has served as our Board’s independent Chairman since December 2014. Mr. Dozer was President of the Arizona Diamondbacks, a Major League Baseball franchise, from the team’s inception in 1995 until 2006, Vice President and Chief Operating Officer of the Phoenix Suns, a National Basketball Association professional basketball franchise, from 1987 to 1995, and President of Footprint Center (formerly Talking Stick Arena, US Airways Center, and America West Arena) from 1989 to 1995. Mr. Dozer is a former CPA and served as an audit manager at Arthur Andersen, a global public accounting firm, from 1979 to 1987. Mr. Dozer was also Chairman of the Phoenix Office of GenSpring Family Offices, a wealth management firm for ultra-high net worth families, from 2008 to 2013. Mr. Dozer is a co-founder of and was the managing partner of CDK Partners, a real estate development and investment company, from 2006 to 2008. Mr. Dozer is a director and Chairman of the board of Blue Cross Blue Shield of Arizona, a health insurance provider, as well as a member of its Finance and Audit Committees. From September 2017 to May 2019, he was also a director of Knight-Swift Transportation Holdings Inc. (NYSE: KNX), a provider of truckload transportation and logistics services, where he served on the Audit and Finance Committees. Prior to its September 2017 merger with Knight Transportation, Inc., Mr. Dozer was a director for Swift Transportation Company from 2008 to 2017, where he served as Chairman of the Audit Committee, and as a member of the Compensation and Governance Committees, and as Chairman of the Board from 2014 to 2017. From June 2017 to February 2021, he was a director of Cole Office & Industrial REIT (CCIT II), a public non-listed real estate investment trust, which later merged with Griffin Capital Essential REIT, Inc. (Griffin). He was chair of the Nominating and Governance Committee and Audit Committee member of the CCIT II Board, as well as the Special Committee chair for the merger. He also served as the immediate past Chair of the Greater Phoenix Convention and Visitors Bureau from July 2018 to June 2020. Mr. Dozer possesses specific attributes that qualify him to serve as a director, including his experience in operations, management, sales, and marketing of large-scale live corporate and consumer events, his U.S. public company experience, as well as his extensive financial experience.

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Virginia L. Henkels
Director since: 2017
Age: 53

Ms. Henkels is Chief Financial Officer and Secretary of Empowerment & Inclusion Capital I Corp. (NYSE: EPWR.U), which is a special-purpose acquisition company with the unique, purpose-driven mission to acquire a diverse-led business or a business focused on promoting an inclusive economy and society, and has served in that role since November 2020. She has served as a director of LCI Industries (NYSE: LCII), a supplier of engineered components to the recreation and industrial products markets since September 2017. From September 2018 through November 2021, Ms. Henkels served as a director and a member of both the Audit and Nominating and Governance Committees of Echo Global Logistics, Inc., a provider of technology-enabled transportation and supply chain management services. From 2008 to September 2017, Ms. Henkels served as Executive Vice President, Chief Financial Officer, and Treasurer of Swift Transportation Company, a then-publicly traded transportation services company, where she led numerous capital market transactions including its 2010 Initial Public Offering. She also held various finance and accounting leadership positions with increasing responsibilities since 2004 at Swift Transportation and from 1990 to 2002 at Honeywell International, Inc. (NYSE: HON), a worldwide diversified technology and manufacturing company, including an expatriate international assignment. Ms. Henkels is serving as the Audit Committee Chair and a member of the Compensation Committee for LCI Industries. Ms. Henkels is currently a member of the National Association of Corporate Directors and the Women’s Corporate Director organizations. She is a former CPA with extensive experience in finance, accounting, capital markets, and investor relations as well as experience in strategy development, risk management, mergers and acquisitions, audit, corporate culture, and corporate governance.

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BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to sound corporate governance and believe that adhering to the following strong corporate governance principles is essential to our long-term success.
Independent Oversight	•	We maintain separate roles for our CEO and our independent Chairman of the Board
	•	The Board actively oversees our Company’s long-range strategic plan and risk management
	•	All Board members, other than our CEO, are independent with fully independent Board committees
	•	We hold regular executive sessions of non-employee directors at Board and committee meetings
Board Effectiveness	•	We are committed to Board refreshment that offers a balanced mix of experience and fresh perspectives
	•	The Corporate Governance and Nominating Committee leads the process for selecting new directors
	•	We conduct annual Board and committee self-evaluations, and biennial peer reviews, which are designed to enhance director and Board performance
Shareholder Rights	•	We have a majority voting requirement for uncontested director elections
	•	We maintain a resignation policy for directors who do not receive a majority of cast votes
Good Governance Practices	•	No hedging or pledging Viad stock by directors and officers is allowed
	•	We conduct an annual CEO performance review
	•	The Human Resources Committee regularly reviews succession planning for the CEO and senior leadership team
	•	We have stock ownership guidelines for our directors, CEO, and direct reports to our CEO
	•	Our culture of compliance and ethical behavior is reinforced through our Always Honest Compliance & Ethics Program, which we instituted more than 20 years ago and update regularly
CORPORATE GOVERNANCE POLICIES AND PRACTICES
Our Board adopted the Guidelines and Board committee charters, which provide an effective framework to govern our Company. At least annually, the Corporate Governance and Nominating Committee reviews the Guidelines, each Board committee reviews its charter, and any changes are recommended for the Board’s consideration.
At Viad, we continually focus on governance, starting with the Board and extending to Management and all employees. As a result, the Board reviews the Company’s policies and business strategies, and advises and counsels the CEO and other executive officers who manage the Company’s businesses, including regularly reviewing the Company’s strategic plans.
For additional information about our corporate governance practices, you can access our Restated Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, Committee Charters, the Always Honest Compliance &
8	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Ethics Program, and the Code of Ethics on our website at: http://www.viad.com/about-us/. Information contained in any website referenced in this Proxy Statement is not part of this Proxy Statement and is not incorporated by reference in this Proxy Statement. We will provide copies of these documents upon written request to the office of the Corporate Secretary.
RESTRICTIONS ON TRADING VIAD STOCK
Our insider trading policy generally permits directors, named executive officers (“NEOs”), other executive officers, and certain employees to engage in transactions involving Viad common stock only: (a) during a Company-prescribed trading window of limited duration; and (b) after seeking pre-clearance to avoid trading while in possession of material, non-public information. In addition, directors, NEOs, other executive officers, and employees may not engage in hedging transactions or other transactions designed to limit or eliminate the risks of owning Viad common stock. The policy also prohibits directors, NEOs, and other executive officers from pledging Viad common stock, or using it as collateral to secure personal loans or other obligations.
BOARD LEADERSHIP
The Board has separated the roles of Chairman and CEO. Mr. Dozer, our Chairman of the Board, is an independent director. The Board believes the separation of the Chairman and CEO roles allows the CEO to focus his time and energy on operating and managing our Company while leveraging the Chairman’s experience and perspectives.
The Board believes that our governance practices are appropriate to ensure that the full Board maintains independent oversight. The responsibilities of our independent Chairman include, but are not limited to:
Meetings		Board Leadership		Liaison with Management
•	Presiding over regular and special Board meetings, and the Annual Meeting of Shareholders	•	Leading the biennial peer reviews among the Board members	•	Acting as liaison between the Board and Management, and facilitating communications with the CEO between meetings, including discussing action items with the CEO following executive sessions
		•	Leading the annual Board and Committee self-evaluations
•	Presiding over and calling executive sessions or other meetings of the independent directors	•	Being available to participate in and facilitate meetings with our shareholders	•
Working with Management in defining the scope, quality, quantity, and timeliness of the flow of information between Management and the Board that is necessary for the Board to effectively and responsibly perform its duties

•	Coordinating the preparation of meeting agendas with the CEO and Committee Chairs, and coordinating Board meeting schedules	•	Leading the Board in anticipating and responding to crises	•
Providing advice and counsel to the CEO and other members of Management in areas such as corporate and strategic planning and policy, mergers and acquisitions, investor relations, risk management, and other areas requested by the Board, as well as conducting the CEO’s annual performance review

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RISK OVERSIGHT
Management is responsible for assessing and managing the Company’s various exposures to risk, including through the adoption of risk management controls, policies, and procedures. The Board has delegated to the Audit Committee primary responsibility to review and assess areas of financial risk for the Company. The Audit Committee also reviews Management’s plans, and the steps Management has taken to monitor and control risk, including risk assessment, risk management policies, legal and regulatory compliance, information technology system controls, and policies related to data security.
The Board believes that cybersecurity is a critical component of our risk management program. Each quarter, members of Management who are responsible for the Company’s cybersecurity risk management practices present a cybersecurity report to the Audit Committee. The report addresses a range of issues including, but not limited to, the adequacy of personnel and resources, technological advances in cybersecurity protection, progress toward reducing cybersecurity risk exposure, rapidly evolving cybersecurity threats that may affect us and the industries in which we participate, and applicable cybersecurity laws, regulations, and standards. Our cybersecurity risk management practices are integrated into our overall risk management efforts.
Additionally, we conduct an annual risk assessment to identify, evaluate, and prioritize potential business risks. As a part of this assessment, we conduct a financial statement risk assessment and materiality analysis, including evaluating potential fraud schemes and scenarios that might affect us. Throughout the year, Management continuously monitors potential risks and updates the Audit Committee at each regular meeting.
COMPENSATION RISK ANALYSIS
The Board continuously monitors and manages executive compensation risk through the design of our executive compensation program. In particular, the Human Resources Committee structures our executive compensation program to mitigate the potential for excessive risk-taking by executive officers in managing our businesses. A few of the program features that serve this purpose include:
•	Balanced compensation components. The mix of NEO pay is not overly weighted toward either short- or long-term incentive compensation.
•
Long-term incentive compensation structure aligned with long-term strategy. The ultimate value of NEO long-term incentive awards depends upon the value of Viad common stock at the time of vesting, which encourages NEOs to consider the inherent risk of short-term decisions that may affect our future performance. As a result, these awards are intended to promote long-term, strategic decisions.

•
Stock ownership guidelines. Our stock ownership guidelines align our director and executive officer financial interests with those of our shareholders. With limited exceptions, our CEO and his direct reports are restricted from selling Viad common stock until they meet their stock ownership requirement.

•
Forfeiture for wrongful actions. Short- and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions for conduct that may be detrimental to the Company (see the CD&A subsection “Clawback Provisions for Detrimental Conduct”).

COMMITTEES AND DIRECTOR INDEPENDENCE
Our Board has three standing committees: Audit, Corporate Governance and Nominating, and Human Resources. The following table shows each Committee’s primary responsibilities, their current membership, and the number of meetings held in 2021. Based on information provided by each director concerning his or her background, employment, and affiliations, the Board has determined that all committee members (including nominees listed above) are independent under the NYSE listing standards, applicable SEC rules and regulations, and our Corporate Governance Guidelines.
Each committee may form and delegate authority to a subcommittee of one or more members of the committee.
10	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Committees / Members	Description of Committee Responsibilities
Audit Committee Meetings in 2021: 8 Virginia L. Henkels, Chair Richard H. Dozer Edward E. Mace Joshua E. Schechter
The Audit Committee oversees the Company’s accounting and financial reporting and disclosure processes, the adequacy of the systems of disclosure and internal control that Management has established, and the audit of the Company’s financial statements. The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm. The Audit Committee has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors.

Among other things, the Audit Committee oversees:

	•	insurance and operational risks, risks related to financial controls, and the Company’s overall risk management practices;
	•	our compliance with legal and regulatory requirements;
	•	the performance of our internal auditors and internal audit function; cyber risk and security, including the Company’s cyber insurance program;
•
compliance with the procedures the Audit Committee established for the receipt, retention, and treatment of complaints we receive regarding our accounting, internal accounting controls, or auditing matters; and

	•	our compliance and ethics program, which includes employee training on pertinent issues such as discrimination/harassment, information security, and safety.

The Board has determined that all Audit Committee members are “financially literate,” as defined by NYSE listing standards, and that Ms. Henkels, and Mr. Dozer qualify as “audit committee financial experts” within the meaning of SEC regulations.

Corporate Governance and Nominating Committee Meetings in 2021: 4 Joshua E. Schechter, Chair Denise M. Coll Virginia L. Henkels
Each year, the Corporate Governance and Nominating Committee proposes a slate of directors for election by the shareholders at the annual meeting, and, when appropriate, proposes candidates to fill Board vacancies.

Among other things, the Corporate Governance and Nominating Committee also:

	•	manages the annual evaluation of the Board’s performance;
	•	manages the biennial peer review evaluation;
	•	reviews, and from time to time proposes changes to, the Corporate Governance Guidelines;
	•	regularly reviews and recommends changes to the non-employee directors’ compensation and benefits; and
•
has the sole authority to retain or terminate any search firm retained to identify director candidates, or any compensation advisor retained to assist in reviewing and evaluating non-employee director compensation.

The Board has determined that all Corporate Governance and Nominating Committee members are independent within the meaning of the NYSE listing standards.
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Committees / Members	Description of Committee Responsibilities
Human Resources Committee Meetings in 2021: 7 Edward E. Mace, Chair Beverly K. Carmichael Brian P. Cassidy Denise M. Coll Richard H. Dozer
The Board appointed the Human Resources Committee to discharge the Board’s responsibilities related to our executives’ compensation and our employee benefit plans.

Among other things, the Human Resources Committee:

	•	oversees the development and implementation of the Company’s compensation philosophy and strategy as it pertains to executive officers and other employees;
	•	reviews and approves our CEO’s salary, equity, and incentive compensation;
	•	approves salaries, equity awards, incentive compensation, and supplemental benefits for our other executive officers;
	•	approves incentive compensation targets and awards under various compensation plans and programs;
	•	reviews succession plans for our CEO and other executive officers;
	•	has authority to obtain advice and assistance from internal or external legal, accounting, or other advisors; and
	•	has sole authority to approve grants of equity compensation to non-employee directors.
The Board has determined that all Human Resources Committee members are independent within the meaning of the NYSE listing standards, they are all “non-employee” directors under SEC rules.
BOARD MEETINGS AND ANNUAL MEETING OF SHAREHOLDERS
As specified in our Guidelines, we expect each director to attend the annual meeting of shareholders, all Board meetings, and all meetings of committees on which they serve. We understand, however, that occasionally a director may be unable to attend a meeting. During 2021, the Board held 4 regular meetings and 1 special meeting, and acted 5 times by unanimous written consent. During 2021, all directors attended more than 75% of the meetings of the Board and committees on which they served. All directors who were directors at the time attended the 2021 annual meeting of shareholders.
MEETINGS OF NON-MANAGEMENT DIRECTORS
During 2021, the independent, non-management directors of our Board met in executive session at every regular meeting of the Board and at various special meetings when necessary or appropriate. Mr. Dozer, the Chairman of the Board, presided over all executive sessions.
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BOARD COMPOSITION AND REFRESHMENT
VIAD BOARD REFRESHMENT
Highlights of our Board refreshment efforts include:
✔	Added Mses. Carmichael, Coll, and Henkels, and Messrs. Cassidy and LaValley as new independent directors since 2017
✔	Average director tenure: 5.3 years
✔	Broadened areas of expertise and diversity represented on Board
✔	Average age: 56 years
✔	Periodic rotation of committee chairs and members
The continuous exchange of new ideas is vital to our Board’s success. The Board and the Corporate Governance and Nominating Committee recognize that the interplay between diverse viewpoints, experience, and backgrounds more effectively promotes our shareholders’ long-term interests. The Board believes that shareholders are best served by both the outside perspectives offered by new directors as well as the valuable experience and familiarity provided by longer-serving directors.
DIRECTOR NOMINATIONS
As provided in its charter and the Bylaws, the Corporate Governance and Nominating Committee has established procedures to consider candidates for Board membership. The Corporate Governance and Nominating Committee has authority under its charter to employ a third-party search firm to conduct research, review candidate data, and otherwise assist the Corporate Governance and Nominating Committee in identifying candidates to serve as a director. A shareholder who wishes to nominate a candidate for the Board should notify the office of the Corporate Secretary in writing at the address listed in the notice of meeting attached to this Proxy Statement. Any such recommendation must include:
•	The name and address of the candidate;
•
A brief biographical description, including the candidate’s occupation for at least the last five years, and a statement of the candidate’s qualifications, taking into account the qualification requirements set forth below; and

•	The candidate’s signed consent to serve as a director, if elected, and to be named in the proxy statement.
As required by our Bylaws, and as described in the “Submission of Shareholder Proposals and Director Nominations” section of this Proxy Statement, the Corporate Governance and Nominating Committee reviews the qualifications of any person timely and properly nominated by a shareholder.
In evaluating potential director nominees, the Corporate Governance and Nominating Committee reviews the candidate’s qualifications in light of the needs of the Board and the Company, and considering the then-current mix of director attributes. Director nominees are assessed on their qualification as independent, and by considering the candidate’s diversity, skills, and experience. Director nominees also must have common qualities expected of all Viad directors, including high personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of our shareholders. The Corporate Governance and Nominating Committee also ensures that the members of the Board, as a group, maintain the requisite qualifications under the NYSE listing standards for members of the Audit, Human Resources, and Corporate Governance and Nominating Committees.
The Corporate Governance and Nominating Committee believes that newly elected directors offer fresh perspectives and ideas that are critical to a forward-thinking and strategic Board. Concurrently, the Corporate Governance and Nominating Committee recognizes that longer-serving directors facilitate effective decision-making through their experience and familiarity with our business. Accordingly, the Corporate Governance and Nominating Committee and the Board seek to maintain an appropriate balance of viewpoints, skills, professional experience, and backgrounds to effectively lead the Company and serve our shareholders’ long-term interests.
As discussed above, the Crestview Parties, as the holders of the Preferred Stock, voting as a separate class, are entitled to elect two Preferred Directors to the Board for so long as the Crestview Parties have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 67% of the Initial Share Ownership. After that, the Crestview Parties are entitled to elect one director and appoint one non-voting Board observer for so long as they have, in the aggregate, record and beneficial ownership of, on an as-converted basis, at least 33% of the Initial Share
Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	13

Ownership. If the Preferred Stock is converted into common stock, but the Crestview Parties maintain ownership above the specified thresholds, the Crestview Parties will have the right to nominate that number of directors for election at an annual meeting of shareholders by all holders entitled to vote in the election of directors.
COMMUNICATION WITH OUR BOARD
Interested parties may communicate directly with non-management directors, including the Chairman of the Board, in writing at the following address: Viad Corp, 7000 East 1st Avenue, Scottsdale, Arizona 85251-4304, Attention: Office of the Corporate Secretary. We promptly deliver all appropriate communications addressed to the Chairman or the non-management directors.
RELATED PERSON TRANSACTIONS
Our Board has adopted written policies and procedures for reviewing and approving related person transactions. Whenever practical, the Corporate Governance and Nominating Committee must preapprove a related person transaction, otherwise the Corporate Governance and Nominating Committee must promptly ratify it. If ratification is not forthcoming, Management, or the Board as applicable, must make reasonable efforts to cancel or annul the transaction. The Corporate Governance and Nominating Committee Chair may approve a related person transaction when it is not practicable or desirable to wait until the next Corporate Governance and Nominating Committee meeting for approval. In those instances, the Chair will report any approval at the next meeting. The Corporate Governance and Nominating Committee annually reviews any existing related person transactions with the General Counsel to ensure compliance with understandings and commitments made at the time they were approved.
There were no related person transactions during 2021.
HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the members of the Human Resources Committee are or have been a Viad officer or employee. We are not aware of any interlocking relationships between any member of our Board or the Human Resources Committee and any member of the board of directors or compensation committee of any other company during 2021 that would require disclosure under the applicable securities rules or regulations.
14	Viad Corp | BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

DIRECTOR COMPENSATION
Each non-employee director receives compensation for service on our Board and any of its committees. Directors who are also Viad officers or employees receive no special or additional remuneration for service on the Board nor do they serve on any Board committees. Mr. Moster is the only officer-director currently serving on our Board, and was the only officer-director serving on the Board during 2021. Our directors are subject to the stock ownership guidelines described in the “Stock Ownership Guidelines” subsection of the CD&A section of this Proxy Statement. The Corporate Governance and Nominating Committee regularly reviews the Company’s director compensation program to ensure that it remains competitive in order to retain and attract highly qualified candidates to serve on our Board.
This table shows the components of our non-employee directors’ annual compensation for their Board service during 2021.
COMPENSATION COMPONENTS (ANNUAL)	TOTAL ($)
Annual Retainer	65,000[1]
Audit Committee Chair Retainer	25,000[1]
Corporate Governance and Nominating Committee Chair Retainer	15,000[1]
Human Resources Committee Chair Retainer	20,000[1]
Independent Chairman Retainer	100,000[1]
Committee Member Retainers
• Audit	25,000[1]
• Human Resources	20,000[1]
• Corporate Governance & Nominating	15,000[1]
Per Meeting Fee for each Board meeting beyond 8 meetings	1,500
Annual Restricted Stock Grant	125,000[2]
[1]	All cash retainers are paid quarterly in arrears.
[2]	The annual restricted stock grant occurs each February and vests 100% one year from the date of grant. Upon termination, directors who meet certain criteria will receive full vesting of the award.
In February 2022, the Board determined to replace the restricted stock component of our director compensation program with RSUs having an aggregate grant date fair value of approximately $125,000, vesting 100% one year from the date of grant. The following table shows 2021 non-employee directors’ compensation:
Name[1]	Fees Earned or Paid in Cash ($)	Stock Awards[2] ($)	All Other Compensation[3] ($)	Total ($)
(a)	(b)	(c)	(g)	(h)
Mr. Benett[4]	57,500	124,992	45,000	227,492
Mr. Cassidy	85,000	124,992	—	209,992
Ms. Coll	100,000	124,992	—	224,992
Mr. Dozer	210,000	124,992	—	334,992
Ms. Henkels	130,000	124,992	—	254,992
Mr. Mace	130,000	124,992	—	254,992
Mr. Rabbitt[5]	80,000	124,992	—	204,992
Mr. Schechter	110,177	124,992	—	235,169
[1]	Ms. Carmichael and Mr. LaValley are not included in this table because they were elected and appointed, respectively, to the Board in 2022.
[2]
In 2021, in accordance with our director compensation policy, each of the non-employee directors received 2,790 shares of restricted stock with a grant date fair value of $44.80 per share, effective as of the grant date of February 23, 2021. If a non-employee director takes office after the February restricted stock grant, the new director’s restricted stock grant is pro-rated based on the date of election. At December 31, 2021, each of our non-employee directors (including Mr. Benett

Viad Corp | DIRECTOR COMPENSATION	15

who ceased serving as a director prior to that date) held 2,790 shares of restricted stock that had not yet vested. The grant date fair value of the restricted stock awards was determined in accordance with FASB ASC 718. See Note 3, “Share-Based Compensation,” to the consolidated financial statements included in our 2021 Annual Report on Form 10-K for the assumptions made in determining these values.
[3]	This column includes amounts paid to Mr. Benett after his resignation from the Board on August 25, 2021.
[4]
On August 25, 2021, Mr. Benett advised the Board of his resignation from the Board, effective immediately. He will serve as Director Emeritus until May 24, 2022, receiving full vesting of the restricted stock grants previously awarded to him upon the completion of the applicable vesting period for each of those grants, the remainder of his 2021 non-employee director annual retainer, an annual equity grant for 2022, and a pro rata portion of the 2022 non-employee director annual retainer.

[5]
On April 4, 2022, Mr. Rabbitt resigned from the Board. Mr. Rabbitt will retain the RSU grant previously made to him in February 2022. Mr. LaValley was appointed by Crestview to fill the vacancy and serve as a Preferred Director until the Annual Meeting, and Crestview intends to appoint Mr. LaValley as a Preferred Director at the upcoming Annual Meeting. Mr. LaValley waived the customary equity grant for directors for 2022, but will receive a pro-rated Board and Committee retainer.

16	Viad Corp | DIRECTOR COMPENSATION

STOCK OWNERSHIP INFORMATION
The following table shows the amount of Viad common stock beneficially owned at March 25, 2022, unless otherwise noted, by our 5% or greater shareholders and by our named executive officers, directors and executive officers and directors as a group. We have determined beneficial ownership in accordance with SEC rules, and the information is not necessarily indicative of beneficial ownership for any other purpose. To our knowledge, none of the common stock owned by these individuals is subject to any pledge. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown, other than property rights of spouses.
In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are exercisable as of March 25, 2022 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Additionally, in computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock underlying RSU awards that will vest and convert into common stock within 60 days after March 25, 2022 are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Viad Corp, 7000 East 1st Avenue, Scottsdale, Arizona 85251-4304.
Name	Number of Shares Beneficially Owned[1]	Percent of Shares Beneficially Owned[1]
5% Holders
Crestview Partners IV GP, L.P. and affiliated entities 590 Madison Avenue, 42nd Floor, New York, NY 10022	6,679,687[2]	24.5%
BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	3,239,421[3]	15.7%
Victory Capital Management Inc. 4900 Tiedeman Rd. 4th Floor, Brooklyn, OH 44144	2,351,227[4]	11.4%
Allspring Global Investments Holdings, LLC 525 Market St, 10th Fl, San Francisco, CA 94105	1,448,256[5]	7.0%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	1,294,105[6]	6.3%

Directors
Beverly K. Carmichael	—[9]	*
Brian P. Cassidy	—[7]	*
Denise M. Coll	7,557[9]	*
Richard H. Dozer	29,432[9]	*
Virginia L. Henkels	9,057[8,9]	*
Edward E. Mace	18,368[8,9]	*
Patrick T. LaValley	—	*
Joshua E. Schechter	38,662[9]	*
Named Executive Officers
Steven W. Moster	123,404[8,9]
Ellen M. Ingersoll	119,879[8,9]	*
David W. Barry	32,131[9]	*
Derek P. Linde	43,328[8,9]	*
Leslie S. Striedel	10,083[9]	*
All Executive Officers and Directors as a Group (14 persons total)	432,629	2.1%
*	Less than 1%.
[1]
Based on 20,579,269 shares of our common stock outstanding on March 25, 2022, unless otherwise noted, which includes 8,243 shares of unvested restricted stock held by the executive officers. Future vesting of restricted stock is generally subject to continued employment with the Company.

Viad Corp | STOCK OWNERSHIP INFORMATION	17

[2]
The 135,000 shares of Preferred Stock beneficially owned by the Crestview Parties are convertible, at the option of the Crestview Parties, into approximately 6,674,235 shares of common stock, based on the initial conversion price and initial liquidation preference of $1,000. As of March 25, 2022, Crestview Partners IV GP, L.P. (“Crestview GP”), as the general partner of the private investment funds that are members of the Crestview Parties, had shared voting and dispositive power over 6,674,235 shares issuable upon conversion of 135,000 shares of Preferred Stock, (ii) Crestview VC TE had shared voting and dispositive power over 215,214 shares issuable upon conversion of 4,353.14 shares of Preferred Stock, (iii) Crestview VC Holdings had shared voting and dispositive power over 6,264,356 shares issuable upon conversion of 126,709.36 shares of Preferred Stock and (iv) Crestview VC CI had shared voting and dispositive power over 194,665 shares issuable upon conversion of 3,937.5 shares of Preferred Stock. This amount also includes 5,452 shares granted to Brian P. Cassidy. Mr. Cassidy has assigned all rights, title and interest in such shares to Crestview Advisors, L.L.C.

[3]
The information is based on a filing by BlackRock, Inc. on January 27, 2022, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2021, it and its affiliated companies in the aggregate have sole voting power over 3,199,314 shares and sole dispositive power over 3,239,421 shares.

[4]
The information is based on a filing by Victory Capital Management Inc. on March 3, 2022, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of February 28, 2022, it has sole voting power over 2,327,227 shares and sole dispositive power over 2,351,227 shares.

[5]
The information is based on a filing by Allspring Global Investments Holdings, LLC on January 19, 2022, with the SEC, on Schedule 13G. The firm’s filing reported that, as of December 31, 2021, it has sole voting power over 1,382,374 shares and sole dispositive power over 1,448,256 shares.

[6]
The information is based on a filing by The Vanguard Group on February 10, 2022, with the SEC, on Schedule 13G/A. The firm’s filing reported that, as of December 31, 2021, it and its affiliated companies in the aggregate have shared voting power over 37,721 shares, sole dispositive power over 1,239,826 shares and shared dispositive power over 54,279 shares.

[7]	Per footnote 2, Mr. Cassidy has assigned all rights, title and interest in the shares of restricted stock granted to him to Crestview Advisors, L.L.C.
[8]
Includes, for Ms. Henkels, 9,057 shares of common stock owned by the Henkels Family Living Trust, for which Ms. Henkels has sole voting and investment power; for Mr. Mace, 18,368 shares of common stock owned by the Mace Revocable Trust, for which Mr. Mace has shared voting and investment power; for Mr. Moster, 666 shares of common stock owned by his spouse; and for Ms. Ingersoll, 100,550 shares of common stock owned by the Ellen M. Ingersoll Family Trust, for which Ms. Ingersoll has sole voting and investment power; for Mr. Linde, 3,242 shares of common stock owned by the Derek and Laura Linde Family Trust, for which Mr. Linde has shared voting and investment power.

[9]
Does not include the following unvested RSUs: 3,681 for Ms. Carmichael, Ms. Coll, Mr. Dozer, Ms. Henkels, Mr. Mace, Mr. Schechter; 42,526 for Mr. Moster; 10,944 for Ms. Ingersoll; 51,813, for Mr. Barry; 8.644 for Mr. Linde; and 8,606 for Ms. Striedel.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our executive officers, directors, and 10% or more beneficial owners of our common stock to report their ownership, and any changes in their ownership, to the SEC. Federal securities regulations require our executive officers, directors, and 10% or more beneficial owners to give us copies of all SEC reports. As a matter of practice, our administrative staff assists our executive officers and directors to prepare initial reports of ownership, report changes in ownership, and file their reports with the SEC.
We reviewed copies of reports filed pursuant to the Exchange Act and written representations from reporting persons. Based solely on that review, we believe that for the fiscal year ended December 31, 2021, with the exception of one Form 4 for Jeffrey A. Stelmach on August 6, 2021, all required reports under Section 16(a) were timely filed.
18	Viad Corp | STOCK OWNERSHIP INFORMATION

HUMAN RESOURCES COMMITTEE REPORT
The Human Resources Committee has reviewed and discussed with Management the Compensation Discussion and Analysis included in this Proxy Statement. Based on the review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 25, 2022.
HUMAN RESOURCES COMMITTEE
Edward E. Mace, Chair
Beverly K. Carmichael Brian P. Cassidy
Denise M. Coll
Richard H. Dozer
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COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains our NEOs’ 2021 compensation program, and how it is linked to our 2021 performance and strategic objectives. Our 2021 NEOs were:
Steven W. Moster	President and Chief Executive Officer; President of GES
Ellen M. Ingersoll	Chief Financial Officer
David W. Barry	President of Pursuit
Derek P. Linde	General Counsel and Corporate Secretary[1]
Leslie S. Striedel	Chief Accounting Officer
[1]	Effective March 1, 2022, Mr. Linde’s role was expanded to Chief Operating Officer, General Counsel & Corporate Secretary.
Specifically, this CD&A contains the following sections:
I.	Executive Summary: summarizes the principles of our compensation program, our 2021 results and the effect of that performance on our NEOs’ compensation.
II.	Pay for Performance Philosophy: describes our pay for performance philosophy and discusses our executive compensation framework.
III.	Decision-Making Process: explains how the Human Resources Committee makes decisions and what factors it considers in setting compensation for our NEOs.
IV.	Compensation Components: discusses each element of our compensation program and the objectives for each element.
V.	Other Aspects of Our Compensation Program: addresses other policies and processes related to our executive compensation program.
We encourage you to read this CD&A in conjunction with “Proposal 3: Advisory Approval of Named Executive Officer Compensation” and “Proposal 4: Approval of the Amended and Restated 2017 Viad Corp Omnibus Incentive Plan”. The tables following this CD&A provide additional compensation information for our NEOs.
EXECUTIVE SUMMARY
The Human Resources Committee designed our executive compensation program to align the interests of our executive officers with those of our shareholders, and it is guided by a “pay for performance” philosophy.
Our “pay for performance” philosophy is the foundation of the design and management of our executive compensation program. Our overarching objective is to attract, motivate, and retain executives who will deliver long-term shareholder value. We believe that our executive compensation program is an important component of our success, which provides strong links to both Company and individual performance.
We are a leading global provider of extraordinary experiences, including hospitality and leisure activities, experiential marketing, and live events. Our Pursuit business is a collection of inspiring and unforgettable travel experiences in Alaska, Nevada, and Montana in the United States, and in and around Banff, Jasper, and Vancouver in Canada, and in Reykjavik, Iceland, that includes attractions, lodges and hotels, and sightseeing tours that connect guests with iconic places. Our GES business is a global, full-service live events company offering a comprehensive range of services to the world’s leading brands and event organizers. For more information about our business, please refer to the “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our 2021 Form 10-K.
Beginning in March 2020, business conditions within the travel/hospitality and event marketing industries began to rapidly deteriorate due to the onset of the COVID-19 pandemic and we experienced significant and adverse impacts that were directly attributable to the pandemic, including a substantial revenue decline resulting from government ordered shutdowns, travel restrictions and limitations on in person gatherings. These challenging and uncertain market conditions continued during 2021, with the continuing spread of COVID-19 and new variants. These pandemic conditions drove a 61% revenue decline versus 2019, from $1.3 billion in 2019 to $507 million in 2021, including a 70% revenue decline at GES from 2019 to 2021. There was a corresponding impact on our executive compensation
20	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

program, as our executive team took voluntary salary reductions in 2020, 2020 short-term incentive achievement was rendered impossible, 2021 short-term incentive achievement was substantially impaired, and outstanding long-term incentive awards were significantly impaired due to the substantial reduction in our business activity driven by the pandemic and corresponding decrease in our stock price.
Despite these substantial challenges, we achieved significant accomplishments in 2021 that we believe will lead to future revenue and profit growth and return shareholder value. Specifically, in 2021, we:
•	Successfully navigated a difficult operating environment to achieve substantial profit recovery in our Pursuit business, with EBITDA increasing year-over-year;
•
Continued to invest in Refresh Build Buy opportunities across our Pursuit business, including opening the Sky Lagoon experience in Reykjavik, Iceland, acquiring a controlling interest the Golden Skybridge attraction to complement our Banff Jasper Collection, beginning development of the Forest Park Hotel in Jasper, and expanding our FlyOver attractions portfolio with the new FlyOver Las Vegas virtual flight ride experience;

•
Completed a number of transformative initiatives within GES that we expect will improve our profit margins and drive future growth, while simultaneously navigating the return of live event activity in the second half of 2021 with lean teams and staffing following approximately 15 months of minimal industry activity;

•	Refinanced our previous revolving credit facility to provide additional liquidity and flexibility to drive future growth opportunities;
•	Worked diligently to maximize revenue, EBITDA, and cash flows to maintain a strong liquidity position; and
•	Strengthened our employee engagement and retention efforts through various initiatives.
We believe that these activities position us to capture significant growth and generate value for our shareholders into the future.
Overview of Key Compensation Decisions
In consideration of the substantial business accomplishments achieved during these challenging and uncertain market conditions, our Human Resources Committee took the following NEO compensation actions that were designed to retain our executive talent and align our compensation programs to long-term shareholder value:
•	In 2021, NEO base salaries were returned to 2019 levels after voluntary salary reductions were taken by each NEO (ranging from 20% to 50%) during 2020
•	Approved Performance Restricted Stock Unit (PRSU) awards to incentivize and retain our CEO and CFO
•	Changed our LTI mix to issue Stock Options instead of Performance Unit Plan (PUP) awards
•	Incorporated Strategic Objectives into the annual Management Incentive Plan (MIP)
Each of these actions and other aspects of our executive compensation program are discussed in greater detail below in this “Compensation Discussion & Analysis” section.
The Human Resources Committee believes that our executive compensation program recognizes the ongoing effort and contributions made by our NEOs to lead the recovery of the enterprise in an uncertain and challenging environment, protect shareholder value during 2021, and drive long-term value creation in 2022 and beyond. As discussed in more detail herein, we believe our overall compensation program aligns executive pay with Company performance that will drive value creation on behalf of our shareholders to the maximum extent possible under our current circumstances. Accordingly, the Board recommends that shareholders approve, in an advisory vote, our NEOs’ compensation as set forth in this CD&A.
PRSU Awards to Mr. Moster and Ms. Ingersoll
Historically, the long-term incentive aspect of our executive compensation program included Performance Unit Plan (PUP) awards that paid in either cash or shares based on the achievement of multi-year EBITDA, ROIC and relative TSR goals. These PUP awards were designed to directly align Company performance with the compensation of our NEOs. Specifically, Mr. Moster (our CEO) received 100% of his historic long-term incentives in the form of PUP awards, and Ms. Ingersoll (our CFO) received a substantial portion of her historic long-term incentives in the form of PUP awards.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	21

During 2020, it was readily apparent to our Board and management team that the severe adverse impacts of the pandemic on our business were enough to (i) render the EBITDA and ROIC components of the PUP awards for 2019 – 2021 and 2020 – 2022 essentially impossible to achieve, and (ii) substantially impair the potential achievement under the TSR component of those awards. As a result of these factors, coming into 2021, we had minimal long-term incentive value attributable to Mr. Moster and Ms. Ingersoll, which created significant risk for the Company. Our Board views our ability to retain and appropriately incentivize Mr. Moster and Ms. Ingersoll as critical to our continued success.
Among other considerations, the Human Resources Committee considered the following key principles as it evaluated alternatives with respect to our incentive compensation programs:
•
Drive Stockholder Value. Our commitment to long-term stockholder value creation necessitates critical actions by our senior management team to preserve and stabilize our business. These PRSU awards directly align pay-performance outcomes by incentivizing the achievement of rigorous stock price objectives.

•
Support Talent Needs. Our long-term success is largely dependent upon our ability to attract, retain and motivate a highly qualified team that is focused on our customers and other stakeholders. Long-term incentive compensation is a core element of our executive compensation program, designed to motivate and retain our senior management team in order to achieve those goals.

In light of the foregoing considerations, on February 16, 2021, the Human Resources Committee approved a one-time grant of 80,357 and 21,428 performance-based restricted stock units (PRSUs) to each of Mr. Moster and Ms. Ingersoll, respectively (the “PRSU Awards”), which were designed to incentivize stock price growth, align long-term compensation with shareholders, and the retention of Mr. Moster and Ms. Ingersoll. At the time the PRSU Awards were issued, the Human Resources Committee believed that the performance goals applicable to the PRSU Awards were substantially uncertain to be met due in part to the ongoing effects of the pandemic on our business.
•
The PRSU Awards become earned based on the achievement of stock price goals (measured as an average closing price over 20 days), as set forth in the following table, at any time between the grant date and December 31, 2024, which we refer to as the performance period:

Price Per Share Goal	Number of Earned PRSUs	Premium (%) Above Grant Date Stock Price of $36.89
$46.11	50%	25%
$56.00	50%	52%
•	Any PRSUs that are earned based on performance will vest on December 31, 2024, subject to the continued employment of Mr. Moster or Ms. Ingersoll, as applicable.
•
The first tranche of PRSU Awards was earned based on performance on June 17, 2021, when the 20-day average closing price of Company shares exceeded $46.11. The second share goal price of $56.00 has yet to be reached.

•
In addition, Mr. Moster and Ms. Ingersoll are no longer participants in the Company’s Executive Severance Plan (Tier I) (the “grandfathered plan”) and are now participants in the Company’s Executive Severance Plan (Tier I - 2013), together with the remaining NEOs.

LTI Award Program adjusted to use Stock Options instead of Performance Unit Plan (PUP) Awards
In considering the long-term incentive aspect of our executive compensation program for 2021, our Human Resources Committee determined that it would be highly impractical and inadvisable to establish multi-year financial targets for new PUP awards due to the volatile market environment in which we were operating. Under the circumstances, the Committee determined that it should use stock options in order to align the executive leadership team with long-term shareholder value creation to the maximum extent possible. As a result, stock options were awarded to Messrs. Moster and Linde and Ms. Ingersoll. These options, granted on February 23, 2021, have an exercise price of $44.80 and vest in three annual increments, subject to continued employment through the applicable vesting date.
We believe that the use of stock options aligns executive compensation with shareholder returns because the underlying options will only have value in the event the Company’s stock price increases above the exercise price. As
22	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

conditions within our industries stabilize and recover, we will continue to consider the use of long-term financial or other similar targets for the long-term aspect of our executive compensation program in order to maximize the alignment between executive compensation with shareholder value.
Inclusion of Strategic Objectives into annual Management Incentive Plan (MIP)
As part of its customary annual process, our Human Resources Committee approves short-term (annual) financial targets that are incorporated into our Management Incentive Plan (MIP) and designed to increase shareholder value. Historically, 100% of the annual payout under our MIP was based on the achievement of these financial targets. In the challenging environment we were experiencing at the outset of 2021, our Human Resources Committee and management team recognized that our revenue projections (and business activity levels) were highly uncertain and would largely be determined by forces outside of our control (e.g., COVID infection rates, border closures, travel restrictions, capacity limitations, etc.). As a result, the Committee believed it was advisable to allocate a portion of MIP achievement to the execution of strategic actions during 2021 that support the Company’s long-term strategy to create shareholder value. Under the 2021 MIP, financial targets account for 75% of potential achievement versus 25% for strategic objectives for NEOs other than Ms. Striedel, and 50% financial versus 50% strategic for Ms. Striedel. The specific financial targets and strategic objectives are discussed in more detail below under “Short-Term (Annual) Incentives”.
Special Incentive Actions for Mr. Barry
The Human Resources Committee approved two long-term incentive awards for Mr. Barry in 2020, as described below. Because these awards were in consideration of the 2021 performance period, Mr. Barry did not receive any additional long-term incentive compensation awards in 2021.
•
RSUs. In August 2020, Mr. Barry received a one-time grant of 77,720 restricted stock units. These RSUs will vest into shares of the Company’s common stock in three equal installments on each of December 31, 2021, 2022 and 2023, subject to Mr. Barry’s continued employment with the Company through such vesting dates.

•
Performance Options. In August 2020, Mr. Barry also received an option to purchase 150,000 shares of the Company’s common stock at an exercise price of $19.30 per share, subject to vesting based upon the achievement of certain Pursuit-related EBITDA and ROIC performance milestones during the three-year period from 2021 – 2023. This option was comprised of two components: the EBITDA Option (60% of the award) and the ROIC Option (40% of the award). The EBITDA Option was comprised of three equal tranches of 30,000 Shares, each of which was eligible to vest and become exercisable based on the achievement of pre-established Pursuit-related EBITDA growth goals during each of calendar years 2021, 2022 and 2023, subject to Mr. Barry’s continued employment with the Company through the last day of each performance period. The ROIC Option was eligible to vest and become exercisable in full on December 31, 2023, if the Company achieved a pre-established return on invested capital goal with respect to Pursuit during the three-year performance period from January 1, 2021, to December 31, 2023, subject to Mr. Barry’s continued employment through such date.

However, as a result of the ongoing effects of the pandemic, including delayed border openings, travel and attraction visitation restrictions, and delays in the opening of various Pursuit attractions, the 2021 EBITDA Option tranche did not vest. In addition, the dynamic nature of the pandemic recovery has rendered the all-or-nothing structure of these Performance Options insufficiently flexible to provide meaningful retention or incentive value.
•
Special PRSUs. Recognizing the importance of Pursuit and Mr. Barry to the Company’s long-term growth strategy and enhancement of shareholder value, the Human Resources Committee discussed at its February 2022 meeting, and approved at its March 2022 special meeting, the termination of the performance option described above, and subsequently issued 65,000 PRSUs (at target) to Mr. Barry. These new PRSUs will vest in two equal tranches based on Pursuit’s achievement of specific EBITDA targets in 2022 and 2023, and subject to Mr. Barry’s ongoing employment with the Company through December 31, 2023. Up to 150% of the target PRSUs awarded may be earned, on a scaled basis, based on Pursuit’s EBITDA performance. The Company and the Human Resources Committee believe this award drives continued growth at Pursuit, which in turn creates increased value for the Company’s shareholders.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	23

2021 Incentive Outcomes
As more fully described in this CD&A, the partial achievement of Pursuit’s financial objectives and execution of our strategic objectives resulted in a partial (below-target) payout of our incentives under the 2021 MIP. In addition, the TSR component of the 2019 – 2021 PUP achieved at the bottom end of the eligibility range, resulting in a limited long-term incentive payout for each of the NEOs. The Human Resources Committee took no action to adjust any of the results, and believes that these outcomes appropriately reflect the Company’s pay for performance philosophy, which focuses on compensating executives based on actual Company performance and aligning Management’s interest with those of our shareholders.
PAY FOR PERFORMANCE PHILOSOPHY
We actively pursue a pay for performance philosophy. We designed our incentive goals to drive financial performance and to enhance shareholder value, aligning the financial interests of our NEOs, other executive officers, and key management employees with our shareholders’ financial interests. Consistent with our philosophy, we designed our executive compensation program to accomplish the following core objectives:
•
Encourage Shareholder Value Creation. We designed our executive compensation program to motivate executives and key management employees to achieve our short- and long-term operating and financial goals, with the ultimate objective of enhancing shareholder value.

•
Attract, Motivate, and Retain Top Executives. We believe that it is critical to our success to attract, motivate, and retain talented management employees. A strong and stable management team is better positioned to provide effective leadership and to deliver results consistent with shareholders’ interests.

•
Promote Accountability and Strategic Decision-Making. Our executive compensation program encourages our NEOs, other executive officers, and key management employees to consider the risks associated with decisions that may affect our business performance. Our compensation program is designed to ensure that these constituent groups participate in the risks and rewards associated with our financial performance and ownership of Viad common stock.

•
Promote Balanced Risk-Taking and Ethical Behavior. Integrity is a core value we reinforce through our executive compensation program. It includes clawback provisions for short- and long-term incentive awards that are triggered if a NEO or other executive officer engages in conduct detrimental to our interests or contrary to our ethical standards. We believe that these measures promote balanced risk-taking and ethical behavior, which ultimately protects shareholder value.

We are confident that our overall NEO compensation program is consistent with our pay for performance philosophy described above. Specifically, we believe that the incentive objectives set by our Human Resources Committee encourage shareholder value creation through directly incentivizing EBITDA growth at Pursuit and stock price appreciation across Viad. We also believe these actions will enable us to motivate and retain a strong and stable management team of talented leaders who are incentivized to deliver results consistent with shareholders’ interests in 2022 and beyond.
2021 ADVISORY VOTE ON EXECUTIVE COMPENSATION
The Human Resources Committee reviewed the results of the 2021 shareholder advisory vote on NEO compensation and incorporated the results as one of the many factors considered in connection with the discharge of its responsibilities. Because a substantial majority (approximately 97%) of shareholders voting at the 2021 annual meeting of shareholders approved the compensation program described in our 2021 Proxy Statement, the Human Resources Committee did not implement changes to our executive compensation program as a direct result of the shareholder advisory vote.
DECISION-MAKING PROCESS
The Human Resources Committee annually reviews and approves our executive compensation program and compensation for our NEOs and other executive officers. Our CEO makes a recommendation to the Human Resources Committee regarding the compensation of executive officers; however, the Human Resources Committee may adjust:
24	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

•	Annual base salary levels;
•	Short-term (annual) incentive opportunities, performance goals, the achievement of performance targets, and payment of incentive awards;
•	Long-term incentive awards, performance goals, the achievement of performance targets, and any payment of long-term incentive awards; and
•	Any special or supplemental compensation or benefits.
The Human Resources Committee approves, and the other independent members of the Board ratify, all elements of our CEO’s compensation.
Base salary adjustments, if any, are effective January 1 for our CEO, and April 1 of each year for other NEOs.
In March 2021, the Human Resources Committee approved performance goals and targets for the 2021 Management Incentive Plan (“MIP”), and at its regular quarterly February 2021 meeting, the Human Resources Committee approved long-term Restricted Stock Unit (“RSU”) awards to executive officers (as discussed in the CD&A subsection “Long-Term Incentives”).
The Human Resources Committee also took several actions in response to the ongoing impacts of the COVID-19 pandemic, which are designed to encourage EBITDA growth at Pursuit and stock price appreciation across Viad, and to motivate and retain a strong and stable management team. Please see the “Executive Summary” section above for more details regarding these actions.
In the case of the special action taken for Mr. Barry, our CEO made a recommendation to the Human Resources Committee regarding the proposed actions, which was reviewed by the Committee and its independent compensation advisor. In the case of the special actions taken for Mr. Moster and Ms. Ingersoll, Mr. Mace, the Chairman of our Human Resources Committee, worked directly with the Committee’s independent compensation advisor and outside executive compensation counsel to lead the review, and made the recommendation to the Human Resources Committee.
INDEPENDENT COMPENSATION ADVISOR
The Human Resources Committee has sole authority to retain or terminate an independent compensation advisor and to approve the advisor’s fees. For 2021, the Human Resources Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”), a national independent consulting firm, to serve as its independent compensation advisor. During 2021, FW Cook regularly attended Human Resources Committee meetings and advised on matters, including our executive compensation program design and relative pay for performance, in particular focusing on challenges posed by the ongoing pandemic. FW Cook also provided market data, analysis, and advice regarding our NEOs’ and other executive officers’ compensation. In addition to advising the Human Resources Committee on executive pay, FW Cook advised the Corporate Governance and Nominating Committee concerning compensation of the independent members of our Board. The Human Resources Committee reviewed FW Cook’s independence under SEC and NYSE rules, and determined that there was no conflict of interest.
COMPETITIVE ANALYSIS AND RESOURCES
In determining 2021 executive pay, FW Cook reviewed with, and provided competitive pay data to, the Human Resources Committee. Pay data included base salary, short-term incentives, long-term incentives, and total compensation values from public filings made by our comparator group companies (as discussed in “Compensation Comparator Group” below) and from published compensation surveys. The Human Resources Committee approved the annual base salary, target short-term incentive, and target long-term incentive values for each NEO after considering the competitive data and other factors, including an assessment of individual performance, experience, and each NEO’s special expertise.
Based on the information that the Human Resources Committee reviewed, and in consultation with FW Cook, our compensation program delivered total compensation amounts to our NEOs that are aligned with our stated pay for performance philosophy.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	25

COMPENSATION COMPARATOR GROUP
Due to our unique and diverse mix of businesses, we cannot identify a singular peer group that accurately reflects the nature of our core businesses. The Human Resources Committee has the discretion to change the comparator group from time to time to help ensure that it provides a reasonable point of comparison for our executive officer compensation program. Such changes may reflect changes in our business, or changes at comparator group companies. After consultation with FW Cook, the comparator group referenced by the Human Resources Committee in making decisions related to executive officer compensation for 2021 included 14 companies whose businesses are comparable with some portion of ours, as further discussed below:
2021 Comparator Group
Company Name	Ticker Symbol	Company Name	Ticker Symbol
Caesar’s Entertainment, Inc.	CZR	Red Rock Resorts, Inc.	RRR
Cedar Fair, L.P.	FUN	Ryman Hospitality Properties, Inc.	RHP
Deluxe Corp.	DLX	SeaWorld Entertainment, Inc.	SEAS
Emerald Expositions Events, Inc.	EEX	SP Plus Corp.	SP
Healthcare Services Group, Inc.	HCSG	Sykes Enterprises, Inc.	SYKE
InnerWorkings, Inc.	None	Vail Resorts, Inc.	MTN
Matthews International Corp.	MATW	VSE Corp.	VSEC

The comparator group was selected based on the following criteria:
•
Business Relevance. The comparator group includes leisure and hospitality services companies and business-to-business services companies (including, among others, diversified support services, offices services, and commercial printing services), thus representing both elements of our business operations.

•
Revenue Comparability. Companies generally generated pre-COVID annual revenue levels between approximately one-half and two times our own pre-COVID annual revenue levels. We believe the current comparator group remains relevant in gauging our compensation actions despite the significant pandemic-related impact on our revenue in 2020 and 2021, which we believe to be temporary in nature.

For 2022, we anticipate removing InnerWorkings, Inc. (as it was acquired in October 2020), Red Rock Resorts, Inc., and Caesar’s Entertainment, Inc. (both as their relative size and operations are less relevant), from this group. Also, while Sykes Enterprises, Inc. was acquired in September 2021, it was used in our 2021 comparator group.
OUR SHAREHOLDER OUTREACH PROGRAM
We consider our shareholders’ perspectives on all aspects of our business, including executive compensation. Management and our Board have used the shareholder outreach program, which includes direct conversation with investors and attendance at investor conferences, to gather shareholder input on a range of topics related to executive compensation and governance matters, including the alignment between pay and performance and our long-standing philosophy to base a significant portion of executive compensation on sustained, long-term performance and shareholder value creation, and consider any such input in our compensation plans. We ensure that at least one director is available for consultation and direct communication with shareholders, as appropriate.
26	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION COMPONENTS
Our 2021 executive compensation program included the following components and objectives:
Component	Type	Objectives
Base Salary	Fixed	•	Attract and retain executives
		•	Provide a competitive base salary for level of responsibility
Short-Term (Annual) Incentives	Variable	•	Align executive pay with our annual operating results and strategic execution
		•	Promote accountability for decision-making
Long-Term Incentives	Variable	•	Align management and shareholder goals by linking management compensation to share price over an extended period
		•	Encourage a longer-term view of our performance
		•	Reward achievement of long-term company performance goals
		•	Retain key executives
Perquisites and Other Personal Benefits	Fixed	•	Promote personal health and well-being of our executive officers
Retirement Income and Savings Plans	Fixed	•	Attract and retain executives
Post-Termination	Fixed	•	Provide competitive capital accumulation plans
Compensation and Benefits		•	Attract and retain executives
		•	Promote equitable separations between Viad and our executives
TARGET PAY MIX
Our executive compensation program comprises a mix of fixed and variable pay components. The table below summarizes the targeted mix of short- and long-term compensation components for our CEO and other NEOs in 2021:
Components of 2021 Compensation As a Percentage (%) of Targeted Total Direct Compensation
Name	Base Salary (%)	Targeted Short-Term (Annual) Incentives (%)	Targeted Long- Term Incentives[1] (%)
Steven W. Moster	17%	18%	65%
Ellen M. Ingersoll	29%	17%	54%
David W. Barry	65%	35%	0%[2]
Derek P. Linde	30%	16%	54%
Leslie S. Striedel	52%	19%	29%
[1]
The percentage calculation for this column is based on the estimated grant date fair value for long-term incentives as of the award date, and excludes special awards of RSUs and stock options for the NEOs.

[2]	Mr. Barry’s LTI for 2021 was included in special incentive action taken in August 2020, as discussed above.
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Each component of our 2021 compensation program for NEOs is discussed below.
BASE SALARY
Base salaries represent a fixed portion of the executive compensation package. Our Human Resources Committee reviews executive base salaries annually and considers, among other factors, the executive’s base salary relative to executives in comparable roles with companies in our comparator group and other companies of comparable revenue. We describe this more fully in the CD&A subsection “Competitive Analysis and Resources”.
In February 2020, our Human Resources Committee approved certain base salary increases for our NEOs. However, in March 2020, we froze all salary increases and announced that our NEOs voluntarily reduced their base salaries due to the effect of the COVID-19 pandemic on our business. These salary reductions remained in effect through December 31, 2020, after which salaries returned to 2019 levels. In August 2020, the Human Resources Committee approved, among other actions, an increase in Mr. Barry’s salary to $600,000 effective January 1, 2021. Mr. Barry voluntarily elected to waive this base salary increase through December 31, 2021, in support of the Company’s decision to begin reinstating salaries during 2021 at 2019 salary levels. The resulting base salaries for our NEOs are set forth in the table below:
Name	FY 2019 Salary	FY 2020 Approved Pre-Pandemic Salary	FY 2020 Voluntarily Reduced Salary[1]	FY 2021 Salary
Steven W. Moster	$927,000	$954,800	$557,788	$927,000
Ellen M. Ingersoll	$448,795	$466,000	$349,836	$452,000
David W. Barry	$447,644	$472,000	$285,466	$472,000
Derek P. Linde	$358,288	$372,000	$306,603	$361,000
Leslie S. Striedel	$277,888	$309,000	$254,795	$313,288
[1]	These amounts represent the actual 2020 salaries paid to our NEOs including the voluntary reductions described above.
SHORT-TERM (ANNUAL) INCENTIVES
Our Management Incentive Plan (“MIP”) is an annual, cash-based incentive program. The Human Resources Committee approves the performance measures, as well as Threshold, Target, and Maximum financial performance levels, for each measure, during the first quarter of each year. The financial performance targets are established considering both the prior fiscal year’s operating results and current fiscal year projections. The Threshold financial performance level is the minimum financial performance level required for any MIP payout on the financial component, while the Maximum represents the financial performance level at which the maximum financial incentive payout may be achieved.
The Human Resources Committee selected EBITDA (as defined below) and strategic objectives as the performance measures for the 2021 MIP. EBITDA was chosen because it is a highly visible and important measure of the Company’s financial performance that is relied upon by investors. The Human Resources Committee also determined to add strategic objectives as a component in 2021 to ensure that our NEOs continued to pursue important objectives in furtherance of Company growth while stabilizing the Company through ongoing pandemic uncertainty. In addition, this same uncertainty made the setting of financial targets difficult, and the impact of new developments such as the Delta and Omicron variants was impossible to predict. Utilizing strategic objectives balanced the importance of incentivizing our executives, while also aligning their actions against the ongoing growth of the Company. The strategic objectives were established considering the strategic actions and critical operating initiatives that drive the Company’s strategy to create long-term shareholder value. The Human Resources Committee receives periodic reports on these objectives from the management team in order to assess achievement against both the financial and strategic objectives. Following the conclusion of the fiscal year, the Human Resources Committee reviews the Company’s performance under each measure against the pre-established targets. Based on this review and a qualitative assessment of the Company’s performance, the Human Resources Committee may approve payouts as calculated under the MIP or, considering various factors it deems appropriate, reduce the calculated payout, which may include determining that no payout is warranted under the plan.
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The performance measures and relative weightings for the 2021 Management Incentive Plan were:
2021 MIP
Participant	Performance Measure	Weighting
Steven W. Moster	Viad EBITDA	37.5%
	GES EBITDA & EBITDA %	37.5%
	Viad Strategic Objectives	25.0%
Ellen M. Ingersoll	Viad EBITDA	75.0%
	Viad Strategic Objectives	25.0%
David W. Barry	Pursuit EBITDA	75.0%
	Viad Strategic Objectives	25.0%
Derek P. Linde	Viad EBITDA	75.0%
	Viad Strategic Objectives	25.0%
Leslie S. Striedel	Viad EBITDA	50.0%
	Viad Strategic Objectives	50.0%
The 2021 incentive design had a funding floor, such that no payout for the strategic objective goals could be earned unless minimum “break-even” EBITDA levels were achieved. For 2021, achievement of the financial objectives at Threshold earned a payout at 50% of the applicable performance goal’s weight. Achievement at Target for financial objectives earned a payout at 100% for that component, and achievement of the financial objectives at Maximum earned a payout at 200% (the maximum achievement level or “cap”) for that component. For each financial performance goal, the payout percentage was interpolated on a linear basis for performance between Threshold and Target, or between Target and Maximum, as shown below:
		Targeted Financial Achievement Levels[1]
	Financial Goal[2]	Threshold	Target	Maximum	Actual Results
Viad (Consolidated)	EBITDA	$32.0	$73.1	$89.5	$6.3
Pursuit	EBITDA	$28.8	$57.6	$69.1	$43.3
GES	EBITDA	$12.3	$24.6	$29.5	($28.2)
GES	EBITDA %	2.5%	5.0%	6.0%	(9.4%)
[1]
All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, we converted the financial results to U.S. dollars at the same fixed exchange rates used when establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances. The exchange rates used were as follows: Canadian dollar (0.79 to 1), British pound (1.35 to 1), Euro (1.23 to 1), and Icelandic Krona (0.0078 to 1).

[2]
EBITDA is a non-GAAP financial measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries, and income/loss attributable to non-controlling and redeemable non-controlling interests. The EBITDA performance goal excludes specific items that are identified at the beginning of the plan cycle, certain items that are of a non-operating nature, and other items for which Management does not want to create an incentive. These items include acquisition transaction-related and integration expenses, the results of any acquisitions that were not contemplated in the plan, and certain other specified items.

As noted above, 2021 strategic objectives for MIP were established and approved by the Human Resources Committee for Viad, GES, and Pursuit. The strategic objectives component of the 2021 MIP could be earned at up to 100% of that component’s weight. The Viad strategic objectives for our NEOs were as follows:
Viad 2021 Strategic Objectives for MIP
Fund Pursuit growth while maintaining liquidity minimums
Develop new 2021-2024 long-range strategic plan
Build management talent, focusing on growth of specific GES business
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The formula for calculating an award under our MIP incentive program is:

For 2021, annual incentives were paid to our CEO and other NEOs under the MIP. As described herein, in addition to certain financial objectives, the Human Resources Committee approved various strategic objectives for our 2021 MIP plan. These objectives were set as the pandemic continued to have unpredictable impacts on our businesses, and a resulting lack of visibility into business performance led the Human Resources Committee to utilize strategic objectives in setting MIP targets. Financial targets for GES and Viad were not achieved, due mostly to the impacts of the Delta and Omicron variants, but the strategic objectives were deemed achieved at target by the Human Resources Committee at its February 2022 meeting. The achievement categories were also business-specific, as applicable, for certain NEOs, as set forth below:
Name	Performance Measure	Factor %	Actual %
Steven W. Moster	Viad Strategic	25.0	25.0
	Viad Financial	37.5	—
	GES Financial	37.5	—
Ellen M. Ingersoll	Viad Strategic	25.0	25.0
	Viad Financial	75.0	—
David W. Barry	Viad Strategic	25.0	25.0
	Pursuit Financial	75.0	56.4
Derek P. Linde	Viad Strategic	25.0	25.0
	Viad Financial	75.0	—
Leslie S. Striedel	Viad Strategic	50.0	50.0
	Viad Financial	50.0	—
Incentive target opportunities for our NEOs in 2021 (expressed as a percentage of base salary) and actual payouts were as follows:
Name	Target (%)	Weighted Achievement (%)	Actual ($)
Steven W. Moster	100.0	25.0	231,750
Ellen M. Ingersoll	60.0	25.0	67,800
David W. Barry	55.0	81.4	268,620
Derek P. Linde	55.0	25.0	49,638
Leslie S. Striedel	35.0	50.0	54,856
LONG-TERM INCENTIVES
Historically, we used performance units (PUP) and restricted stock as the primary components of our long-term incentive program for NEOs and other executive officers, other than our CEO whose long-term incentive compensation consisted entirely in the form of performance units. Our PUP awards included EBITDA, ROIC and relative TSR goals over a 3-year period. For 2021, our Human Resources Committee determined that it would be highly impractical and inadvisable to establish multi-year financial targets for new PUP awards due to the volatile market environment in which we were operating. Under the circumstances, the Committee determined that it should use stock options instead of PUP awards in order to align the executive leadership team with long-term shareholder value creation to the maximum extent possible. As a result, in 2021, stock options and RSUs were awarded to our NEOs, as follows:
30	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

2021 LTI Grant Type[1]		Brief Description	Long-Term Incentive Mix
Stock Options	•	3-year ratable vesting schedule	CEO: 70% CFO, General Counsel: 70%
	•	Exercise price of $44.80
	•	Expires in 7 years from grant date
	•	Subject to clawback provisions
Restricted Stock Units	•	3-year ratable vesting schedule	CEO: 30% CFO, General Counsel: 30% CAO: 100%
	•	Subject to clawback provisions
[1]
The special awards granted to Mr. Barry in August 2020 were provided in consideration of the 2021 performance period. As a result, no separate long-term incentive compensation was granted to Mr. Barry in February 2021. These awards are discussed above under the heading “Executive Summary—Special Incentive Actions for Mr. Barry,” as well as in our 2020 Proxy Statement.

The Human Resources Committee engaged heavily with FW Cook, its independent compensation advisor, for advice on compensation trends for similarly-impacted companies and to ensure alignment with shareholder interests to the maximum extent possible. The mix of stock options and RSUs places a heavy emphasis on Viad’s financial performance and provides an incentive for executives to enhance shareholder value over a multi-year period, as the ultimate value of each award will depend upon the value of Viad common stock at the time of vesting or exercise. As conditions within our industries stabilize and recover, we will continue to consider the use of long-term financial or other similar targets for the long-term aspect of our executive compensation program in order to maximize the alignment between executive compensation with shareholder value.
NON-QUALIFIED STOCK OPTIONS
As discussed above, in lieu of our customary PUP awards, the Company utilized non-qualified stock options (NQSOs) for NEO compensation. The NQSOs are intended not only as an effective retention tool, but as a direct performance-based incentive to responsibly take actions to increase the Company’s share price. The NQSOs ratably vest over a 3-year period, subject to continued employment with the Company. The NQSO exercise price of $44.80 is based on the closing price of the Company’s stock as of the grant date of the NQSO, and the NQSOs expire on the 7-year anniversary of the grant date. NQSOs were granted as follows in 2021:
Name	Stock Option Grant (#)
Steven W. Moster	89,832
Ellen M. Ingersoll	25,568
Derek P. Linde	22,458

We believe that the use of stock options aligns executive compensation with shareholder returns because the underlying options will only have value in the event the Company’s stock price increases above the exercise price. As conditions within our industries stabilize and recover, we will continue to consider the use of long-term financial or other similar targets for the long-term aspect of our executive compensation program in order to maximize the alignment between executive compensation with shareholder value.
TIME-VESTED RESTRICTED STOCK UNITS
Awards of RSUs are intended as an effective retention tool and vest in equal annual instalments over the applicable three-year vesting period, subject to continued employment with the Company. Recipients of RSUs may not vote the underlying shares and are not entitled to receive dividends, if declared, during the restricted period. Traditionally, we made long-term incentive awards in the form of Restricted Shares. As a result of the impact of the pandemic, and to align with our suspension of dividends on our common stock to enhance our liquidity position, we began utilizing RSUs instead of restricted stock awards.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	31

We granted RSUs to the following NEOs in 2021, as follows:
Name	RSUs Grant (#)
Steven W. Moster	17,411
Ellen M. Ingersoll	4,955
Derek P. Linde	4,353
Leslie S. Striedel	2,902
PERFORMANCE RESTRICTED STOCK UNITS
As discussed previously, the adverse impacts of the pandemic on our business significantly impaired the incentive and retention value of our outstanding PUP awards, including (i) rendering the EBITDA and ROIC components of the PUP awards for 2019 – 2021 and 2020 – 2022 essentially impossible to achieve, and (ii) substantially impairing the possibility of meaningful achievement under the TSR component of those awards. As a result of these factors and the reduction in value of previously issued restricted stock awards, we did not have any meaningful long-term incentive or retention awards covering our CEO, Mr. Moster, or our CFO, Ms. Ingersoll, at the outset of 2021.
In order to incentivize long-term value creation as we recover from the pandemic, the Committee approved in February 2021 a one-time grant of 80,357 and 21,428 PRSUs to each of Mr. Moster and Ms. Ingersoll, respectively. The PRSU Awards become earned based on the achievement of stock price goals (measured as an average closing price over 20 days), as set forth in the following table, at any time between the grant date and December 31, 2024, which we refer to as the performance period:
Price Per Share Goal	Number of Earned PRSUs	Premium (%) Above Grant Date Stock Price of $36.89
$46.11	50%	25%
$56.00	50%	52%
The first tranche of PRSU Awards became earned on June 17, 2021, when the 20-day average closing price of Company shares exceeded $46.11. The second share goal price of $56.00 has yet to be reached. Any PRSUs that become earned PRSUs will vest on December 31, 2024, subject to the continued employment of Mr. Moster or Ms. Ingersoll, as applicable.
In addition, Mr. Moster and Ms. Ingersoll are no longer participants in the Company’s Executive Severance Plan (Tier I) (the “grandfathered plan”) and are now participants in the Company’s Executive Severance Plan (Tier I - 2013), together with the remaining NEOs.
PERFORMANCE UNIT PLAN (PUP)
We designed the PUP to focus participants on the long-term interests of our shareholders by tying the value of the awards to our performance over a three-year period. However, as discussed above in the Executive Summary under the heading, “LTI Award Program Adjusted to use Stock Options instead of Performance Unit Plan (PUP) Awards” and under “Long-Term Incentives,” in light of continued volatility in the market and the resulting impracticality of setting multi-year financial targets in early 2021, we did not issue any PUP awards for the 2021 – 2023 period.
Achievement and Payout
At the end of the three-year performance period, the Human Resources Committee reviews the Company’s performance under the PUP against the pre-established targets. Based on this review and a qualitative assessment of the Company’s performance over the three-year performance period, the Human Resources Committee may approve payouts as calculated under the PUP, or considering other factors it deems appropriate, reduce the calculated payout. The amount of the payout may not be increased. The calculated value of the payout to a NEO is determined as follows:
(Number of Units) x (Unit Value) x (Achievement Factor)
Unit value is determined using the average price of our common stock during the 10-day trading period beginning on the day following the public announcement of our year-end financial results for the final year of the performance period. If targets are achieved, 70% of our CEO’s performance units will be paid out in Viad common stock, and 30% in cash. Awards to the other NEOs and executives are paid out in cash.
32	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

2019 – 2021 Performance Unit Award Plan Payouts
The Human Resources Committee reviewed the performance results under the 2019 – 2021 PUP in February 2022, which are detailed in the following table:
2019-2021 PUP Performance Goals, Weighting and Targets¹
			Targeted Achievement Levels			Actual Results
	Performance Goal[2]	Weight	Threshold	Target	Maximum	Amount
Viad Consolidated	EBITDA[3]	35%	$159,067	$169,900	$190,200	$19,077
	ROIC[4]	35%	14.0%	15.0%	17.1%	(2.8%)
	Relative TSR[5]	30%	50% (25th Percentile)	100% (50th Percentile)	200% (90th Percentile or above)	26.2%

Pursuit	EBITDA[3]	35%	80,567	85,600	95,000	28,812
	ROIC[4]	35%	15.5%	16.5%	18.5%	2.0%
	Relative TSR[5]	30%	50% (25th Percentile)	100% (50th Percentile)	200% (90th Percentile or above)	26.2%

GES	EBITDA[3]	35%	90,277	96,077	106,977	(1,217)
	ROIC[4]	35%	15.3%	16.3%	18.3%	(5.2%)
	Relative TSR[5]	30%	50% (25th Percentile)	100% (50th Percentile)	200% (90th Percentile or above)	26.2%
[1]
All dollar amounts are shown in thousands (000) of U.S. dollars ($) unless indicated as a percentage (%). For purposes of evaluating achievement, we converted the financial results to U.S. dollars at the same fixed exchange rates used when establishing the targeted achievement levels to eliminate any benefit or detriment related to exchange rate variances. The exchange rates used were as follows: Canadian dollar (0.79 to 1), British pound (1.35 to 1) and Euro (1.23 to 1).

[2]
EBITDA for Viad Consolidated is equal to GES EBITDA plus Pursuit EBITDA less unallocated corporate expenses excluding any corporate depreciation and amortization. The EBITDA and ROIC performance goals exclude specific items that are identified at the beginning of the year, certain items that are of a non-operating nature, and other items for which Management does not want to create an incentive. These items include acquisition transaction-related expenses and certain other specified items.

[3]
EBITDA contributions from businesses acquired during the measurement period, except EBITDA contributions during their first calendar year of our ownership, were included in the calculation of Viad and Pursuit EBITDA achievement because the Viad and Pursuit EBITDA performance goals were otherwise attained at or above the Target level. This treatment of acquisitions is intended to balance Management’s focus between delivering strong organic results and driving growth through acquisition. EBITDA is a non-GAAP financial measure and means earnings from continuing operations before interest expense and interest income, income taxes, depreciation, amortization, restructuring charges, impairment losses and recoveries, and income/loss attributable to non-controlling and redeemable non-controlling interests. The EBITDA performance goal excludes specific items that are identified at the beginning of the plan cycle, certain items that are of a non-operating nature, and other items for which Management does not want to create an incentive. These items include acquisition transaction-related and integration expenses, and certain other specified items. Additionally, EBITDA contributions from businesses acquired during the measurement period are only included in the calculation of EBITDA if the EBITDA performance goal is otherwise attained at or above the Target level. However, EBITDA from acquisitions is not included during the first calendar year of our ownership. This treatment of acquisitions is intended to balance Management’s focus between delivering strong organic results and driving growth through acquisition.

[4]
The ROIC performance goal excludes all businesses acquired during the measurement period. Additionally, it excludes the increases in Average Capital (above the amounts specifically provided for in the targeted achievement levels for ROIC) related to the Banff Gondola renovation and the reconstruction of the Mount Royal Hotel until those improvements were placed in service, as defined by GAAP. This treatment of acquisitions and major organic corporate development projects is intended to avoid a possible disincentive for acquiring businesses or investing in large, multi-year development projects that will generate strong returns over the long-term but put temporary downward pressure on Viad’s ROIC in the short-term. ROIC means return on invested capital, and we define it as EBITA/Average Capital. EBITA is defined as the PUP EBITDA measure minus depreciation expense, plus rent expense (excluding short-term rent expense that is recognized in cost of sales), minus implied depreciation expense on capitalized operating leases. We define “Average Capital” as the average of the beginning and end of year balances for the following assets and liabilities: accounts receivable; inventory; accounts payable; accrued compensation; customer advances; net PP&E and capitalized operating leases; gross goodwill; and intangibles arising from acquisitions completed after the MoneyGram spin-off on June 30, 2004. We exclude the EBITA and Average Capital from businesses acquired during the measurement period from measurement of the ROIC performance goal. Additionally, the Average Capital (above any amounts that may be specifically provided for in the targeted

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	33

achievement levels for ROIC) associated with major organic corporate development projects is included in the calculation of ROIC when the asset or asset improvement is placed in service, as defined by GAAP. This treatment of acquisitions and major organic corporate development projects is intended to avoid a possible disincentive for acquiring businesses or investing in large, multi-year development projects that will generate strong returns over the long-term but put temporary downward pressure on Viad’s ROIC in the short-term.
[5]
Relative TSR is a goal measured by our performance relative to other Russell 2000 Index constituents. The Human Resources Committee selected the Russell 2000 Index for the relative TSR goal because it provides an appropriate comparator to measure how our stock price is performing relative to the stock prices of companies in the same stock market index and with similar market capitalizations. For the 2019 – 2021 PUP, TSR for Viad and each Russell 2000 Index constituent is based on: (a) the average closing stock price during the 20 consecutive trading days prior to and including December 31, 2018 (“Initial Stock Price”); (b) dividends paid between January 1, 2019, and December 31, 2021, calculated on a per share basis using the ex-dividend date with respect to each such dividend (“Dividends Paid”); and (c) the average closing stock price during the 20 consecutive trading days prior to and including December 31, 2021 (“Ending Stock Price”). We calculate TSR for Viad and each Russell 2000 Index constituent as follows: (Ending Stock Price + Dividends Paid – Initial Stock Price) / Initial Stock Price.

Due to the adverse impact of the pandemic on our businesses, our 2019 – 2021 PUP achieved a performance level of 15.7%, derived solely from the relative TSR performance component. Accordingly, payouts to our NEOs under the 2019-2021 PUP were as follows:
Name	Award Type[1]	Target Units (#)	Overall Actual Performance (% of Target)	Actual Units Earned (#)
Steven W. Moster	PSU	28,841	—	—
	PUP	12,361	52.4	6,478
Ellen M. Ingersoll	PUP	5,888	15.7	926
David W. Barry	PUP	5,107	15.7	803
Derek P. Linde	PUP	2,403	15.7	378
Leslie S. Striedel	PUP	1,562	15.7	246
[1]
“PSU” refers to performance units that are settled in Viad common stock. “PUP” refers to performance units that are paid in cash. For Mr. Moster, only the TSR component of this award is PUP; the actual performance percentage for his PUP refers to the achievement of that component only, not the overall award.

PERQUISITES AND OTHER PERSONAL BENEFITS
We periodically review perquisites and other personal benefits that are part of each NEO’s total compensation package to ensure external competitiveness. The perquisites we provide to our NEOs include an annual executive physical examination, accidental death and dismemberment insurance, business travel accident insurance, and Company-paid parking. We provide a company-leased automobile to Mr. Moster.
The perquisites we provide to our NEOs have an annual target value between $3,000 and $8,000 per NEO, other than our CEO’s personal use of a Company car (valued at $15,480 for 2021). Consistent with our policy, we do not make any tax gross-up payments for any NEO perquisites or personal benefits. Additional information on perquisites and other personal benefits is provided in the “Summary Compensation Table” in the Executive Compensation section of this Proxy Statement.
POST-EMPLOYMENT COMPENSATION
Certain termination events will trigger post-employment payments and benefits for our NEOs, including retirement, change in control severance, termination for cause, involuntary termination not for cause, and death or disability. These are discussed under “Potential Payments upon Employment Termination or Change in Control” in the Executive Compensation section of this Proxy Statement. Post-termination compensation provides for our executive officers’ short-term (termination or change in control) or long-term (retirement) security should their employment end. In the event of involuntary termination, post-termination compensation provides an interim financial resource to the executive during the transition from Viad employment.
RETIREMENT INCOME AND SAVINGS PLANS
In connection with the 2004 MoneyGram spin-off, MoneyGram became solely responsible for paying annual retirement benefits to all executives who participated in the SERP and the MoneyGram Pension Plan. As of the spin-off date, MoneyGram assumed all liability for pension benefits for employees participating in the MoneyGram Pension Plan and the SERP, including our CFO. In addition to the retirement benefits paid by MoneyGram under the SERP and
34	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

the MoneyGram Pension Plan, our CFO also receives retirement benefits from Viad under the Defined Contribution Plan, which the Company established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to certain SERP participants. The lump-sum awards were instituted in 2005 in connection with the MoneyGram spin-off in 2004, at which time the credited service benefits for the SERP’s participants were frozen and were made solely in lieu of our accruing pension benefits for our CFO and other SERP participants. Our CFO is the only NEO who participates in the SERP, the Defined Contribution Plan, or the MoneyGram Pension Plan.
All eligible U.S. employees may participate in the Viad Corp Capital Accumulation Plan (the “401(k) Plan”). In addition, Messrs. Moster, Linde, and Barry, and Ms. Ingersoll, are eligible to participate in the Viad Corp Supplemental 401(k) Plan (the “Supplemental 401(k)”), which provides for additional employee contributions over the annual limits set by the Internal Revenue Code of 1986, as amended (the “Code”) for the 401(k) Plan, plus company matching contributions on the same percentage as the 401(k) Plan.
The change in the value of the pension plans during 2021 is included in the “Summary Compensation Table” in the Executive Compensation section of this Proxy Statement. Please refer to the “Pension Benefit Table” and “Potential Payments upon Employment Termination or Change in Control” in the Executive Compensation section of this Proxy Statement for further discussion of retirement benefits.
POST-TERMINATION COMPENSATION AND BENEFITS
Change in Control Severance
All of our NEOs participate in our Executive Severance Plan (Tier I), which we adopted in 2013 (the “Executive Severance Plan”). Under the Executive Severance Plan, a participating NEO is eligible for severance benefits upon termination within 36 months following a chance in control: (i) if we terminate the NEO’s employment without cause; or (ii) by the NEO’s voluntary termination for good reason, in each case, as those terms are defined in the Executive Severance Plan. The Executive Severance Plan does not contain a “modified single-trigger” provision or allow excise tax gross-ups in the event of a change in control. The purpose of the Executive Severance Plan is to ensure, in the event of a possible change in control, that the NEOs will be available (without concern for their personal financial situations) to perform their regular duties and to advise Management and the Board as to whether the change in control proposal would be in our or our shareholders’ best interests. We may also call upon our NEOs to assist in the change in control implementation and transition, and to perform other appropriate actions. Severance benefits also provide an economic means for the NEOs to transition from Viad employment. Our CEO recommends the participants in these plans and the Human Resources Committee then reviews and approves the participants. Upon a change in control, our short- and long-term incentive plans also provide for accelerated vesting of equity awards and payment of short-term incentive and performance units, as discussed in “Potential Payments upon Employment Termination or Change in Control” in the Executive Compensation section of this Proxy Statement.
During 2020, Mr. Moster and Ms. Ingersoll participated in our previous Executive Severance Plan (Tier I) (the “Grandfathered Plan”). Effective February 16, 2021, Mr. Moster and Ms. Ingersoll, who were previously the only NEOs who participated in the Grandfathered Plan, began participating in the Executive Severance Plan. There are currently no participants in the Grandfathered Plan.
Severance Agreements
Messrs. Moster and Barry each have a severance agreement providing for a post-termination severance payment in the event we terminate either of them for any reason other than for cause, or if either of them voluntarily terminates his employment for “good reason.” We discuss the severance agreements in “Potential Payments upon Employment Termination or Change in Control” in the Executive Compensation section of this Proxy Statement.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	35

OTHER ASPECTS OF OUR COMPENSATION PROGRAM
OUR CORPORATE GOVERNANCE BEST PRACTICES
During 2021, the Human Resources Committee continued to follow compensation practices that emphasize the alignment of management’s interests with those of our shareholders. We continue to adhere to the following corporate governance practices, which are discussed in more detail throughout this Proxy Statement.
WHAT WE DO	WHAT WE DO NOT DO
• Pay for Performance: We tie our short- and long-term incentives directly to our financial performance.
• Target Compensation: Target total compensation for our executive officers is benchmarked to the compensation paid to comparable executives at our comparator group companies and other companies with revenue comparable to ours.
• Stock Ownership Guidelines: The stock ownership minimum for our CEO is five times base salary, and the minimum for other direct reports to our CEO is three times base salary.
• Stock Retention Policy / Restricted Stock Holding Periods: NEOs or other executive officers may not sell vested restricted stock unless and until the NEO or other executive officer has met our stock ownership guidelines.
• Minimum Service Requirement: NEOs and other executives forfeit any unvested long-term incentive awards if termination occurs within 12 months of the award date. After 12 months, awards may be earned on a pro rata basis.
• Clawback and Compensation Recoupment Policies: We can recoup compensation awards paid to NEOs and other executive officers who engage in certain acts detrimental to our interests.
• Balance of Short- and Long-Term Incentives: Our short- and long-term incentive programs incorporate financial performance goals that are designed to drive both annual financial performance and long-term shareholder value.

• No Tax Gross-Ups: Our NEOs do not receive tax gross-ups.
• No Hedging or Pledging: Our NEOs, other executive officers, and directors may neither hedge Viad common stock nor pledge Viad common stock as collateral for a loan.
• No “Single-Trigger” Change in Control Severance Arrangements: No NEOs will receive severance payments or benefits based solely on a change in control.
• No NEO Employment Agreements: Neither our CEO nor any other NEO has an employment agreement.
• No Change in Control Excise Tax Gross-Ups: No NEOs will receive any excise tax gross-up payments in the event of a change in control.

36	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

CLAWBACK PROVISIONS FOR DETRIMENTAL CONDUCT
In order to protect the Company, short- and long-term incentive compensation is subject to forfeiture and reimbursement (i.e., clawback) provisions relating to the following conduct:
•
an officer or employee knowingly participated in misconduct that caused a misstatement of our financial statements, or in misconduct which constituted a material violation of our Code of Ethics or certain other policies;

•
an officer or employee was aware of and failed to report another officer or employee who was participating in misconduct that caused or could cause a misstatement of our financial statements, or materially violated our Code of Ethics or certain other policies; and

•	an officer or employee acted significantly contrary to our best interests.
All of our NEOs’ and other key employees’ short- and long-term compensation is subject to these clawback provisions. The clawback provisions also relate to violations of certain restrictions on competitive activities following employment termination. In addition, we have the right to stop a NEO, through a court-ordered injunction, from working for competitors and soliciting customers and employees following employment termination. We may also seek monetary damages for such activities.
The following incentive compensation is subject to clawback provisions:
•	Restricted stock and performance unit awards made during the last two years of employment;
•
any payments received (without regard to tax effects) from the sale of restricted stock that vested, or with respect to earned performance units, during the last two years of employment; there is no time limit in the case of misconduct during employment that causes a misstatement of our financial statements;

•	all cash bonuses paid during the last 18 months of employment;
•	outstanding vested, but not exercised, stock options; and
•	any gain (without regard to tax effects) realized from the exercise of a stock option, which is subject to the clawback provisions.
As discussed in the “Highlights of Our Compensation Program” subsection of this CD&A, all long-term incentive agreements include clawback provisions applying to NEOs and other key employees (collectively, a “Participant”) if such Participant’s employment is terminated in the first year of the vesting period. Under the clawback provisions, a Participant must forfeit any long-term incentive awards covered by those agreements if employment is terminated due to retirement, death, disability, or termination without cause within 12 months after the grant date. Long-term incentive awards will vest pro rata if the termination occurs after the 12-month forfeiture period lapses and the Participant executes a separation agreement and release, and the amount of the award will be based on the length of time the Participant was employed during the applicable vesting or performance period. The clawback provisions provide a retention incentive for the Participants, and we believe that they provide a more appropriate balance between our interests and those of the Participants.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	37

STOCK OWNERSHIP GUIDELINES
We believe it is important to align the financial interests of our directors and executive officers with those of our shareholders. Accordingly, we adopted stock ownership guidelines that require directors and executives to own a minimum amount of Viad common stock on a direct basis, meaning stock that is subject to market risk. The minimum required amount ranges from 3.0 to 5.0 times as summarized below:
STOCK OWNERSHIP GUIDELINES
Non-Employee Directors[1]	5.0 times base retainer
CEO[2]	5.0 times base salary
Direct Reports to CEO[2]	3.0 times base salary
[1]
Messrs. Dozer, Mace, and Schechter’s Viad common stock ownership currently exceeds the stock ownership guidelines. The rest of our Directors are making progress towards compliance with the stock ownership guidelines.

[2]
Ms. Ingersoll’s Viad common stock ownership currently exceeds the stock ownership guidelines. Messrs. Moster, Barry, and Linde are making progress towards compliance with the stock ownership guidelines. Ms. Striedel is not a direct report of our CEO. Under the guidelines, our NEOs, other executive officers, and certain employees may not sell any vested restricted stock unless and until they have complied with our stock ownership guidelines, except that the guidelines permit sales to cover required tax withholdings.

38	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE FOR FISCAL YEARS ENDED 2021, 2020, AND 2019
The following table shows compensation paid, accrued, or awarded to our Chief Executive Officer, our Chief Financial Officer, and our three most highly compensated executive officers (i.e., our NEOs) for the years indicated:
Name and Principal Position	Year	Salary ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings[4] ($)	All Other Compensation[5] ($)	Total ($)
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Steven W. Moster[6] President and CEO	2021	927,000	3,293,580	1,818,499	231,750	1,078	66,918	6,338,825
	2020	577,788	2,600,019	—	—	2,296	27,846	3,207,949
	2019	927,000	2,400,017	—	680,000	1,261	54,194	4,062,472
Ellen M. Ingersoll[7] Chief Financial Officer	2021	452,000	892,252	517,581	67,800	77	236,814	2,166,524
	2020	349,836	590,021	—	—	137	210,448	1,150,442
	2019	448,795	489,999	—	219,317	946	227,705	1,386,762
David W. Barry[8] President of Pursuit	2021	472,000	—	—	268,620	145	11,600	752,365
	2020	285,466	1,627,469	1,520,013	—	365	9,536	3,442,849
	2019	447,644	574,986	—	168,783	172	22,692	1,214,277
Derek P. Linde[9] General Counsel and Corporate Secretary	2021	361,000	195,014	454,625	49,638	—	11,930	1,072,207
	2020	306,603	400,020	487,621	—	—	8,904	1,203,148
	2019	358,288	349,966	—	131,311	—	11,533	851,098
Leslie S. Striedel[10] Chief Accounting Officer	2021	313,288	130,010	—	54,856	—	11,890	510,044
	2020	254,795	235,012	—	50,000	—	7,416	547,223
	2019	277,888	130,014	—	79,024	—	11,214	498,140
[1]
The amounts shown under column (e) do not reflect actual payouts, but rather, they represent the grant date fair value of long-term incentives awarded to the NEOs, comprising performance restricted stock units (PRSUs) awarded to our CEO and CFO and restricted stock units (RSUs) awarded to all our NEOs. The amounts shown under this column (e) include 2021 PRSU awards in the amount of $2,513,567 for Mr. Moster and $670,268 for Ms. Ingersoll, plus RSUs in the amount of $780,013 for Mr. Moster, $221,984 for Ms. Ingersoll, $195,014 for Mr. Linde, and $130,010 for Ms. Striedel. The grant date fair value of PRSU and RSU awards were computed in accordance with FASB ASC 718 as discussed in our 2021 Form 10-K, in Notes 1 and 3 of Notes to Consolidated Financial Statements and are incorporated herein by reference.

[2]
The amounts shown under column (f) do not reflect actual payouts, but rather, they represent the grant date fair value of stock option awards awarded to Messrs. Moster and Linde and Ms. Ingersoll in 2021, determined in accordance with FASB ASC 718. Assumptions made in the valuation of option awards under this column (f) are discussed in our 2021 Form 10-K, in Notes 1 and 3 of Notes to Consolidated Financial Statements and are incorporated herein by reference.

[3]
The amounts shown under column (g) represent incentive cash awards under the Management Incentive Plan (“MIP”). All awards were made pursuant to the 2017 Viad Corp Omnibus Incentive Plan (the “2017 Plan”), each of which was paid in March of the following year. The 2022 performance targets are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement.

[4]
The amounts shown under column (h) represent the year-over-year pension value change in the actuarial present value of the SERP and the MoneyGram Pension Plan, as well as above-market earnings on amounts deferred pursuant to the Defined Contribution Plan, which is described in detail in the “Non-Qualified Deferred Compensation Table” section of this Proxy Statement, and the Supplemental 401(k) Plan. In connection with the spin-off of MoneyGram on June 30, 2004, liabilities associated with the SERP and MoneyGram Pension Plan obligations were assumed entirely by MoneyGram. The term “above-market earnings” represents an earning rate that exceeds 120% of the applicable federal long-term rate (as prescribed under Section 1274(d) of the Code). There were no above-market earnings for Ms. Ingersoll’s Defined Contribution Plan for 2020. For the Supplemental 401(k) Plan, the above-market earnings in 2021 were $1,078 for Mr. Moster, $77 for Ms. Ingersoll, and $145 for Mr. Barry.

[5]	The aggregate incremental cost of perquisites is the actual cost we incurred as a result of providing those items unless otherwise stated.
[6]
The amount reported under column (i) for Mr. Moster in 2021 includes: (i) the following perquisites and personal benefits: accidental death and dismemberment insurance; office parking; a $26,336 matching contribution under the Supplemental 401(k) Plan; and $15,480 for personal use of a Company-leased automobile; and (ii) a $11,600 matching contribution under

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	39

the 401(k) Plan. We calculated the aggregate incremental cost of Mr. Moster’s personal use of his Company-leased automobile using a percentage of use methodology, with the amount reported for 2021 being the aggregate value of all automobile lease payments and fuel costs multiplied by the percentage attributable to Mr. Moster’s personal use of the automobile.
[7]
The amount reported under column (i) for Ms. Ingersoll in 2021 includes: (i) the following perquisites and personal benefits: accidental death and dismemberment insurance; and office parking; and (ii) $213,192 in defined contribution plan benefits; and (iii) a $11,600 matching contribution under the 401(k) Plan. The defined contribution plan contribution is a benefit accrual for the period from January 1 through December 31, 2021, pursuant to the Defined Contribution Plan. The accrued benefits under the Defined Contribution Plan, which we established as of January 1, 2013, replace the annual lump-sum cash awards previously paid to Ms. Ingersoll in lieu of the Company accruing benefits for her as a participant of the SERP. The Defined Contribution Plan is described in detail in the “Post-Employment Arrangements” and “Non-Qualified Deferred Compensation Table” sections of this Proxy Statement.

[8]	The amount reported under column (i) for Mr. Barry in 2021 includes a $11,600 matching contribution under the 401(k) Plan.
[9]	The amount reported under column (i) for Mr. Linde in 2021 includes a $11,600 matching contribution under the 401(k) Plan.
[10]	The amount reported under column (i) for Ms. Striedel in 2021 includes a $11,600 matching contribution under the 401(k) Plan.
POST-EMPLOYMENT ARRANGEMENTS
As discussed in Note 4 to the Summary Compensation Table and in the CD&A section of this Proxy Statement, MoneyGram is solely responsible for paying annual retirement benefits to our CFO under the SERP and the MoneyGram Pension Plan pursuant to its agreement to assume such liabilities after MoneyGram’s 2004 spin-off from Viad. MoneyGram assumed all liability for pension benefits for employees participating in the MoneyGram Pension Plan. MoneyGram assumed all liability for the SERP as of the spin-off date including, for our CFO as well as other participants, any benefit increases based on final average earnings and covered compensation as of the date of termination of employment with us and our subsidiaries.
Our CFO also receives retirement benefits under the Defined Contribution Plan, in which she is the only participant. We established that plan in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to her. The lump-sum awards began in 2005 in connection with the 2004 MoneyGram spin-off, at which time the credited service benefits for the SERP’s participants were frozen and were made solely in lieu of accruing pension benefits for our CFO as a participant of the SERP.
EMPLOYMENT AGREEMENTS
We do not have employment agreements with our NEOs, other than the severance agreements we describe in the CD&A subsection “Post-Termination Compensation and Benefits – Severance Agreements” and below under “Potential Payments Upon Termination or Change in Control.”
40	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2021
The following table gives the estimated future payouts for awards granted in 2021 under equity incentive and non-equity incentive plans, and the number of shares or units underlying awards granted in 2021:
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[4]			All Other Stock Awards: Number of Shares of Stock or Units (#)[5]	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)[7]
Name	Grant Date[2]	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Moster		347,600	927,000	1,622,300
RSU[3]	2/23							17,411			780,013
NQSOs[3]	2/23								89,832	44.80	1,818,499
PRSU[3]	2/16				—	40,179	80,357				2,513,567
Ingersoll		101,700	271,200	474,600
RSU[3]	2/23							4,955			221,984
NQSOs[3]	2/23								25,568	44.80	517,581
PRSU[3]	2/16				—	10,714	21,428				670,268
Barry		123,800	330,000	577,500
Linde		74,500	198,600	347,500
RSU[3]	2/23							4,353			195,014
NQSOs[3]	2/23								22,458	44.80	454,625
Striedel		27,400	109,700	164,500
RSU[3]	2/23							2,902			130,010
[1]
The amounts shown in column (c) reflect the threshold payment level under the 2021 MIP. The amounts in column (d) reflect the target payment level under the 2021 MIP. The amounts shown in column (e) reflect the maximum payment level under the 2021 MIP. For more information regarding the 2021 MIP, please see the CD&A subsection “Short-Term (Annual) Incentives.” Actual payout results are reflected in column (g) of the Summary Compensation Table.

[2]	Grant dates occurred in 2021.
[3]	Awards of PRSUs will be paid, if earned, in Viad common stock. RSU awards will be paid, if earned, in Viad common stock. “NQSOs” represent awards of non-qualified stock options.
[4]
Columns (f), (g) and (h) present the estimated payouts as of the grant date for the 2021 awards of PRSU awards to our CEO and CFO. The number of units (representing 50% of the award) reported in column (g) would be earned to the extent that a $46.11 stock price goal is achieved, and the number of units (representing 100% of the award) reported in column (h) would be earned to the extent that both the $46.11 and $56.00 stock price goals are achieved, in each case, at any time between the grant date and December 31, 2024, as set forth above under “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives—Performance Restricted Stock Units.” Any PRSUs that are earned based on performance will vest on December 31, 2024, subject to the recipient’s continued employment. The actual value realized by the NEOs for the 2021 PRSU awards will not be determined until the time of vesting. As discussed in the Compensation Discussion and Analysis, the first stock price goal, applicable to 50% of the PRSUs, was satisfied on June 17, 2021.

[5]
Column (i) reports the number of RSUs granted in 2021. The grant date fair value of RSU awards was $44.80 for shares granted on February 23, 2021. The actual value realized by the NEOs for the 2021 RSUs will not be determined until the time of vesting.

[6]	Column (j) reports the number of time-vested options granted in 2021. The weighted average grant date fair value was $19.97 per share for options granted on February 23, 2021.
[7]
Column (l) reports grant date fair value computed in accordance with FASB ASC 718. Assumptions made in the valuation of stock and option awards under this column (l) are discussed in our 2021 Form 10-K, in Notes 1 and 3 of Notes to Consolidated Financial Statements and are incorporated herein by reference.

For a description of all other material terms of the awards described in the table above, please refer to the “Short-Term (Annual) Incentives” and “Long-Term Incentives” subsections of the CD&A section of this Proxy Statement.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	41

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR ENDED DECEMBER 31, 2021
The table below includes all of the NEOs’ outstanding options and unvested stock awards as of December 31, 2021, including awards subject to performance conditions:
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)[1]	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)[2]	Option Exercise Price ($)[1,2]	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)[3]	Market Value of Shares or Units of Stock That Have Not Vested ($)[3,4]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)[5]	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[4]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Moster
NQSOs[10]	—	—	89,832	—	44.80	2/23/2028	—	—	—
PSU[6]	—	—	—	—	—	—	—	16,184	692,513
PRSU[7]	40,179	1,719,259	40,178	1,719,217
RSU[8]	—	—	—	—	—	17,411	745,017	—	—
PUP[9]	—	—	—	—	—	—	—	6,936	296,791
Ingersoll
NQSOs[10]	—	25,568	—	44.80	2/23/2028	—	—	—	—
PRSU[7]	—	—	—	—	—	10,714	458,452	10,714	458,452
RS8	—	—	—	—	—	5,672	242,705	—	—
RSU[8]	—	—	—	—	—	4,955	212,024	—	—
PUP[9]	—	—	—	—	—	—	—	3,673	157,168
Barry
PNQSOs	—	—	120,000	19.30	12/31/2028	—	—	—	—
RS8	—	—	—	—	—	7,031	300,856	—	—
RSU[8]	—	—	—	—	—	51,813	2,217,078	—	—
PUP[9]	—	—	—	—	—	—	—	2,646	113,222
Linde
NQSOs[10]	—	22,458	—	44.80	2/23/2028	—	—	—	—
NQSOs[10]	27,075	27,075	—	21.85	8/27/2027	—	—	—	—
RS8	—	—	—	—	—	5,739	245,572	—	—
RSU[8]	—	—	—	—	—	4,353	186,265	—	—
PUP[9]	—	—	—	—	—	—	—	2,490	106,547
Striedel
RS8	—	—	—	—	—	1,364	58,366	—	—
RSU[8]	—	—	—	—	—	4,421	189,175	—	—
PUP[9]	—	—	—	—	—	—	—	809	34,617
[1]
Stock option awards listed here are NQSOs, in compliance with IRS requirements. Mr. Linde’s remaining NQSO award with an expiration date of August 27, 2027 is eligible to vest on two-year anniversary of the grant date (August 27, 2020), based upon his continued employment with the Company. The NQSOs granted to Mr. Moster, Ms. Ingersoll, and Mr. Linde with an expiration date of February 23, 2028 are eligible to vest ratably in equal one-third tranches on the first, second, and third-year anniversaries of the February 23, 2021, grant date.

[2]
Stock option awards listed here are performance-based NQSOs (PNQSOs), in compliance with IRS requirements. A portion of Mr. Barry’s stock option awards are eligible to vest in three equal tranches of 30,000 shares based upon the achievement of specific EBITDA targets in each of 2021, 2022 and 2023 (the first EBITDA-based tranche for 2021 was not achieved, and the related portion of this NQSO award did not vest); and the remaining 60,000 shares are eligible to vest at the end of 2023 based on an aggregate ROIC target for the three-year period from 2021 – 2023.

[3]	For columns (g) and (h), restricted stock and RSU awards vest pursuant to the terms of the applicable agreements.
[4]
For columns (h) and (j), the market value of shares (or units) was computed by multiplying the number of shares (or units) by $42.79, the closing market price of our common stock at December 31, 2021, the last trading day of 2021. In calculating the number of PSU and PUP awards and their value in this table, we are required by SEC rules to compare our performance through 2021 under the PSU and PUP grants against the threshold, target and maximum performance levels for the grants and to report in these columns the applicable potential share number and payout amount. If the performance is between levels, we are required to report the potential payout at the next highest level. Accordingly, we have reported the outstanding PSU and PUP awards in the table at threshold (50%) based on performance against the goals through December 31, 2021.

42	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

[5]
These amounts exclude the PSU and PUP awards for the 2019-2021 performance period that vested based on performance through December 31, 2021, and are reported in the “Option Exercises and Stock Vested” table.

[6]	“PSU” refers to performance units to be paid, if earned, in Viad common stock.
[7]
Represents PRSU awards to our CEO and CFO. The first tranche of PRSU awards (representing 50% of the awards) is reported in columns (g) and (h) because this tranche became earned on June 17, 2021, when the 20-day average closing price of Company shares exceeded $46.11. The first tranche will vest on December 31, 2024, subject to the recipient’s continued employment. The second tranche of PRSU awards (representing the remaining 50% of the awards) is reported in columns (i) and (j) because this tranche remains unearned given that the share goal price of $56.00 has yet to be reached. If the 20-day average closing price of Company shares exceeds $56.00 before December 31, 2024, the second tranche of PRSUs will be earned and will vest on December 31, 2024, subject to the recipient’s continued employment. Additional information on these PRSU awards is set forth above under “Compensation Discussion and Analysis—Compensation Components—Long-Term Incentives—Performance Restricted Stock Units.”

[8]
“RS” refers to restricted stock and “RSU” refers to restricted stock unit. RSUs will be paid, if earned, in Viad common stock. The number of RSUs reflected in column (i) and the dollar value of those units reflected in column (j) were as of December 31, 2021.

[9]
“PUP” refers to performance units to be paid, if earned, in cash. The number of performance units reflected in column (i) and the dollar value of those units reflected in column (j), were as of December 31, 2021.

[10]	“NQSOs” represents awards of non-qualified stock options.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2021
This table shows restricted stock and RSU awards that vested during 2021 (no options were exercised in 2021):
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
(a)			(d)	(e)
Ingersoll
RS2	—	—	2,819	117,947
Barry
RS2	—	—	2,445	102,299
RSU[2]	—	—	25,907	1,108,561
Linde
RS2	—	—	3,200	134,144
Striedel
RS2	—	—	748	31,296
RSU[2]	—	—	1,519	66,274
[1]	The value realized upon the vesting of restricted stock and RSUs is the closing selling price of Viad’s common stock on the date of vesting multiplied by the number of shares that vested.
[2]	“RS” refers to restricted stock and “RSU” refers to restricted stock units. RSUs will be paid, if earned, in Viad common stock.
PENSION BENEFITS FOR FISCAL YEAR ENDED DECEMBER 31, 2021
This table shows the present value of our CFO’s accumulated benefits. She is the only NEO who receives benefits under a Viad-related pension plan. In connection with our June 2004 MoneyGram spin-off, MoneyGram assumed the liability related to the payment of benefits under the SERP.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
(a)	(b)	(c)	(d)[2]	(e)
Ingersoll[1]	SERP	2.439	399,463	—
[1]
Credited service ceased to accrue under the SERP as of the MoneyGram spin-off on June 30, 2004 (actual number of years of service for Ms. Ingersoll is 18 years). The SERP provides retirement benefits based on final average earnings, which is the average of the 60 months of annual base salary plus 50% of MIP incentive compensation for the five calendar years in which they were highest. Once commenced, the full benefit is payable for the life of the executive. Upon the executive’s death, 50%

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	43

of the benefit is payable for the life of the surviving spouse, if applicable. Ms. Ingersoll is entitled to a pension benefit at age 60 equal to A - B, where:
A =	(1.15% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings)
+
(0.55% x Years of service from 1/1/1998 through 6/30/2004 x Final average earnings in excess of the covered compensation breakpoint); and
B =	Annual benefit from the MoneyGram Pension Plan, if applicable.
Ms. Ingersoll was not eligible to receive benefits under the SERP prior to age 55. If Ms. Ingersoll elects to receive benefits after age 55 and before age 60, she will receive a reduction of 0.25% for each monthly benefit payment prior to her 60th birthday.
[2]
Assumptions made in quantifying the present value of the current accrued benefit under this column (d) are discussed in our 2021 Form 10-K, in Note 18 of Notes to Consolidated Financial Statements, and are incorporated herein by reference.

NON-QUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2021
This table shows the amounts contributed to non-qualified deferred compensation plans during 2021:
Name	Registrant Contributions in Last Fiscal Year ($)[1,3]	Aggregate Earnings in Last Fiscal Year ($)[2,3]	Aggregate Balance at Last Fiscal Year End ($)
(a)	(b)	(c)	(d)
Moster
Supplemental 401(k) Plan[4]	26,336	4,457	152,877
Ingersoll
Defined Contribution Plan[3]	213,192	524,502	3,724,429
Supplemental 401(k) Plan[4]	6,480	274	13,791
Barry
Supplemental 401(k) Plan[4]	6,118	644	25,570
Linde
Supplemental 401(k) Plan[4]	2,841	—	2,841
[1]
Our matching contribution under the Supplemental 401(k) Plan is the same as our matching contribution under the 401(k) Plan that is generally available to all employees. We match 100% of the first 3% of annual base salary contributed, and 50% of the next 2% of annual base salary contributed by the executive officer. We report matching contributions as compensation in the Summary Compensation Table under column (i) (“All Other Compensation”).

[2]
Interest on each participant’s account balance is paid at an annual rate equal to the yield as of January 1, April 1, July 1, and October 1 on the Merrill Lynch Taxable Bond Index-Long Term Medium Quality (A3) Industrial Bonds, or such other rate as the Human Resources Committee may determine in a manner consistent with the requirements of Section 409A of the Code and related regulations. If the deferred compensation account is to be paid in installments, the interest is credited quarterly prior to the end of each installment period. If the deferred compensation account is not paid in installments, the interest is credited quarterly prior to the end of the participant’s deferral period.

[3]
“Defined Contribution Plan” refers to the Viad Corp Defined Contribution Supplemental Executive Retirement Plan, which we established in 2013 to replace the annual payment of lump-sum cash awards, including tax gross-ups, previously made to Ms. Ingersoll since the spin-off of MoneyGram in 2004. Our contributions under the Defined Contribution Plan are made only for the benefit of the account of Ms. Ingersoll, the plan’s sole participant. The Defined Contribution Plan provides annual contributions to Ms. Ingersoll’s account, and such contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. Ms. Ingersoll has a phantom account where hypothetical investment returns are deposited or credited, and assumes the investment risks and rewards by selecting from among a set of investment options we provided. The contribution amounts are recalculated each year based on Ms. Ingersoll’s current salary and MIP incentive bonus payment amounts, and any changes to the estimated benefits at retirement from the SERP and the MoneyGram Pension Plan. We report our contributions in the Summary Compensation Table under column (i) (“All Other Compensation”).

[4]
Refers to the Viad Corp Supplemental 401(k) Plan, which is a U.S.-based retirement program. Payments under the Supplemental 401(k) Plan are made only to participants who are U.S. citizens between the ages of 55 and 65.

POTENTIAL PAYMENTS UPON EMPLOYMENT TERMINATION OR CHANGE IN CONTROL
Certain termination events will trigger post-termination payments and benefits for our NEOs. Each termination event and the amount that could be payable to NEOs is described in the narrative and provided in the table below, assuming a qualifying termination date of December 31, 2021, with a closing price of $42.79 per share for Viad’s common stock on December 31, 2021, the last trading day of the year, except where otherwise indicated. The receipt of certain of the
44	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

payments and benefits described in this section are subject to the NEOs compliance with certain restrictive covenant obligations, including non-competition, non-solicitation of employees and non-solicitation of customers ranging from 12 to 18 months following the termination of employment.
CHANGE IN CONTROL AND CHANGE IN CONTROL SEVERANCE
Change in Control Without Termination
We provide certain cash amounts and equity award vesting in the event of a change of control without a corresponding termination. In this scenario, each of the NEOs would be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP, calculated based on the achievement of performance measures through the date of the change in control.
Any outstanding restricted stock, RSUs or NQSOs would fully vest as of the date of a change in control. Additionally, any outstanding PUP awards or PSUs (in the case of Mr. Moster) would be paid at a 100% achievement level, prorated from the grant date of such award to the date of the change in control.
To the extent assumed or replaced by an acquirer, Mr. Barry’s PNQSOs would remain outstanding and eligible to vest and become exercisable based on the achievement of applicable performance goals during the applicable performance period. If the PNQSOs were not assumed or replaced, they would vest and become exercisable at the time of the change of control. As of the date of the change in control, any outstanding PRSU awards to Mr. Moster and Ms. Ingersoll that have achieved the applicable price per share goal would remain outstanding and eligible to vest based on continued service.
Change in Control With Termination
In 2021, all of our NEOs participate in the Executive Severance Plan (Tier I) (the “Executive Severance Plan”), which we adopted in 2013. Under the Executive Severance Plan, a participating NEO is eligible for severance benefits if we terminate the NEO without cause or resignation by the executive for good reason (as those terms are defined in the Executive Severance Plan) within 36 months after a change in control. Under those circumstances, the executive would receive a lump-sum payment, as severance compensation, equal to a multiple of the following sum:
•	The NEO’s highest annual salary during his or her employment term; plus
•	The NEO’s target cash bonus under the MIP for the fiscal year in which the change in control occurs.
The multiple is equal to the product of three times a fraction, the numerator of which is 36 minus the number of full months the NEO was employed following a change in control and the denominator of which is 36.
Pursuant to the MIP, upon a change in control, each of the NEOs would be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP for the year in which the change in control occurs, calculated based on the achievement of performance measures through the date of the change in control.
Any outstanding restricted stock, RSUs, NQSOs and PNQSOs would fully vest as of the date of a termination in connection with a change in control. Any outstanding PUP awards or PSUs (in the case of Mr. Moster) would be paid at a 100% achievement level, prorated from the grant date of such award to the date of the change in control. Any outstanding PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal would vest as of the date of their termination. The remaining unearned PRSUs would remain outstanding and eligible to vest if the termination occurred within 30 days prior to the change in control.
The NEO’s participation in any life, health, and automobile benefits will continue at the same cost as if the NEO was an employee for a prorated three-year period. The NEO would also be eligible for outplacement services. The Executive Severance Plan does not contain any tax gross-up or modified single-trigger provisions.
INVOLUNTARY TERMINATION NOT FOR CAUSE
In February 2007, the Board adopted the Executive Officer Pay Continuation Policy (the “Pay Continuation Policy”) to provide severance cash payments and other benefits if we terminated an executive officer without cause (not for death, disability or cause). Except for Mr. Moster and Mr. Barry, who would receive lump-sum cash payments pursuant to the terms of their respective severance agreements described in the subsection “Voluntary Termination For Good Reason” of this section, executive officers with less than seven years of service would receive six months of salary, and executive officers with seven or more years of service would receive up to one year’s salary. Under the Pay
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	45

Continuation Policy, executive officers would also receive continued health and welfare benefits for a period of up to twelve months following termination and outplacement services. To receive payments under the Pay Continuation Policy, executives must execute a general release containing a release of all claims against us, a covenant not to sue, a non-competition covenant, and a non-disparagement agreement, all in form and substance satisfactory to us. All benefits under the Pay Continuation Policy will cease on the last day of the month in which the executive officer commences new employment.
Also, in the event of an involuntary termination without cause, NQSOs would fully vest as of the date of termination. Any outstanding PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal at the time of termination would vest upon termination, and any unearned PRSUs would be forfeited. Additionally, any outstanding and unvested PNQSOs held by Mr. Barry would be forfeited. Additionally, restricted stock, RSUs, PUP awards and PSUs (in the case of Mr. Moster), in each case, that have been outstanding for at least 12 months, would vest upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the termination date). The equity award vesting is subject to the NEO’s execution of a separation agreement and release of claims, at the Company’s request.
VOLUNTARY TERMINATION FOR GOOD REASON
Messrs. Moster and Barry each have a severance agreement that provides for post-termination payments upon (i) an involuntary termination not for cause by us or (ii) a voluntary termination of employment by either of them for “good reason” as defined under their respective severance agreements. In these scenarios, Messrs. Moster and Barry will each receive the equivalent of two years or one year, respectively, of their base salary, plus a pro-rata portion of the annual cash incentive granted under the MIP for the year in which the termination occurs, to the extent earned, provided that they timely execute a satisfactory release of all claims, waiver of rights, and covenant not to sue. Mr. Moster must also resign from our Board of Directors.
In addition, NQSOs will vest on an accelerated basis upon a resignation for “good reason,” and Mr. Barry’s one-time grant of 77,720 RSUs made in August 2020 would vest on a pro-rated basis. Any outstanding PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal at the time of termination would vest upon termination, and any unearned PRSUs would be forfeited. All other unvested restricted stock, RSUs, PSUs (in the case of Mr. Moster), PUP awards and PNQSOs held by the NEO would be forfeited upon the NEO’s resignation for good reason.
DEATH OR DISABILITY
We provide certain cash amounts and equity award vesting if a NEO’s termination is due to death or disability. Under Mr. Moster’s severance agreement, he is entitled to a lump sum payment of two times his annual salary on termination related to death or disability. The MIP and individual severance agreements for Mr. Moster and Mr. Barry, as appliable, provide that the NEOs will be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP, calculated based on the achievement of performance measures through the date of the employment termination.
The one-time grant of 77,720 RSUs made to Mr. Barry in August 2020 and Mr. Barry’s PNQSOs will vest in full upon death or disability. Any outstanding PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal at the time of termination would vest upon termination. The NEOs would also receive the restricted stock, RSUs (except as described below) and earned PSUs (in the case of Mr. Moster) and PUP awards, in each case, that have been outstanding for at least 12 months, upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the termination date). The equity award vesting is subject to the NEO’s execution of a separation agreement and release of claims, at the Company’s request. All other unvested restricted stock, RSUs, PSUs (in the case of Mr. Moster), PUP awards, PRSUs and NQSOs held by the NEO will be forfeited upon the NEO’s termination related to death or disability.
RETIREMENT
We provide certain cash amounts and equity award vesting if a NEO’s termination is due to normal or early retirement. Eligibility for normal retirement is age 65 and 55 for early retirement. None of the NEOs were eligible for retirement as of December 31, 2021.
46	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

Upon a normal or early retirement, the MIP provides that the NEOs will be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP, calculated based on the achievement of performance measures through the date of retirement.
In addition, the NEOs would receive ownership of the restricted stock, RSUs (except as described below) and earned PSUs (in the case of Mr. Moster) and PUP awards upon the lapse of the vesting period on a pro-rata basis (percentage of time from the grant date to the retirement date), provided that the NEO’s retirement occurs at least 12 months after the grant date of such awards and the NEO executes a separation agreement and release of claims, at the Company’s request. The one-time grant of 77,720 RSUs made to Mr. Barry in August 2020 would be forfeited upon retirement. All other unvested restricted stock, RSUs, PSUs (in the case of Mr. Moster), PUP awards, PRSUs, NQSOs, and PNQSOs held by the NEO will be forfeited upon the NEO’s retirement.
Our CFO is also entitled to retirement benefits as a participant in the 2013 Defined Contribution Plan, established to replace the payment of lump-sum cash awards, including tax gross-ups, previously made to her. The contribution amounts are based on a formula that is intended to achieve an income replacement target at retirement. The form and amounts of payments under this Defined Contribution Plan are more fully described in the “Non-Qualified Deferred Compensation Table,” “Summary Compensation Table” and “Post-Employment Arrangements” sections of this Proxy Statement.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	47

The following table shows the estimated cash amounts and the estimated value of equity award vesting for each termination scenario:
Estimated Benefits in the Event of a Change in Control Without Termination, Change in Control with Involuntary/Without Cause or Voluntary/Good Reason Termination, Termination Involuntary Not for Cause, Termination Voluntary for Good Reason, and Death or Disability, In Dollars ($)
	Change in Control Without Termination ($)	Change in Control Termination Involuntary/ Without Cause or Voluntary/ Good Reason ($)[5]	Termination Involuntary Not for Cause ($)	Termination Voluntary for Good Reason ($)	Death or Disability ($)[12]
Moster
Cash Severance	—	5,562,000[1]	1,854,000[1]	1,854,000[1]	1,854,000[1]
Annual Incentive Cash Bonus (MIP)	231,750[2]	231,750[2]	231,750[2]	231,750[2]	231,750[2]
NQSOs[14]	—[3]	—[3]	—[9]	—[9]	—
PSUs	2,157,455[4]	2,157,455[4]	2,157,455[9]	—	2,157,455[9]
PRSUs	—	1,719,238[3]	1,719,238[9]	1,719,238[9]	1,719,238[9]
RSUs	745,017[3]	745,017[3]	—[9]	—	—[9]
PUP	924,623[4]	924,623[4]	924,623[9]	—	924,623[9]
Welfare Benefits and Perquisites	—	133,251[6]	44,417[15]	—	—
Outplacement Services[13]	—	20,000	20,000	—	—
Total	4,058,845	11,493,334	6,951,483	3,804,988	6,887,066
Ingersoll
Cash Severance	—	2,169,600[1]	452,000[1]	—	—
Annual Incentive Cash Bonus (MIP)	67,800[2]	67,800[2]	—	—	67,800[2]
NQSOs[14]	—[3]	—[3]	—[9]	—[9]	—
PRSUs	—	458,452[3]	458,452[9]	458,452[9]	458,452[9]
Restricted Stock	242,705[3]	242,705[3]	185,345[9]	—	185,345[9]
RSUs	212,024[3]	212,024[3]	—[9]	—	—[9]
PUP	461,476[4]	461,476[4]	461,476[9]	—	461,476[9]
Welfare Benefits and Perquisites	—	48,400[6]	16,133[15]	—	—
Incremental Pension Benefit	—	390,009[7]	—	—	—
Defined Contribution Benefit	4,423,065[8]	4,423,065[8]	4,423,065[10]	4,423,065[10]	4,423,065[11]
Outplacement Services[13]	—	20,000	20,000	—	—
Total	5,407,070	8,493,531	6,016,471	4,881,517	5,596,138
Barry
Cash Severance	—	2,566,819[1]	600,000[1]	600,000[1]	—
Annual Incentive Cash Bonus (MIP)	268,620[2]	268,620[2]	268,620[2]	268,620[2]	268,620[2]
PNQSOs[14]	—	2,818,800[3]	—	—	2,818,800[9]
Restricted Stock	300,856[3]	300,856[3]	252,993[9]	—	252,993[9]
RSUs	2,217,078[3]	2,217,078[3]	1,098,881[9]	1,098,881[9]	2,217,078[9]
PUP	369,463[4]	369,463[4]	369,463[9]	—	369,463[9]
Welfare Benefits and Perquisites	—	54,377[6]	18,126[15]	—	—
Outplacement Services[13]	—	20,000	20,000	—	—
Total	3,156,017	8,616,013	2,628,083	1,967,501	5,926,954
48	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

	Change in Control Without Termination ($)	Change in Control Termination Involuntary/ Without Cause or Voluntary/ Good Reason ($)[5]	Termination Involuntary Not for Cause ($)	Termination Voluntary for Good Reason ($)	Death or Disability ($)[12]
Linde
Cash Severance	—	1,678,650[1]	180,500[1]	—	—
Annual Incentive Cash Bonus (MIP)	49,638[2]	49,638[2]	—	—	49,638[2]
NQSOs[14]	566,951[3]	566,951[3]	566,951[9]	566,951[9]	—
Restricted Stock	245,572[3]	245,572[3]	202,473[9]	—	202,473[9]
RSUs	186,265[3]	186,265[3]	—[9]	—	—[9]
PUP	244,887[4]	244,887[4]	244,887[9]	—	244,887[9]
Welfare Benefits and Perquisites	—	49,239[6]	8,206[15]	—	—
Outplacement Services[13]	—	20,000	20,000	—	—
Total	1,293,313	3,041,202	1,223,017	566,951	496,998
Striedel
Cash Severance	—	1,304,135[1]	189,583[1]	—	—
Annual Incentive Cash Bonus (MIP)	54,856[2]	54,856[2]	—	—	54,856[2]
Restricted Stock	58,366[3]	58,366[3]	45,467[9]	—	45,467[9]
RSUs	189,175[3]	189,175[3]	43,807[9]	—	43,807[9]
PUP	112,994[4]	112,994[4]	112,994[9]	—
Welfare Benefits and Perquisites	—	18,185[6]	3,536[15]	—
Outplacement Services[13]	—	20,000	20,000	—	—
Total	415,391	1,757,711	415,387	—	257,124
[1]
Amounts reported as cash severance payments in the “Change in Control Termination Involuntary / Without Cause / or Voluntary/Good Reason” column were calculated in accordance with the terms of the Executive Severance Plan. See “—Change in Control and Change in Control Severance—Change in Control with Termination” above. Amounts reported as cash severance payments in the “Termination Involuntary Not for Cause,” “Termination Voluntary for Good Reason” and “Death or Disability” columns were calculated in accordance with the terms of the Pay Continuation Policy, and Mr. Moster and Mr. Barry’s severance agreements, as applicable. See “—Involuntary Termination Not For Cause” and “—Voluntary Termination For Good Reason” above.

[2]
Pursuant to MIP, upon a change in control, regardless of whether there is also a termination of employment, each of the NEOs would be entitled to receive a pro-rata portion of the annual cash incentive granted under the MIP for the year in which the change in control occurs, calculated based on the achievement of performance measures through the date of the change in control. See “—Change in Control and Change in Control Severance” above. Amounts reported as annual incentive cash bonus in the “Termination Involuntary Not for Cause,” “Termination Voluntary for Good Reason” and “Death or Disability” columns were calculated in accordance with the terms of Mr. Moster and Mr. Barry’s severance agreements and the MIP, as applicable. See “—Involuntary Termination Not For Cause” and “—Voluntary Termination For Good Reason” above.

[3]
Upon a change in control, regardless of whether there is a termination of employment, any outstanding restricted stock, RSUs or NQSOs would fully vest. Additionally, in the event of a termination of employment in connection with a change in control, Mr. Barry’s PNQSOs would fully vest as of the date of the termination and any outstanding PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal would vest as of the date of their termination. See “—Change in Control and Change in Control Severance” above.

[4]
Pursuant to PUP, upon a change in control, regardless of whether there is also a termination of employment, the NEOs would be entitled to receive a cash payment for PUP awards at a 100% achievement level, prorated from the start date of the performance period to the date of the change in control. Additionally, Mr. Moster would be entitled to receive PSUs at 100% achievement level, prorated from the start date of the performance period to the date of the change in control. See “—Change in Control and Change in Control Severance” above.

[5]
If the payouts and vesting described in the “Change in Control without Termination” column were to occur upon a change in control, then in the event of a later termination in connection with the change in control, there would be no additional cash incentives paid under the MIP and the awards that vested upon the change in control would no longer be outstanding.

[6]
NEOs receive continued welfare benefits coverage for the severance period of three years times a fraction, the numerator of which is 36 minus the number of full months from the date of the change in control through the last day of the NEO’s employment, and the denominator of which is 36 months. For purposes of this table, we have assumed the maximum coverage period of three years. See “—Change in Control and Change in Control Severance—Change in Control with Termination” above.

Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	49

[7]
The Executive Severance Plan provides a special retirement benefit to Ms. Ingersoll in the form of an additional benefit accrual under the SERP, determined as if she continued employment during the severance period with the severance compensation included in her final average compensation as defined by the SERP. See “Pension Benefits for Fiscal Year Ended December 31, 2021.”

[8]
Under the Defined Contribution Plan, upon a change in control, Ms. Ingersoll’s contribution accounts will vest. If we terminate Ms. Ingersoll without cause (as that term is defined in the Defined Contribution Plan) within three years after a change in control, she will receive any company discretionary contribution that would have been credited to her company discretionary contribution account had she continued to be employed through the earlier of: (i) age 60; or (ii) the third anniversary of her termination date. See “Non-Qualified Deferred Compensation for Fiscal Year Ended December 31, 2021.”

[9]
In the event of an involuntary termination without cause or a voluntary termination for good reason, NQSOs would fully vest as of the date of termination. In the event of an involuntary termination without cause, a voluntary termination for good reason or a termination related to death or disability, outstanding PRSUs held by Mr. Moster or Ms. Ingersoll that have achieved the applicable price per share goal at the time of termination would vest upon termination. In the event of an involuntary termination without cause or a termination related to death or disability, restricted stock, RSUs (except as described below), PUP awards and PSUs (in the case of Mr. Moster), in each case, that have been outstanding for at least 12 months, would vest upon the lapse of the vesting period on a pro-rata basis (based on the percentage of time from the grant date to the termination date). In the event of a voluntary termination for good reason, Mr. Barry’s one-time grant of 77,720 RSUs made in August 2020 would vest on a pro-rated basis. In the event of a termination for death or disability, Mr. Barry’s one-time grant of 77,720 RSUs made in August 2020 would vest in full.

[10]
Ms. Ingersoll is the only current employee who participates in the Defined Contribution Plan. Under the provisions of the Defined Contribution Plan, if Ms. Ingersoll’s employment is terminated, voluntarily or involuntarily, under circumstances other than retirement, death or disability she will receive her vested account balance in either a lump-sum payment or annual installment payments, at her election. See “Non-Qualified Deferred Compensation for Fiscal Year Ended December 31, 2021.”

[11]
Under the provisions of the Defined Contribution Plan, if Ms. Ingersoll’s employment is terminated as a result of her death or disability she will receive her vested account balance in a lump-sum payment. See “Non-Qualified Deferred Compensation for Fiscal Year Ended December 31, 2021.”

[12]	The amounts in this column presume the occurrence of an event constituting death or disability on December 31, 2021.
[13]	The amounts set forth in this row are estimates, and actual payments would likely vary.
[14]
For the NQSOs and PNQSOs, the aggregate value is equal to the difference between the exercise price of the accelerated NQSOs or PNQSOs, as applicable, and the closing price per share of our common stock on December 31, 2021, multiplied by the number of accelerated NQSOs or PNQSOs, as applicable. This table only includes the value of NQSOs and PNQSOs that were in-the-money as of December 31, 2021.

[15]	NEOs receive continued welfare benefits coverage for the salary continuation period described under “Termination Involuntary Not for Cause” above.
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information, as of December 31, 2021, with respect to shares of our common stock that may be issued under existing equity compensation plans. The category “Equity Compensation Plans Approved by Security Holders” in the table below includes the 2017 Plan, which our shareholders approved at the 2017 annual meeting of shareholders on May 18, 2017, and the 2007 Plan:
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders:
2017 Plan¹	312,008	$31.01	672,648
[1]
The 2017 Plan has a 10-year term and provides for the following types of awards to officers, directors, and certain other employees: (a) incentive stock options and NQSOs; (b) restricted stock (and units); (c) performance units or performance shares; (d) stock appreciation rights; (e) cash-based awards; and (f) certain other stock-based awards. The number of shares of common stock authorized for grant under the 2017 Plan is limited to 1,750,000 shares. Any shares awarded under the 2017 Plan that are terminated (by cancellation, expiration, forfeiture, or otherwise), settled in cash, or exchanged with the Human Resources Committee’s permission before they are issued, will be available again for grant under the 2017 Plan.

50	Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), we are providing the following disclosure that compares the annual total compensation of our “median employee” to the annual total compensation of our Principal Executive Officer, our CEO.
In accordance with Instruction 2 to Item 402(u) of Regulation S-K, because there has been no change in our employee population or employee compensation arrangements in the last fiscal year that we reasonably believe would result in a significant change to our pay ratio disclosure, we elected to utilize the same median employee we had identified in 2020 to calculate our 2021 CEO pay ratio. The process that we used to determine our median employee in 2020 is summarized below:
•
To determine our median employee, we included base salary, which is paid in the form of hourly wages, and overtime paid, as the consistently applied compensation measure (“CACM”) for all employees. We selected these pay elements because they were the most consistently paid across our organization. We reviewed compensation as of December 13, 2020, to determine our median employee. As of that date, and according to the definition provided under Dodd-Frank, we had 9,181 employees, though not all of these employees were actively working at that time. In determining our median employee, we excluded employees from countries that represent 5% or less of our global headcount. The excluded countries were The Netherlands, the United Kingdom, Romania, and the United Arab Emirates, which, combined, represented less than 1% of our total headcount.

•
We collected employee pay data to identify a narrow range of employees around our estimated median pay for 2020 of $62,704, based on the CACM methodology. Using a range of pay within +/-10% of this estimated median, we identified a median group of 963 employees. We then conducted further analysis of prior years’ earnings to identify 6 employees from this group with relatively stable earnings over the past several years. Finally, from this list of 6 employees, we selected our median employee, who is an Exhibitor Services Manager.

To determine our 2021 CEO pay ratio, we collected additional elements of pay for our median employee pursuant to Item 402(c)(2)(x) of Regulation S-K, which is the same methodology used to determine compensation for our CEO in the Summary Compensation Table in this Proxy Statement. Accordingly, the table below provides the annual total compensation for our median employee and for our CEO for 2021, as well as the ratio of our CEO’s total compensation to that of the median employee.
CEO Pay Ratio – includes part-time and seasonal employees:
2021 Total Annual Compensation – Median Employee	$85,857
2021 Total Annual Compensation – Steven W. Moster, CEO	$6,338,825
Ratio of CEO Compensation to the Median Employee	73.8:1
HEDGING AND PLEDGING
Our Insider Trading Policy includes the following policies regarding hedging and pledging of Viad common stock:
HEDGING TRANSACTIONS
Our directors, NEOs, other officers, and employees may not engage in any hedging, monetization, short position, or similar transactions that are designed to limit or eliminate the risks of owning Viad stock (collectively, “Hedging”). Hedging is prohibited regardless of whether the shares were purchased in the open market or granted in the form of a stock-based award.
PLEDGING AND MARGIN TRANSACTIONS
Our directors, NEOs, and other officers may not engage in “margin” or “pledging” transactions in which (i) a broker, bank or other financing party holds securities as collateral for a margin loan, mortgage, or other loan, and (ii) Viad securities may be sold without consent in the event of a failure to meet a margin call or default on a loan or mortgage. These transactions are prohibited because the sale may occur at a time when the director, NEO or other officer has material, non-public information, or when he or she is otherwise not permitted to trade in Viad securities.
Viad Corp | COMPENSATION DISCUSSION AND ANALYSIS	51

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021
Management has primary responsibility for Viad’s financial statements and reporting process, including the systems of internal control over financial reporting. In accordance with our charter, we assist the Board of Directors in overseeing Viad’s accounting, financial reporting processes, and the audits of the Company’s financial statements. In addition, we assist the Board in overseeing:
•	the integrity of Viad’s financial statements,
•	the independent registered public accounting firm, Deloitte & Touche LLP’s (“Deloitte”), qualifications and independence,
•	Deloitte’s and Viad’s internal audit function performance, and
•	Viad’s compliance with legal and regulatory requirements, including its Always Honest Compliance and Ethics Program.
Disclosure Controls and Internal Control Over Financial Reporting
Management develops and maintains adequate systems of internal accounting and financial controls and annually, Deloitte expresses an opinion on the effectiveness of Viad’s internal control over financial reporting. In accordance with our charter, we discussed and reviewed with Management, the adequacy of those controls.
Throughout 2021, Management tested and evaluated its system of internal control over financial reporting and then regularly updated Deloitte and us regarding their findings. We also reviewed Deloitte’s audit report relating the effectiveness of the Company’s internal control over financial reporting.
Independent Registered Public Accounting Firm
In accordance with our charter, we appointed Deloitte as Viad’s independent registered public accounting firm for 2022. In determining whether to reappoint Deloitte, we considered, among other things, the firm’s independence, the length of time the firm has been engaged, the quality of the ongoing discussions with the firm, and the firm’s familiarity with Viad’s global operations and businesses, accounting policies and practices, and internal control over financial reporting. We also assessed the firm’s, and the lead audit partner’s, professional qualifications and past performance. We concluded that Deloitte is independent and should serve as Viad’s independent registered public accounting firm for 2022.
Financial Statements Recommendation
Management prepared the Company’s 2021 financial statements, and Deloitte audited and then issued a report on those financial statements indicating that they are complete, accurate, and in accordance with generally accepted accounting principles. We recommended that the Company’s 2021 audited financial statements be included in Viad’s 2021 Annual Report on Form 10-K, filed with the SEC on February 25, 2022. A copy of Deloitte’s report is included with your proxy materials. In connection with our recommendation, we:
•	Reviewed and discussed Viad’s audited financial statements with both Management and Deloitte;
•
Discussed with Deloitte the overall scope and plans for their audits of Viad’s businesses, including evaluating the effectiveness of internal control over financial reporting in accordance with the applicable requirements of the Public Accounting Oversight Board (the “PCAOB”);

•
Received from Deloitte the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with us concerning independence; and

•
Discussed with Deloitte their independence from Viad, including reviewing non-audit services and fees to assure compliance with (i) regulations prohibiting Deloitte from performing specific services that could impair its independence, and (ii) Viad’s and the Audit Committee’s policies.

52	Viad Corp | AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021

This Audit Committee report shall not be deemed incorporated by reference in any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, as amended, except to the extent that Viad specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.
AUDIT COMMITTEE
Virginia L. Henkels, Chair
Richard H. Dozer
Edward E. Mace
Joshua E. Schechter
Viad Corp | AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2021	53

PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022
The Audit Committee is directly responsible for selecting, appointing, determining the compensation for, retaining, overseeing, and terminating our independent registered public accounting firm (the “independent auditor”). Annually, the Audit Committee reviews the independent auditor’s qualifications, performance, and independence, and determines whether to replace the independent auditor.
Based on its review, the Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the Company’s independent auditor to conduct the 2022 annual audit. Deloitte has served as our independent auditor since at least 1929. The Board considers the selection of Deloitte as the Company’s independent auditor for 2022 to be in the best interests of the Company and its shareholders. In reaching this conclusion, the Audit Committee considered Deloitte’s integrity, controls, and processes to ensure Deloitte’s independence, objectivity, industry and company-specific experience, quality and effectiveness of personnel and communications, commitment to serving the Company, appropriateness of fees for audit and non-audit services, and tenure as the Company’s auditors, including the benefits of having a long-tenured auditor.
We expect Deloitte representatives to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from shareholders.
Required Vote
Although Deloitte’s appointment as the Company’s independent auditor does not require shareholder approval, our Board and the Audit Committee believe it is desirable as a good corporate governance practice to request that our shareholders ratify the appointment. Ratification requires the affirmative vote of a majority of the votes cast, which means that shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions will have no effect on the outcome of this proposal. If the shareholders do not ratify the appointment, the Audit Committee, in its discretion, may retain Deloitte or select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and our shareholders.
Board Recommendation
The Board recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.
AUDIT COMMITTEE PRE-APPROVAL POLICY
In accordance with its charter, the Audit Committee’s policy is to pre-approve all of Deloitte’s audit and permissible non-audit services. These services may include audit, audit-related, tax, and other permissible non-audit services. Any service incorporated or identified within Deloitte’s engagement letter and the written annual service plan, both of which the Audit Committee approves, are deemed pre-approved up to the dollar amount specified.
Throughout the year, Deloitte also provides additional accounting research and consultation services required by, and incidental to, the audit of our financial statements and related reporting compliance. The Audit Committee considers these additional audit-related services pre-approved up to the amount specified in the annual service plan. The Audit Committee may also pre-approve services on a case-by-case basis, or the Audit Committee Chairman may give such pre-approval in writing on behalf of the Audit Committee. The Chairman reviews all pre-approvals with the full Committee not later than the Audit Committee’s next meeting. Periodically, the Audit Committee asks Deloitte to summarize the services and fees paid to date, and to report on the approval of the services and fees in accordance with the Audit Committee’s required pre-approval process.
54	Viad Corp | PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022

FEES AND SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following is a summary of the aggregate fees Deloitte & Touche LLP billed us for professional services provided for the fiscal years ended December 31, 2021 and 2020:
Fee Category	2021 Fees ($)	2020 Fees ($)
Audit Fees[1]	1,681,000	2,228,875
Audit-Related Fees[2]	337,060	234,850
Tax Fees[3]	10,000	—
Total Fees	2,028,060	2,463,725
[1]
Audit Fees. Consists of fees billed for professional services provided for the audits of our financial statements and of our internal control over financial reporting for the fiscal years ended December 31, 2021 and 2020, and for reviewing the financial statements included in our quarterly reports on Form 10-Q for those fiscal years.

[2]
Audit-Related Fees. Consists of fees billed for audit-related services, which generally include fees for separate audits of employee benefit and pension plans, certain due diligence assistance, and consultation, including ad hoc fees for consultation on financial accounting and reporting standards.

[3]	Tax Fees. Consists of fees billed for tax services including fees for corporate tax planning, consulting, and compliance.
Viad Corp | PROPOSAL 2: RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2022	55

PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
The Human Resources Committee, which is composed entirely of independent directors, and the full Board believe that the executive compensation policies, procedures, and decisions made with respect to our NEOs are competitive, are based on our pay for performance philosophy, and are focused on achieving our goals and enhancing shareholder value.
Pursuant to Section 14A of the Exchange Act, our shareholders have an opportunity to vote to approve, on an advisory basis, our NEOs’ compensation, as disclosed in this Proxy Statement. This annual vote is not intended to address any specific element of our executive compensation program, but rather the overall compensation program for our NEOs. In considering your vote, you may wish to review the CD&A and the “Executive Compensation” sections of this Proxy Statement, which contain details of our compensation policies, procedures, and decisions regarding our NEOs.
For these reasons and as discussed in the CD&A section of this Proxy Statement, the Board recommends that our shareholders vote “FOR” the adoption of the following resolution:
RESOLVED, that the Viad Corp (the “Company”) shareholders approve, on an advisory basis, the overall compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, Summary Compensation Table, and related compensation tables, notes, and narrative discussion in the Proxy Statement for the Company’s 2022 annual meeting of shareholders.
Required Vote
This proposal requires the affirmative vote of a majority of the votes cast, which means that shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
Although this advisory vote is not binding upon the Board or Viad, the Board and the Human Resources Committee will review and consider the voting results, as they have in previous years, when making future decisions regarding executive compensation.
Board Recommendation
The Board of Directors recommends that you vote “FOR,” to approve, on an advisory basis, the compensation of our Named Executive Officers.
56	Viad Corp | PROPOSAL 3: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 4: APPROVAL OF THE AMENDED AND RESTATED 2017 VIAD CORP OMNIBUS INCENTIVE PLAN
INTRODUCTION
We ask that our shareholders vote to approve the 2017 Viad Corp Omnibus Incentive Plan, as amended and restated effective May 24, 2022 (the “Amended Plan”). The Amended Plan amends and restates the 2017 Viad Corp Omnibus Incentive Plan (the “Original Plan”), which was originally effective as of May 18, 2017. The Amended Plan was adopted by the Human Resources Committee (the “Committee”) of our Board of Directors (the “Board”) on March 29, 2022, subject to approval by our shareholders at the Annual Meeting, to among other things, increase the number of shares of common stock authorized for issuance under the Original Plan by 840,000 shares.
The purpose of the Amended Plan is to give the Company a competitive advantage in attracting, retaining and motivating employees, directors and consultants, and to provide them with incentives that are directly linked to the future growth and profitability of the Company’s business. Our Board believes that the Amended Plan is an integral part of our long-term compensation philosophy and the Amended Plan is necessary to continue providing the appropriate levels and types of equity compensation for our eligible recipients. If our shareholders do not approve the Amended Plan, the Original Plan will remain in effect in its current form until the earliest of its expiration on May 18, 2027, its termination by the Board or the Committee, or the date on which the remaining shares available for issuance thereunder are depleted, following which date we will no long have an equity-based compensation plan pursuant to which we may issue long-term incentive awards.
The key changes to the Original Plan, as set forth in the Amended Plan, are summarized forth below:
•
Share Reserve Increase. Our Board is requesting shareholder approval of the Amended Plan to increase the number of shares of common stock authorized for issuance under the Original Plan by 840,000 shares.

•
Extension of Plan Term. The term of the Original Plan has been extended pursuant to the Amended Plan, so that it will now expire on May 24, 2032, the tenth anniversary of the date that shareholders approve the Amended Plan.

•
Increase in Director Compensation Limit. The annual aggregate limit set forth in the Original Plan on cash and equity compensation to be paid to any non-employee director of the Company (other than the independent chairman of the Board) has been increased from $400,000 to $500,000 in the Amended Plan.

•	Expansion of Eligible Recipients to Include Consultants. Consultants and advisors to the Company may receive awards under the Amended Plan.
•
Revisions to Reflect Change in Accounting Standards. The Amended Plan provides for share withholding for taxes at up to the maximum statutory rate (rather than the minimum statutory rate), in light of FASB Accounting Standards Update 2016-09.

•
Prohibition on Payment of Dividends and Dividend Equivalents Applies to All Unvested Awards. The Amended Plan expands the existing vesting requirement in the Original Plan for dividends and dividend equivalents payable on performance shares and performance units to apply to all unvested awards (i.e., no dividends or dividend equivalents will be paid with respect to any awards under the Amended Plan until and only to the extent that the underlying awards have vested).

•
Recycling Shares on Full-Value Awards. Shares subject to an award that are not delivered to a participant because such shares are used to satisfy tax withholding obligations with respect to full-value awards (i.e., any awards other than stock options and stock appreciation rights (“SARs”) that are settled in shares) will not be deemed delivered under the Amended Plan and will again be available for delivery in connection with awards.

PROMOTION OF GOOD COMPENSATION PRACTICES
The Amended Plan is designed to reinforce the alignment between equity compensation arrangements for employees, directors, and consultants, and shareholders’ interests and, as highlighted below, includes a number of provisions that the Company believes represent best practices, including:
•	No Discounted Stock Options. Stock options may not be granted with exercise prices lower than the fair market value of the underlying shares on the date of grant.
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•
No “Repricing” without Shareholder Approval. The Company may not, without the approval of shareholders, (1) reduce the exercise price of an outstanding stock option or the grant price of an outstanding SAR or (2) cancel and re-grant an outstanding stock option or SAR or exchange such stock option or SAR for either cash or a new award with a lower (or no) exercise price when the exercise price of such stock option or the grant price of such SAR is above the fair market value of a share of common stock.

•	No “Evergreen” Provision. There is no “evergreen” feature pursuant to which the shares available for issuance under the Amended Plan can be automatically replenished.
•
No Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, unless approved by the Committee.

•	No Automatic Grants. The Amended Plan does not provide for “reload” or other automatic grants to participants.
•	No Tax Gross-ups. The Amended Plan does not provide for any tax gross-ups.
•
Clawback and Forfeiture Events. Awards are subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events. Our executive compensation program currently provides that short-term and long-term incentive compensation are subject to forfeiture and repayment (or “clawback”) provisions, as more fully discussed in the CD&A section of this Proxy Statement.

•	No Single-Trigger Change in Control Provision. Awards will not automatically vest upon a change in control (often referred to as “single-trigger” vesting).
•
No Recycling Shares on Options and SARs. Shares of common stock issued under the Amended Plan and delivered or withheld in payment of the exercise price or the satisfaction of a tax obligation with respect to stock options and SARs may not be re-issued. In addition, shares repurchased on the open market using the proceeds of an option exercise will not again be available for awards under the Amended Plan.

•
Minimum Vesting. All awards are subject to a minimum one-year vesting requirement, subject to certain limited exceptions (including an exception for up to 5% of the shares reserved for issuance under the Amended Plan).

•
Director Compensation Limit. The Amended Plan includes an annual limit of $500,000 on the cash and equity compensation that may be paid or awarded to a non-employee director in any calendar year with respect to his or her service as a non-employee director. This limit does not apply to the independent Chairman of the Board, whose compensation will be approved by the other independent directors on the Board with the independent Chairman abstaining.

•
Dividends. Dividends and dividend equivalents are subject to the same vesting conditions applicable to the underlying awards and will only be paid to the extent that the awards vest. No dividends may be paid on options or SARs.

•	Amendments Require Shareholder Approval. Material amendments of the Amended Plan require shareholder approval.
KEY DATA
The following table includes information regarding outstanding equity awards under the Original Plan, shares available for future equity awards under the Original Plan, and total shares outstanding as of March 25, 2022:
Total shares underlying outstanding options	545,978
Weighted average exercise price of outstanding options	$32.27
Weighted average remaining contractual life of outstanding options	6.5 years
Total shares underlying outstanding full-value awards (i.e., awards that can be settled in Viad common stock, excluding options)	448,915
Total shares currently available for grant	372,774
Total shares outstanding	994,893
In 2019, 2020 and 2021, the Company granted equity awards (including stock options, restricted stock, restricted stock units (“RSUs”) and performance units to be paid in Viad common stock if performance goals are earned)
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representing a total of approximately 342,008 options, 134,379 shares, 387,545 units and 162,993 units, respectively. Burn rate refers to how fast a company uses the supply of shares authorized for awards under its stock plans. The burn rate is calculated by dividing the number of shares subject to equity awards granted in a particular year by the weighted average number of shares outstanding during the year. Over the last three years we have maintained an average annual burn rate of 1.7% of shares of common stock outstanding. The Board expects to continue to grant awards under the Amended Plan consistent with the Company’s historic rates.
SUMMARY OF THE TERMS OF THE AMENDED PLAN
The principal features of the Amended Plan are described below. This summary is qualified in its entirety by reference to the full text of the Amended Plan, a copy of which is attached as Appendix B to this Proxy Statement and incorporated into this Proxy Statement by reference. Please refer to Appendix B for more information.
Administration
The Amended Plan is administered by the Committee, an independent committee of our Board. Among other things, the Committee has the authority to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of common stock to be covered by each award and to determine the terms and conditions of any such awards.
Term
Awards under the Amended Plan may be made for ten years following the date that shareholders approve the Amended Plan at the Annual Meeting.
Eligibility
Awards may be granted under the Amended Plan to employees, directors, and consultants of Viad and Viad’s subsidiaries and affiliates. As of December 31, 2021, there were seven non-employee directors of Viad and approximately 3,512 employees of Viad and Viad’s subsidiaries and affiliates. During 2021, in addition to our seven non-employee directors who received restricted stock awards, a total of approximately 112 individuals received one or more awards under the Original Plan. As of March 25, 2022, in addition to our eight1 non-employee directors who received restricted stock unit awards, a total of approximately 9 individuals had received one or more awards in 2022 under the Original Plan.
Shares Subject to the Amended Plan and Limits on Awards
The Amended Plan provides that the aggregate number of shares of our common stock that may be subject to awards under the Amended Plan cannot exceed the sum of (i) 1,750,000 shares reserved for issuance under the Original Plan, less any shares issued under the Original Plan on or prior to, or subject to outstanding awards as of, the date that shareholders approve the Amended Plan, plus (ii) 840,000 shares. Up to 2,590,000 shares may be granted under the Amended Plan pursuant to incentive stock options.
The Amended Plan retains the annual and per-participant limits that applied under the Original Plan to awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth below:
•	Options: The maximum aggregate number of shares subject to options granted in any calendar year to any one participant shall be 250,000.
•	SARs: The maximum number of shares subject to stock appreciation rights granted in any calendar year to any one participant shall be 250,000.
•
Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to awards of restricted stock or restricted stock units in any calendar year to any one participant shall be 250,000.

•
Performance Units or Performance Shares: The maximum aggregate award of performance units or performance shares that any one participant may receive in any calendar year shall be 250,000 shares if such award is payable in shares, or equal to the value of 250,000 shares if such award is payable in cash or property other than shares, determined as of the award grant date.

[1]	Ms. Beverly K. Carmichael was appointed as a director effective February 21, 2022.
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•	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to cash-based awards to any one participant in any calendar year may not exceed five million dollars ($5,000,000).
•	Other Stock-Based Awards. The maximum aggregate grant with respect to other stock-based awards in any calendar year to any one participant shall be seventy-five thousand (75,000).
With respect to non-employee directors, the maximum number of shares subject to awards that may be granted during a single fiscal year, taken together with any cash fees paid to such non-employee director during the fiscal year, shall not exceed $500,000 in total value (calculating the value of the equity award based on the grant date fair value). This limit does not apply to the independent Chairman of the Board, whose compensation will be approved by the other independent directors on the Board with the independent Chairman abstaining.
The foregoing share limits are subject to adjustment in certain circumstances to prevent dilution or enlargement.
The shares subject to grant under the Amended Plan are to be made available from authorized but unissued shares or from treasury shares, as determined from time to time by the Board. If an SAR is exercised for shares, the total number of shares subject to such SAR will be deemed delivered for purposes of determining the maximum number of shares available for delivery under the Amended Plan. If the exercise price of any option is satisfied by delivering shares to the Company, the total number of shares subject to such option will be deemed delivered for purposes of determining the maximum number of shares available for delivery pursuant to awards under the Amended Plan. Shares subject to an award that are not delivered to a participant because such shares are used to satisfy an applicable tax withholding or exercise price obligation (i) with respect to options and SARs, will be deemed delivered under the Amended Plan and will not again be available for delivery in connection with awards, and (ii) with respect to full-value awards (i.e., any awards other than options and SARs that are settled in shares), will not be deemed delivered under the Amended Plan and will again be available for delivery in connection with awards. Shares purchased on the open market using the cash proceeds from the exercise of an option will not be added to the shares available for delivery under the Amended Plan in determining the maximum number of shares available for delivery pursuant to awards under the Amended Plan.
Minimum Vesting
Any award under the Amended Plan must provide for a minimum vesting period of at least one year, except that up to five percent of the Shares available for grant under the Amended Plan may be issued without regard to the foregoing requirement. Additionally, the Committee may provide in an award agreement or following the time of grant that an award will accelerate in the event of the participant’s death or disability, termination without cause, and/or a change in control.
Types of Awards and Terms and Conditions
The Committee has the authority to grant the following types of awards, subject to the following terms and conditions:
•
Incentive and Nonqualified Stock Options. All incentive and nonqualified stock options must have a maximum life of no more than ten years from the date of grant, except the Committee may grant a longer term for eligible recipients outside of the United States. At the time of grant, the Committee will determine the exercise price for any stock options. In no event may the exercise price be less than 100% of the fair market value of Viad common stock at the time of grant. At the time of exercise, payment in full of the exercise price must be paid in cash, shares of Viad common stock valued at their fair market value on the date of exercise, a combination thereof, or by such other method as the Committee may determine. The closing price of Viad common stock, as reported on the New York Stock Exchange on March 25, 2022, was $35.15 per share. Stock options and SARs cannot be repriced without shareholder approval.

•
Stock Appreciation Rights. SARs offer recipients the right to receive payment for the difference (spread) between the exercise price of the SAR and the market value of Viad common stock at the time of redemption. SARs granted under the Amended Plan can be granted either alone or in tandem with a stock option. The Committee may authorize payment of the spread for a SAR in the form of cash, Viad common stock to be valued at its fair market value on the date of exercise, a combination thereof, or by such other method as the Committee may determine. SARs must have a maximum life of no more than ten years from the date of grant, except that the Committee may grant a longer term for eligible recipients outside of the United States.

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•
Restricted Stock and RSUs. The Committee may award Viad common stock to a Viad director, employee, or consultant as a portion of compensation. In doing so, the Committee, in its discretion, may impose conditions or restrictions on the award of Viad common stock. The Committee may also award RSUs, which are notional awards that are similar to restricted stock, except that no shares are actually awarded on the date of grant. The holder of RSUs will have the right, subject to any restrictions imposed by the Committee, to receive shares of Viad common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the Committee. Restrictions on the award may include, for example, time based restrictions, achievement of performance goals, or a combination of time based restrictions on vesting following the attainment of the performance goals. The terms of a restricted stock award may include the right to exercise full voting rights of the shares of restricted stock during the restriction period. No voting rights may be granted with awards of RSUs.

•
Performance Units or Performance Shares. Each performance share will have an initial value equal to the fair market value of Viad common stock on the date of grant. Each performance unit will have an initial value that is established by the Committee at the time of grant. The Committee will set performance goals in its discretion for the vesting of performance shares (or units). The extent to which the performance goals are met will determine the value and/or number of performance shares (or units) that will be paid out. Performance shares (or units) can be made payable, upon achievement of performance goals, in stock, cash, or a combination of the two.

•
Cash-Based Awards and Other Stock Based Awards. The Committee may grant cash-based awards and an equity-based or equity-related award not otherwise described by the Amended Plan to participants as determined by the Committee. Payment of those awards may be made in either cash or Viad common stock.

PERFORMANCE MEASURES FOR PERFORMANCE-BASED AWARDS
Awards under the Amended Plan may be made subject to the achievement of performance goals, as specified by the Committee. The performance goals may be set by reference to performance measures, including, but not limited to, the following:
• Net earnings or net income (before or after taxes)

• Earnings per share

• Net sales or revenue growth

• Net operating profit

• Revenue

• Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue)

• Cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment)

• Earnings before or after taxes, interest, depreciation, and/or amortization

• Gross or operating margins

• Productivity ratios

• Share price (including, but not limited to, growth measures and total shareholder return)

• Expense targets

• Margins

• Operating efficiency

• Market share

• Customer satisfaction

• Unit volume

• Working capital targets and change in working capital

• Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital)

• Strategic plan development and implementation

The performance goals may relate to the individual participant, to Viad as a whole, or to a subsidiary, division, department, region, function, or business unit of Viad in which the participant is employed. Performance awards may be granted either alone or in addition to other grants made under the Amended Plan. The performance measures may
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be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The Committee may provide that any evaluation of achievement of the performance measures may include or exclude items, including, without limitation, any of the following events that occur during the performance period of the award: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) unusual or infrequently occurring items as described in ASC Topic 225 and/or in management’s discussion and analysis of financial condition and results of operations appearing in Viad’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. If the Committee determines that any events or circumstances render performance goals to be unsuitable, the Committee may modify such goals as it deems appropriate.
CHANGE IN CONTROL
Unless provided otherwise in the applicable award agreement, in the event of a “change in control” of the Company (as defined in the Amended Plan), if equivalent replacement awards are substituted for awards granted and outstanding under the Amended Plan at the time of such change of control, then, upon a “qualified termination of employment” (as defined in the Amended Plan),
•	such replacement awards will vest and be earned in full (i.e., the awards “double-trigger” vest);
•
for a performance-based award, the performance goals will be deemed satisfied at the greater of the applicable target level and the level of achievement through the latest practicable date reasonably determinable; and

•
any stock option or SAR held by the participant as of the date of the change in control that remains outstanding as of the date of such termination of employment may thereafter be exercised until the expiration of the term of the stock option or SAR.

If equivalent replacement awards are not substituted for awards granted and outstanding under the Amended Plan at the time of such change in control, upon the occurrence of a change in control, unless otherwise provided in the applicable award agreement, (i) all then-outstanding awards (other than performance-based awards) will vest in full, be free of restrictions, and be deemed to be earned and payable in full, and (ii) any performance-based award will be deemed earned in full based on performance goal achievement at the greater of the applicable target level and the level of achievement as determined by the Committee not later than the date of the change in control based on actual performance.
AMENDMENT AND DISCONTINUANCE
The Amended Plan may be amended, altered, or discontinued by the Committee or the Board, but no amendment, alteration or discontinuance may adversely affect in any material way any award previously granted without the participant’s consent. Amendments to the Amended Plan will require shareholder approval to the extent such approval is required by law or the listing standards of the applicable exchange. The Amended Plan will terminate on May 24, 2032.
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain federal income tax consequences of awards made under the Amended Plan based upon the laws in effect on the date hereof. The discussion is general in nature and does not take into account a number of considerations which may apply in light of the circumstances of a particular participant under the Amended Plan. The income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.
•
Nonqualified Stock Options. A participant will not recognize taxable income at the time of grant of a non-qualified stock option, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) upon exercise of a non-qualified stock option equal to the excess of the fair market value of the shares purchased over their exercise price, and the Company generally will be entitled to a corresponding deduction.

•
Incentive Stock Options. A participant will not recognize taxable income at the time of grant of an incentive stock option. A participant will not recognize taxable income (except for purposes of the alternative

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minimum tax) upon exercise of an incentive stock option. If the shares acquired by exercise of an incentive stock option are held for the longer of two years from the date the stock option was granted and one year from the date the shares were transferred, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within such two- or one-year periods, then in the year of such disposition the participant will recognize compensation taxable as ordinary income equal to the excess of the lesser of the amount realized upon such disposition and the fair market value of such shares on the date of exercise over the exercise price, and the Company generally will be entitled to a corresponding deduction. The excess of the amount realized through the disposition date over the fair market value of the stock on the exercise date will be treated as capital gain.
•
SARs. A participant will not recognize taxable income at the time of grant of a SAR, and the Company will not be entitled to a tax deduction at such time. Upon exercise, a participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company generally will be entitled to a corresponding deduction.

•
Restricted Stock. A participant will not recognize taxable income at the time of grant of shares of restricted stock, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election under Section 83(b) of the Code to be taxed at such time. If such election is made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of the grant equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time the restrictions lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company is entitled to a corresponding deduction at the time the ordinary income is recognized by the participant. In addition, a participant receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee), rather than dividend income. The Company will be entitled to a corresponding deduction.

•
Restricted Stock Units. A participant will not recognize taxable income at the time of grant of a restricted stock unit, and the Company will not be entitled to a tax deduction at such time. A participant will recognize compensation taxable as ordinary income (and subject to income tax withholding in respect of an employee) at the time of settlement of the award equal to the fair market value of any shares delivered and the amount of cash paid by the Company, and the Company will be entitled to a corresponding deduction.

•
Performance Units/Performance Shares. Participants under the Amended Plan incur no income tax liability upon the initial grant of performance units or performance shares. At the end of the performance or measurement period, however, participants realize ordinary income on any amounts received in cash or common stock. Any subsequent appreciation on the common stock is treated as a capital gain.

•
Cash-Based Awards/Other Stock-Based Awards. Any cash payments or the fair market value of any common stock or other property a participant receives in connection with cash-based awards or other stock-based awards are includable in income in the year received or made available to the participant without substantial limitations or restrictions. Generally, Viad will be entitled to deduct the amount the participant includes in income as a business expense in the year of payment.

The foregoing general tax discussion is intended for the information of shareholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Amended Plan. Participants are strongly urged to consult their own tax advisors regarding the federal, state, local, foreign, and other tax consequences to them of participating in the Amended Plan.
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NEW PLAN BENEFITS
All awards made under the Amended Plan are discretionary. Therefore, the benefits and amounts that will be received or allocated under the Amended Plan are not determinable at this time. However, please refer to the “Grants of Plan-Based Awards Table” section of this Proxy Statement, which provides information on the grants made to the NEOs in 2021, and to the “Director Compensation” section of this Proxy Statement, which provides information on grants made to our non-employee directors in 2021.
REQUIRED VOTE
At the Annual Meeting, shareholders will be asked to approve the Amended Plan. This proposal requires the affirmative vote of a majority of the votes cast, which means that shares voted “FOR” the proposal must exceed the number of shares voted “AGAINST” the proposal. Abstentions and broker non-votes will have no effect on the outcome of this proposal.
RECOMMENDATION OF THE BOARD
The Board recommends that you vote “FOR” this proposal.
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GENERAL INFORMATION ABOUT THE ANNUAL MEETING
WHO CAN VOTE
Each holder of Viad common stock and Preferred Stock as of the Record date, March 25, 2022, will be entitled to one vote on each matter for each share of common stock held, or into which the Preferred Stock is convertible, on the Record Date.
For the election of Preferred Directors, the Crestview Parties, as the holders of the Preferred Stock, voting as a separate class, are entitled to elect two Preferred Directors. The Crestview Parties are expected to elect Brian P. Cassidy and Patrick T. LaValley, effective as of the date of this year’s Annual Meeting.
At the close of business on the Record Date, a total of 20,579,269 shares of Viad common stock and 135,000 shares of Preferred Stock (convertible into 6,674,235 shares of common stock) were outstanding and entitled to vote.
BOARD RECOMMENDATIONS ON PROPOSALS
The following table summarizes the proposals to be voted on at the Annual Meeting and our Board’s voting recommendations with respect to each proposal.
Proposals		Board’s Recommendation
1.	Elect the following nominees to three-year terms: Beverly K. Carmichael, Denise M. Coll and Steven W. Moster	✔	FOR each Director Nominee
2.	Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022	✔	FOR
3.	Approve, on an advisory basis, the compensation of our named executive officers	✔	FOR
4.	Approve amended and restated 2017 Viad Corp Omnibus Incentive Plan	✔	FOR
VOTING REQUIREMENTS
The following chart describes the proposals to be considered at the Annual Meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	FOR, AGAINST or ABSTAIN with respect to each director nominee.
Uncontested - Majority of votes cast; each director nominee must receive more votes FOR than AGAINST.*

Contested – Plurality voting; the director nominees receiving the greatest number of FOR votes will be elected as directors.
			No effect. An abstention does not count as a vote cast.	No effect; no broker discretion to vote.
Ratification of selection of Deloitte & Touche LLP	FOR, AGAINST or ABSTAIN.	Majority of the votes cast; shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal.	No effect. An abstention does not count as a vote cast.	No broker non-votes; brokers have discretion to vote.
Advisory vote to approve executive compensation	FOR, AGAINST or ABSTAIN.	Majority of the votes cast; shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal.	No effect. An abstention does not count as a vote cast.	No effect; no broker discretion to vote.
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Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Approval of amended and restated 2017 Viad Corp Omnibus Incentive Plan	FOR, AGAINST or ABSTAIN.	Majority of the votes cast; shares voted FOR the proposal must exceed the number of shares voted AGAINST the proposal.	No effect. An abstention does not count as a vote cast.	No effect; no broker discretion to vote.
*
In an uncontested election, a director nominee who does not receive a majority of the votes cast must tender his or her resignation, and the Board, through a process managed by the Corporate Governance and Nominating Committee, will decide whether to accept the resignation.

PARTICIPATION IN THE ANNUAL MEETING
We are hosting the Annual Meeting via the internet through a virtual web conference. You will not be able to attend the meeting in person. You will be able to attend the virtual annual meeting, vote your shares electronically, and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/VVI2022 and entering your 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials. The Annual Meeting will begin promptly at 8:00 a.m. CST. Online check-in will be available beginning at 7:30 a.m. CST. Please allow ample time for the online check-in process. Please be assured that you will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting.
If you are a beneficial owner, who owns shares through a bank, brokerage firm, or other nominee, you may not vote your shares electronically at the virtual annual meeting unless you obtain a “legal proxy” from your bank, brokerage firm, or other nominee who is the shareholder of record with respect to your shares. You may still attend the Annual Meeting even if you do not have a legal proxy. For admission to the Annual Meeting, visit www.virtualshareholdermeeting.com/VVI2022 and enter your 16-digit control number included in your Notice of Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials.
As part of the Annual Meeting, we will hold a question and answer session, during which we intend to answer questions submitted during the meeting in accordance with the Annual Meeting procedures which are pertinent to the Company and the meeting matters, as time permits. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/VVI2022. Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the Annual Meeting login page.
VOTING YOUR PROXY
Under NYSE rules, if you are a beneficial shareholder, your vote instructs your bank, broker, or other nominee (collectively, a “nominee”) as the holder of record, how to vote your shares. If you do not vote, your nominee may still vote your shares, but only on “routine” matters. The only routine matter at this Annual Meeting is Proposal 2, ratifying the appointment of Deloitte & Touche LLP. Accordingly, if you do not vote, your nominee may not vote your shares on Proposals 1 (Election of Directors), 3 (Advisory Vote on Executive Compensation) or 4 (Amended and Restated 2017 Viad Corp Omnibus Incentive Plan). Your nominee’s inability to vote your shares on Proposals 1, 3 and 4 results in a broker non-vote. Abstentions and broker non-votes are not included in the vote totals and, as such, will not affect the outcome of the proposals.
If you are a record holder and return a signed proxy card, the proxy will vote your shares in accordance with your instructions. If you return your signed proxy card, but do not indicate how to vote on the proposals, the proxy will vote your shares “For” each of the proposals. If you are a 401(k) participant, your signed proxy card will instruct the respective plan trustee how to vote your shares. If you do not provide voting instructions, the trustees will vote your shares in accordance with the majority of shares voted in the plans.
66	Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING

ELIMINATING DUPLICATIVE PROXY MATERIALS
To reduce printing and mailing costs, we adopted a procedure approved by the SEC called “householding.” Shareholders of record who have indicated that they would like to continue to receive copies of the proxy materials and who have the same address and last name will receive only one copy of this Proxy Statement and 2021 Form 10-K. Shareholders who participate in householding will continue to receive separate proxy cards. If you do not wish to participate in householding and prefer a separate copy of this Proxy Statement and the 2021 Form 10-K, or separate copies of these documents in the future, or if you are currently receiving separate copies of these documents and would like to request delivery of a single copy of the documents in the future, please contact EQ Shareowner Services, P.O. Box 64874, St. Paul, MN 55164-0874 (telephone number: 1-800-453-2235). We will promptly deliver a separate copy of this Proxy Statement and 2021 Form 10-K upon receiving your request. Beneficial owners can request information about householding from their nominees.
OTHER BUSINESS
The Board of Directors knows of no other matters to be considered at the Annual Meeting. If any other business should properly come before the Annual Meeting, the persons appointed in the enclosed proxy have discretionary authority to vote in accordance with their best judgment.
REVOKING YOUR PROXY
You may revoke your proxy by:
•
Delivering a signed, written revocation letter, dated later than the proxy, to Derek P. Linde, General Counsel and Corporate Secretary, at our principal executive office as listed in the notice of meeting attached to this Proxy Statement;

•	Delivering a signed proxy, dated later than the first one, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717; or
•	Participating in the Annual Meeting webcast and voting during the meeting. Your participation at the meeting will not by itself revoke your proxy unless you choose to vote during the meeting.
SOLICITATION OF PROXIES
We are providing these proxy materials in connection with the Board’s solicitation of proxies to be voted at our Annual Meeting. We will pay for the cost of solicitation. We will solicit proxies primarily through the mail, but our directors, officers, and employees may solicit proxies personally, by telephone, or otherwise, and no additional compensation will be paid to them. We will also reimburse nominees and other fiduciaries for their reasonable expenses in sending proxy materials to beneficial owners of Viad shares.
HOW TO VOTE
Your vote is important! Please cast your vote and play a part in Viad’s future.
Shareholders of record, who hold shares registered in their names, can vote by:

Internet www.proxyvote.com	Calling 1-800-690-6903 Toll-free from the U.S. or Canada	Mail Return the signed proxy card
The deadline for voting online or by telephone is 11:59 p.m. ET on May 23, 2022. If you vote by mail, your proxy card must be received before the Annual Meeting. If you hold shares in a Viad 401(k) plan, your voting instructions must be received by 11:59 p.m. ET on May 19, 2022.
Shareholders of record may vote online during the Annual Meeting. Beneficial owners, who own shares through a bank, brokerage firm, or other nominee, may vote online during the Annual Meeting as described below. You may cast your vote electronically during the Annual Meeting using the 16-digit control number included in your Notice of
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Internet Availability of the proxy materials, on your proxy card, or on any additional voting instructions accompanying these proxy materials. If you do not have a control number, please contact your broker, bank, or other nominee as soon as possible so that you can be provided with a control number.
Beneficial owners, who own shares through a bank, brokerage firm, or other nominee, can vote by returning the voting instruction form, or by following the instructions for voting via telephone or the internet, as provided by the bank, broker, or other nominee. If you own shares in different accounts or in more than one name, you may receive different voting instructions for each type of ownership. Please vote all of your shares.
If you are a shareholder of record or a beneficial owner who has a legal proxy to vote the shares, you may choose to vote during the Annual Meeting while participating in the Annual Meeting. Even if you plan to participate in our Annual Meeting via virtual web conference, please cast your vote as soon as possible.
During the Annual Meeting, a list of shareholders entitled to vote will be available for examination at www.virtualshareholdermeeting.com/VVI2022. The list will also be available for 10 days prior to the Annual Meeting at our principal executive office at the address listed above.
68	Viad Corp | GENERAL INFORMATION ABOUT THE ANNUAL MEETING

SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS
Pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at our 2023 annual meeting of shareholders must be received at our principal executive offices not later than the close of business, Arizona local time, on December 8, 2022, which is 120 days prior to the first anniversary of the mailing date of this Proxy Statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our 2023 Proxy Statement.
Under our Bylaws, any shareholder proposal that is not submitted for inclusion in next year’s Proxy Statement, but is instead sought to be presented directly at the 2023 annual meeting, must be received at our principal executive offices no earlier than the close of business on January 13, 2023, and no later than the close of business on February 13, 2023.
Shareholders should direct all proposals, director nominations, or related questions in writing to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement.
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AVAILABILITY OF MATERIALS
This Proxy Statement and the 2021 Form 10-K are available on our website at www.viad.com by clicking the link “Annual Meeting-Proxy Materials” under the “Investors” tab, or by written request to the office of the Corporate Secretary at the address listed in the notice of meeting attached to this Proxy Statement. You may also obtain our other SEC filings and certain other information through the internet at www.sec.gov and our website at www.viad.com. Information contained in any website referenced in this Proxy Statement is not part of this Proxy Statement and is not incorporated by reference in this Proxy Statement.
PLEASE SIGN, DATE, AND MAIL YOUR PROXY CARD NOW
OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET.

WE APPRECIATE YOUR PROMPT RESPONSE!
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APPENDIX A
2017 Viad Corp Omnibus Incentive Plan

Amended and Restated Effective May 24, 2022
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2017 Viad Corp Omnibus Incentive Plan
Amended and Restated Effective May 24, 2022
Article 1. Establishment, Purpose, and Duration
1.1
Establishment. Viad Corp, a Delaware corporation (hereinafter referred to as the “Company”), establishes an incentive compensation plan to be known as the 2017 Viad Corp Omnibus Incentive Plan (hereinafter referred to as the “Plan”), as set forth in this document.

This Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Other Stock-Based Awards.
This Plan was originally effective May 18, 2017 (the “Original Effective Date”). As amended and restated hereby, this Plan shall become effective on May 24, 2022, subject to shareholder approval at the Company’s 2022 annual meeting of shareholders (the “Effective Date”), and shall remain in effect as provided in Section 1.3 hereof.
1.2
Purpose of This Plan. The purpose of this Plan is to provide a means whereby Employees, Directors and Consultants of the Company develop a sense of proprietorship and personal involvement in the development and financial success of the Company, and to encourage them to devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. A further purpose of this Plan is to provide a means through which the Company may attract able individuals to become Employees, Directors or Consultants of the Company and to provide a means whereby those individuals upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company.

1.3
Duration of This Plan. Unless sooner terminated as provided herein, this Plan shall terminate ten (10) years from the Effective Date. After this Plan is terminated, no Awards may be granted but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and this Plan’s terms and conditions. Notwithstanding the foregoing, no Incentive Stock Options may be granted more than ten (10) years after the earlier of: (a) adoption of this Plan by the Board, or (b) the Effective Date.

1.4	Prior Plans. No further grants shall be made under the Prior Plans from the time of the Original Effective Date of this Plan.
Article 2. Definitions
Whenever used in this Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized.
2.1
“409A CIC” means the consummation of a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, and in each case, as defined under Code Section 409A.

2.2
“Affiliate” shall mean any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.3	“Annual Award Limit” or “Annual Award Limits” have the meaning set forth in Section 4.4.
2.4
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, or Other Stock-Based Awards, in each case subject to the terms of this Plan.

2.5
“Award Agreement” means either: (a) a written agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company to a Participant describing the terms and provisions of such Award, including any amendment or modification thereof. The Committee may provide for the use of electronic, Internet, or other nonpaper Award Agreements, and the use of electronic, Internet, or other nonpaper means for the acceptance thereof and actions thereunder by a Participant.

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2.6	“Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.7	“Board” or “Board of Directors” means the Board of Directors of the Company.
2.8	“Cash-Based Award” means an Award, denominated in cash, granted to a Participant as described in Article 10.
2.9	“Change in Control” means any of the following events:
(a)
An acquisition by any person (as defined in Section 3(a)(9) of the Exchange Act), including, without limitation, any two or more persons acting as a group within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of either: (i) the then outstanding Shares of common stock of the Company (the “Outstanding Company Common Stock”), or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Company Voting Securities”); excluding, however the following: (A) any acquisition directly from the Company or any entity controlled by the Company other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or any entity controlled by the Company, (B) any acquisition by the Company, or any entity controlled by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (i), (ii), and (iii) of Section 2.9(c); or

(b)
A change in the composition of the Board such that the individuals who, as of the Effective Date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2.9(b) that any individual, who becomes a member of the Board subsequent to the Effective Date of the Plan, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(c)
Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”) excluding, however, such a Corporate Transaction pursuant to which: (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction (the “Prior Shareholders”) beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the outstanding Shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors, as the case may be, of the Company or other entity resulting from such Corporate Transaction (including, without limitation, a corporation or other entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; (ii) no Person (other than the Company or any entity controlled by the Company, any employee benefit plan (or related trust) of the Company or any entity controlled by the Company or such corporation or other entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, twenty percent (20%) or more of, respectively, the outstanding Shares of common stock of the Company or other entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation or other entity entitled to vote generally in the election of Directors except to the extent that such ownership existed prior to the Corporate Transaction; and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the Board of Directors of the Company resulting from such Corporate Transaction; and further excluding any disposition of all or substantially all of the assets of the Company pursuant to a spin-off, split-up, or similar transaction (a “Spin-Off”) if, immediately following the Spin-Off,

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the prior shareholders beneficially own, directly or indirectly, more than eighty percent (80%) of the outstanding Shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of both entities resulting from such transaction, in substantially the same proportions as their ownership immediately prior to such transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities; provided, that if another Corporate Transaction involving the Company occurs in connection with or following a Spin-Off, such Corporate Transaction shall be analyzed separately for purposes of determining whether a Change in Control has occurred; or
(d)	The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.
2.10
“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time. For purposes of this Plan, references to sections of the Code shall be deemed to include references to any applicable regulations thereunder and any successor or similar provision.

2.11
“Committee” means the Human Resources Committee of the Board or a subcommittee thereof, or any other committee designated by the Board to administer this Plan. If at any time there is no such Human Resources Committee to administer the Plan, or the Human Resources Committee shall fail to be composed of at least two Non-employee Directors, the Plan will be administered by a committee selected by the Board and composed of not less than two (2) individuals, each of whom is such a Non-employee Director. The members of the Committee shall be appointed from time to time by and shall serve at the discretion of, the Board. If the Committee does not exist or cannot function for any reason, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

2.12	“Company” means Viad Corp, a Delaware corporation, and any successor thereto as provided in Article 20 herein.
2.13
“Consultant” means any person, including an advisor, who is (a) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (b) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, will not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register either the offer or the sale of the Company’s securities to such person.

2.14
“Covered Employee” means any key Employee who is a “Covered Employee,” as defined in Code Section 162(m), and who is designated either as an individual Employee or class of Employees, by the Committee prior to the earlier of: (a) ninety (90) days after the beginning of the Performance Period, or (b) when twenty-five percent (25%) of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.1	“Director” means any individual who is a member of the Board of Directors of the Company.
2.2
“Disaffiliation” means a Subsidiary ceasing to be a Subsidiary for any reason (including, without limitation, as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary) or a sale of a division of the Company.

2.3	“Effective Date” has the meaning set forth in Section 1.1.
2.4
“Employee” means any individual designated as an employee of the Company, its Affiliates, and/or its Subsidiaries on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, Affiliate, and/or Subsidiary as an independent contractor, a consultant, or any employee of an employment, consulting, or temporary agency or any other entity other than the Company, Affiliate, and/or Subsidiary, without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as, a common-law employee of the Company, Affiliate, and/or Subsidiary during such period.

2.5	“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.
2.6
“Fair Market Value” or “FMV” means a price that is based on the closing price of a Share reported on the New York Stock Exchange (“NYSE”) or other established stock exchange (or exchanges) on the applicable date, or an

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average of trading days, as determined by the Committee in its discretion. Unless the Committee determines otherwise, Fair Market Value shall be deemed to be equal to the reported closing price of a Share on the most recent date on which Shares were publicly traded. In the event Shares are not publicly traded at the time a determination of their value is required to be made hereunder, the determination of their Fair Market Value shall be made by the Committee in such manner as it deems appropriate.
2.7	“Freestanding SAR” has the meaning set forth in Section 7.1.
2.8	“Full-Value Award” means an Award other than in the form of an ISO, NQSO, or SAR, and which is settled by the issuance of Shares.
2.9
“Good Reason” means (a) “Good Reason” as defined in any individual agreement or Award Agreement to which the applicable Participant is a party, or (b) if there is no such agreement or if it does not define Good Reason, without the Participant’s prior written consent: (i) the assignment to the Participant of any duties materially inconsistent in any respect with the Participant's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to the Change in Control, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; (ii) any material reduction of the Participant's base salary or annual bonus below the highest level enjoyed by the Participant during the 120-day period prior to the Change of Control; (iii) the Company’s requiring the Participant to be based at any office or location other than that at which he or she was based immediately prior to the Change in Control constituting a material change in the Participant’s geographic location or the Company’s requiring the Participant to travel to a substantially greater extent than required immediately prior to the Change in Control; (iv) any purported termination by the Company of the Participant's employment otherwise than as expressly permitted by this Plan. In order to invoke a termination of employment for Good Reason, a Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (iii) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such termination of employment to constitute a termination of employment for Good Reason.

2.10	“Grant Price” means the price established at the time of grant of a SAR pursuant to Article 7, used to determine whether there is any payment due upon exercise of the SAR.
2.11
“Incentive Stock Option” or “ISO” means an Option to purchase Shares granted under Article 6 to an Employee and that is designated as an Incentive Stock Option that is intended to meet the requirements of Code Section 422 or any successor provision.

2.12
“Insider” shall mean an individual who is, on the relevant date, an officer or Director of the Company, or a more than ten percent (10%) Beneficial Owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act.

2.13
“Non-employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

2.14
“Non-employee Director Award” means any NQSO, SAR, or Full-Value Award granted, whether singly, in combination, or in tandem, to a Participant who is a Non-employee Director pursuant to such applicable terms, conditions, and limitations as the Board or Committee may establish in accordance with this Plan.

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2.15	“Nonqualified Stock Option” or “NQSO” means an Option that is not intended to meet the requirements of Code Section 422, or that otherwise does not meet such requirements.
2.16	“Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article 6.
2.17	“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
2.18	“Original Effective Date” has the meaning set forth in Section 1.1.
2.19	“Other Stock-Based Award” means an equity-based or equity-related Award not otherwise described by the terms of this Plan, granted pursuant to Article 10.
2.20	“Participant” means any eligible individual as set forth in Article 5 to whom an Award is granted.
2.21
“Performance-Based Compensation” means, with respect to Covered Employees, compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation. Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for other purposes, including Code Section 409A.

2.22	“Performance Measures” means measures as described in Article 12 on which performance goals are based.
2.23	“Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to an Award.
2.24
“Performance Share” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in Shares, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.25
“Performance Unit” means an Award under Article 9 herein and subject to the terms of this Plan, denominated in units, the value of which at the time it is payable is determined as a function of the extent to which corresponding performance criteria have been achieved.

2.26
“Period of Restriction” means the period when Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Article 8.

2.27	“Plan” means the 2017 Viad Corp Omnibus Incentive Plan.
2.28	“Plan Year” means the calendar year.
2.29	“Prior Plans” means the 1997 Viad Corp Omnibus Incentive Plan and the 2007 Viad Corp Omnibus Incentive Plan.
2.30
“Qualified Termination of Employment” means a termination of employment within twenty-four months following a Change in Control (a) by the Company without cause, other than as a result of death or disability, or (b) by a Participant for Good Reason.

2.31	“Restricted Stock” means an Award granted to a Participant pursuant to Article 8.
2.32	“Restricted Stock Unit” means an Award granted to a Participant pursuant to Article 8, except no Shares are actually awarded to the Participant on the date of grant.
2.33	“Securities Act” means the Securities Act of 1933, as amended.
2.34	“Share” means a share of common stock of the Company, par value one dollar and fifty cents ($1.50) per share.
2.35	“Stock Appreciation Right” or “SAR” means an Award, designated as a SAR, pursuant to the terms of Article 7 herein.
2.36
“Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Company has or obtains, directly or indirectly, a proprietary interest of more than fifty percent (50%) by reason of stock ownership or otherwise.

2.37	“Tandem SAR” has the meaning set forth in Section 7.1.
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Article 3. Administration
3.1
General. The Committee shall be responsible for administering this Plan, subject to this Article 3 and the other provisions of this Plan. The Committee may employ attorneys, consultants, accountants, agents, and other individuals, any of whom may be an Employee, and the Committee, the Company, and its officers and Directors shall be entitled to rely upon the advice, opinions, or valuations of any such individuals. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Participants, the Company, and all other interested individuals.

3.2
Authority of the Committee. The Committee shall have full and exclusive discretionary power to interpret the terms and the intent of this Plan and any Award Agreement or other agreement or document ancillary to or in connection with this Plan to determine eligibility for Awards and to adopt such rules, regulations, forms, instruments, and guidelines for administering this Plan as the Committee may deem necessary or proper. Such authority shall include, but not be limited to, selecting Award recipients, establishing all Award amounts, terms, and conditions, including the terms and conditions set forth in Award Agreements, determining whether, to what extent, and under what circumstances Awards may be settled, exercised, cancelled, forfeited, or suspended, construing any ambiguous provision of the Plan or any Award Agreement, subject to Section 4.2, accelerating the vesting of Awards, and, subject to Article 18, adopting modifications and amendments to this Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries and other jurisdictions in which the Company, its Affiliates, and/or its Subsidiaries operate. Further, the Committee shall further have the authority to make any other determination and take any other action that the Committee deems necessary and desirable for the administration of the Plan.

3.3
Delegation. The Committee may delegate to one or more of its members or to one or more officers of the Company and/or its Subsidiaries and Affiliates or to one or more agents or advisors such administrative duties or powers as it may deem advisable, and the Committee or any individuals to whom it has delegated duties or powers as aforesaid may employ one or more individuals to render advice with respect to any responsibility the Committee or such individuals may have under this Plan. The Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Committee: (a) designate Employees to be recipients of Awards; and (b) determine the size of any such Awards; provided, however: (i) the Committee shall not delegate such responsibilities to any such officer for Awards granted to an Employee who is considered an Insider; (ii) the resolution providing such authorization sets forth the total number of Shares and Awards such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Committee regarding the nature and scope of the Awards granted pursuant to the authority delegated.

3.4
Rule 16b-3 Compliance. To the extent an Award is intended to qualify for the exemption from Section 16(b) of the Exchange Act that is available under Rule 16b-3 of the Exchange Act, the Award will be granted by the Board or a Committee that consists solely of two or more Non-employee Directors, as determined under Rule 16b-3(b)(3) of the Exchange Act and thereafter any action establishing or modifying the terms of the Award will be approved by the Board or a Committee meeting such requirements to the extent necessary for such exemption to remain available.

Article 4. Shares Subject to This Plan and Maximum Awards
4.1
Number of Shares Available for Awards. Subject to adjustment as provided in Section 4.6 herein, the maximum number of Shares available for issuance to Participants under this Plan (the “Share Authorization”) shall be the sum of (a) one million seven hundred fifty thousand (1,750,000) Shares originally reserved under the Plan as of the Original Effective Date, less any Shares issued under the Plan on or prior to, or subject to outstanding Awards as of, the Effective Date, plus (b) an additional eight hundred forty thousand (840,000) Shares added to the Share Authorization as of the Effective Date. The maximum number of Shares of the Share Authorization that may be issued pursuant to ISOs under this Plan shall be two million five hundred ninety thousand (2,590,000) Shares. Shares may also be issued as permitted by, as applicable, Nasdaq Listing Rule 5635(c), NYSE Listed Company Manual Section 303A.08, NYSE American Company Guide Section 711 or other applicable rule, and such issuance will not reduce the number of Shares available for issuance under the Plan.

4.2
Minimum Vesting. Any Award under this Plan shall provide for a minimum vesting or Performance Period of at least one year. Notwithstanding the foregoing, (a) the Committee may provide in an Award Agreement or following the time of grant that the vesting of an Award shall accelerate in the event of a Participant’s death, disability, a termination by the Company without Cause, or a Change in Control, and (b) the Committee may grant

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Awards covering up to five percent (5%) of the Shares authorized for issuance pursuant to Section 4.1 without regard to the foregoing requirement. In addition, the vesting of Awards to Non-employee Directors will be deemed to satisfy the one-year minimum vesting requirement to the extent that the Awards vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of the Company’s shareholders that is at least fifty (50) weeks after the immediately preceding year’s annual meeting.
4.3
Share Usage. Shares covered by an Award shall only be counted as used to the extent they are actually issued. Any Shares related to Awards, which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such Shares, shall be available again for grant under this Plan. The Shares available for issuance under this Plan may be authorized and unissued Shares or treasury Shares. If a Stock Appreciation Right is exercised for Shares, the total number of Shares subject to such Stock Appreciation Right will be deemed delivered for purposes of determining the maximum number of Shares available for delivery under this Plan. If the Option Price of any Option is satisfied by delivering Shares to the Company (by either actual delivery or by attestation), the total number of Shares subject to such Option shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery pursuant to Awards under this Plan. Shares subject to an Award that are not delivered to a Participant because such Shares are used to satisfy an applicable tax withholding or exercise price obligation (i) with respect to Options and Stock Appreciation Rights, shall be deemed delivered hereunder and shall not again be available for delivery in connection with Awards, and (ii) with respect to Full-Value Awards, shall not be deemed delivered hereunder and shall again be available for delivery in connection with Awards. Shares purchased on the open market using the cash proceeds from the exercise of an Option shall not be added to the Shares available for delivery hereunder in determining the maximum number of Shares available for delivery pursuant to Awards under this Plan.

4.4
Annual Award Limits. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to qualify as Performance-Based Compensation, the following limits (each, an “Annual Award Limit” and collectively, “Annual Award Limits”) shall apply to grants of such Awards under this Plan:

(a)	Options: The maximum aggregate number of Shares subject to Options granted in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000).
(b)	SARs: The maximum number of Shares subject to Stock Appreciation Rights granted in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000).
(c)
Restricted Stock or Restricted Stock Units: The maximum aggregate grant with respect to Awards of Restricted Stock or Restricted Stock Units in any one Plan Year to any one Participant shall be two hundred fifty thousand (250,000).

(d)
Performance Units or Performance Shares: The maximum aggregate Award of Performance Units or Performance Shares that any one Participant may receive in any one Plan Year shall be two hundred fifty thousand (250,000) Shares if such Award is payable in Shares, or equal to the value of two hundred fifty thousand (250,000) Shares if such Award is payable in cash or property other than Shares, as determined as of the Award grant date.

(e)	Cash-Based Awards: The maximum aggregate amount awarded or credited with respect to Cash-Based Awards to any one Participant in any one Plan Year may not exceed five million dollars ($5,000,000).
(f)
Other Stock-Based Awards. The maximum aggregate grant with respect to Other Stock-Based Awards pursuant to Section 10.2 in any one Plan Year to any one Participant shall be seventy-five thousand (75,000).

4.5
Non-Employee Director Compensation Limit. With respect to Non-employee Directors, the maximum number of Shares subject to Awards that may be granted in any one Plan Year, taken together with any cash fees paid to such Non-employee Director during such Plan Year, shall not exceed five hundred thousand dollars ($500,000) in total value (calculating the value of any such Shares awarded based on their grant date fair value). This limit shall not apply to the independent Chairman of the Board, whose compensation will be approved by the other Non-employee Directors of the Board with the independent Chairman abstaining.

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4.6	Adjustments in Authorized Shares.
(a)
In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (ii) the various limitations set forth in Sections 4.1, 4.4, and 4.5 (iii) the number and kind of shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights.

(b)
In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property (each, a “Share Change”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan, (ii) the various limitations set forth in Sections 4.1, 4.4, and 4.5, (iii) the number and kind of shares or other securities subject to outstanding Awards; and (iv) the exercise price of outstanding Options and Stock Appreciation Rights.

(c)
In the case of Corporate Transactions, the adjustments contemplated by clause (a) of this Section 4.6 may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid), (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards, and (iii) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including, without limitation, other securities of the Company and securities of entities other than the Company), by the affected Subsidiary or division or by the entity that controls such Subsidiary, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(d)
The Committee, in its sole discretion, may also make appropriate adjustments in the terms of any Awards under this Plan to reflect, or related to, such changes or distributions and to modify any other terms of outstanding Awards, including modifications of performance goals and changes in the length of Performance Periods. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.

(e)
Subject to the provisions of Article 18 and notwithstanding anything else herein to the contrary, without affecting the number of Shares reserved or available hereunder, the Committee may authorize the issuance or assumption of benefits under this Plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate (including, but not limited to, a conversion of equity awards into Awards under this Plan in a manner consistent with paragraph 35-36 of ASC Topic 718).

(f)	Any adjustment under this Section 4.6 need not be the same for all Participants.
Article 5. Eligibility and Participation
5.1	Eligibility. Individuals eligible to participate in this Plan include all Employees, Directors, and Consultants.
5.2
Actual Participation. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted, and shall determine, in its sole discretion, the nature of any and all terms permissible by law and the amount of each Award.

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Article 6. Stock Options
6.1
Grant of Options. Subject to the terms and provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, in its sole discretion, provided that ISOs may be granted only to eligible Employees of the Company or of any parent or subsidiary corporation (as permitted under Code Sections 422 and 424).

6.2
Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which an Option shall become vested and exercisable, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO.

6.3
Option Price. The Option Price for each grant of an Option under this Plan shall be determined by the Committee in its sole discretion and shall be specified in the Award Agreement; provided, however, the Option Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.

6.4
Term of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for Nonqualified Stock Options granted to Participants outside the United States, the Committee has the authority to grant Nonqualified Stock Options that have a term greater than ten (10) years.

6.5
Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which terms and restrictions need not be the same for each grant or for each Participant.

6.6
Payment. Options granted under this Article 6 shall be exercised by the delivery of a notice of exercise to the Company or an agent designated by the Company in a form specified or accepted by the Committee, or by complying with any alternative procedures which may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

A condition of the issuance of the Shares as to which an Option shall be exercised shall be the payment of the Option Price. The Option Price of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; (b) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price (provided that except as otherwise determined by the Committee, the Shares that are tendered must have been held by the Participant for at least six (6) months (or such other period, if any, as the Committee may permit) prior to their tender to satisfy the Option Price if acquired under this Plan or any other compensation plan maintained by the Company or have been purchased on the open market); (c) by a cashless (broker-assisted) exercise; (d) by a combination of (a), (b), and/or (c); or (e) any other method approved or accepted by the Committee in its sole discretion.
Subject to any governing rules or regulations, as soon as practicable after receipt of written notification of exercise and full payment (including satisfaction of any applicable tax withholding), the Company shall deliver to the Participant evidence of book entry Shares, or upon the Participant’s request, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).
Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.
6.7
Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, minimum holding period requirements and/or restrictions under applicable federal securities laws, the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, or any blue sky or state securities laws applicable to such Shares.

6.8
Termination of Employment. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions

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shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.
Article 7. Stock Appreciation Rights
7.1
Grant of SARs. Subject to the terms and conditions of this Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted hereunder to Participants either alone (“Freestanding SAR”) or in addition to other Awards granted under the Plan (“Tandem SAR”) and may, but need not, relate to specific Options granted under Section 6. Any Tandem SAR related to an Option may be granted at the same time such Option is granted to the Participant. In the case of any Tandem SAR related to any Option, such SAR or applicable portion thereof shall not be exercisable until the related Option or applicable portion thereof is exercisable and shall terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of Shares covered by a related Option shall not be reduced until the exercise or termination of the related Option exceeds the number of Shares not covered by such SAR. Any Option related to any Tandem SAR shall no longer be exercisable to the extent the related SAR has been exercised.

Subject to the terms and conditions of this Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of this Plan, in determining the terms and conditions pertaining to such SARs.
The Grant Price for each grant of a Freestanding SAR or a Tandem SAR shall be determined by the Committee and shall be specified in the Award Agreement; provided, however, the Grant Price on the date of grant must be at least equal to one hundred percent (100%) of the FMV of the Shares as determined on the date of grant.
7.2	SAR Agreement. Each SAR Award shall be evidenced by an Award Agreement that shall specify the Grant Price, the term of the SAR, and such other provisions as the Committee shall determine.
7.3
Term of SAR. The term of a SAR granted under this Plan shall be determined by the Committee, in its sole discretion, and except as determined otherwise by the Committee and specified in the SAR Award Agreement, no SAR shall be exercisable later than the tenth (10th) anniversary date of its grant. Notwithstanding the foregoing, for SARs granted to Participants outside the United States, the Committee has the authority to grant SARs that have a term greater than ten (10) years.

7.4	Exercise of Freestanding SARs. Freestanding SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes.
7.5	Settlement of SAR Amount. Upon the exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)	The excess of the Fair Market Value of a Share on the date of exercise over the Grant Price; by
(b)	The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee, the payment upon SAR exercise may be in cash, Shares, or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination regarding the form of SAR payout shall be set forth in the Award Agreement pertaining to the grant of the SAR.
7.6
Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

7.7
Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares received upon exercise of a SAR granted pursuant to this Plan as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received upon exercise of a SAR for a specified period of time.

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Article 8. Restricted Stock and Restricted Stock Units
8.1
Grant of Restricted Stock or Restricted Stock Units. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine. Restricted Stock Units shall be similar to Restricted Stock except that no Shares are actually awarded to the Participant on the date of grant.

8.2
Restricted Stock or Restricted Stock Unit Agreement. Each Restricted Stock and/or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3
Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to this Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable laws or under the requirements of any stock exchange or market upon which such Shares are listed or traded, or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied or lapse.
Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock Award shall become freely transferable by the Participant after all conditions and restrictions applicable to such Shares have been satisfied or lapse (including satisfaction of any applicable tax withholding obligations), and Restricted Stock Units shall be paid in cash, Shares, or a combination of cash and Shares as the Committee, in its sole discretion, shall determine.
8.4
Certificate Legend. In addition to any legends placed on certificates pursuant to Section 8.3, each certificate representing Shares of Restricted Stock granted pursuant to this Plan may bear a legend such as the following or as otherwise determined by the Committee in its sole discretion:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the 2017 Viad Corp Omnibus Incentive Plan and a Restricted Stock Agreement. Copies of such Plan and Agreement are on file at the offices of Viad Corp, 1850 North Central Avenue, Suite 1900, Phoenix, Arizona.”
8.5
Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

8.6
Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Restricted Stock and/or Restricted Stock Units following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

8.7
Section 83(b) Election. The Committee may provide in an Award Agreement that the Award of Restricted Stock is conditioned upon the Participant making or refraining from making an election with respect to the Award under Code Section 83(b). If a Participant makes an election pursuant to Code Section 83(b) concerning a Restricted Stock Award, the Participant shall be required to file promptly a copy of such election with the Company.

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Article 9. Performance Units/Performance Shares
9.1
Grant of Performance Units/Performance Shares. Subject to the terms and provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Units and/or Performance Shares to Participants in such amounts and upon such terms as the Committee shall determine.

9.2
Value of Performance Units/Performance Shares. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the date of grant. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the value and/or number of Performance Units/Performance Shares that will be paid out to the Participant.

9.3
Earning of Performance Units/Performance Shares. Subject to the terms of this Plan, after the applicable Performance Period has ended, the holder of Performance Units/Performance Shares shall be entitled to receive payout on the value and number of Performance Units/Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4
Form and Timing of Payment of Performance Units/Performance Shares. Payment of earned Performance Units/Performance Shares shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of this Plan, the Committee, in its sole discretion, may pay earned Performance Units/Performance Shares in the form of cash or in Shares (or in a combination thereof) equal to the value of the earned Performance Units/Performance Shares at the close of the applicable Performance Period, or as soon as practicable after the end of the Performance Period. Any Shares may be granted subject to any restrictions deemed appropriate by the Committee. The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.5
Termination of Employment. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units and/or Performance Shares following termination of the Participant’s employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards of Performance Units or Performance Shares issued pursuant to this Plan, and may reflect distinctions based on the reasons for termination.

Article 10. Cash-Based Awards and Other Stock-Based Awards
10.1
Grant of Cash-Based Awards. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Cash-Based Awards to Participants in such amounts and upon such terms as the Committee may determine.

10.2
Other Stock-Based Awards. The Committee may grant other types of equity-based or equity-related Awards not otherwise described by the terms of this Plan (including the grant or offer for sale of unrestricted Shares) in such amounts and subject to such terms and conditions as the Committee shall determine. Such Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares, and may include, without limitation, Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

10.3
Value of Cash-Based and Other Stock-Based Awards. Each Cash-Based Award shall specify a payment amount or payment range as determined by the Committee. Each Other Stock-Based Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion. If the Committee exercises its discretion to establish performance goals, the number and/or value of Cash-Based Awards or Other Stock-Based Awards that will be paid out to the Participant will depend on the extent to which the performance goals are met.

10.4
Payment of Cash-Based Awards and Other Stock-Based Awards. Payment, if any, with respect to a Cash-Based Award or any Other Stock-Based Award shall be made in accordance with the terms of the Award, in cash or Shares as the Committee determines.

10.5
Termination of Employment. The Committee shall determine the extent to which the Participant shall have the right to receive Cash-Based Awards or Other Stock-Based Awards following termination of the Participant’s

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employment with or provision of services to the Company, its Affiliates, and/or its Subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in an agreement entered into with each Participant, but need not be uniform among all Awards of Cash-Based Awards or Other Stock-Based Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.
Article 11. Transferability of Awards
11.1
Transferability. Except as provided in Section 11.2 below, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant. Awards shall not be transferable other than by will or the laws of descent and distribution; no Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind; and any purported transfer in violation hereof shall be null and void. The Committee may establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable or Shares deliverable in the event of, or following, the Participant’s death may be provided.

11.2
Committee Action. The Committee may, in its discretion, determine that notwithstanding Section 11.1, any or all Awards (other than ISOs) shall be transferable to and exercisable by such transferees, and subject to such terms and conditions, as the Committee may deem appropriate; provided, however, no Award may be transferred for value (as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act).

Article 12. Performance Measures
12.1
Performance Measures. The Committee may establish performance goals for performance-based Awards under the Plan, which may be based on any Performance Measures selected by the Committee. Such Performance Measures may include, but are not limited to, any of the following:

(a)	Net earnings or net income (before or after taxes);
(b)	Earnings per share;
(c)	Net sales or revenue growth;
(d)	Net operating profit;
(e)	Revenue;
(f)	Return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue);
(g)	Cash flow (including, but not limited to, operating cash flow, free cash flow, cash generation, cash flow return on equity, and cash flow return on investment);
(h)	Earnings before or after taxes, interest, depreciation, and/or amortization;
(i)	Gross or operating margins;
(j)	Productivity ratios;
(k)	Share price (including, but not limited to, growth measures and total shareholder return);
(l)	Expense targets;
(m)	Margins;
(n)	Operating efficiency;
(o)	Market share;
(p)	Customer satisfaction;
(q)	Unit volume;
(r)	Working capital targets and change in working capital;
(s)	Economic value added or EVA® (net operating profit after tax minus the sum of capital multiplied by the cost of capital); and
(t)	Strategic plan development and implementation.
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The Committee may specify any reasonable definition of the Performance Measures it uses. Any Performance Measure(s) may be used to measure the performance of the Company, Subsidiary, and/or Affiliate as a whole or any business unit of the Company, Subsidiary, and/or Affiliate or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of a group of comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Company may select Performance Measure (k) above as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Article 12.
12.2
Evaluation of Performance. The Committee may provide in any such Award that any evaluation of achievement of Performance Measures may include or exclude items, including, without limitation, any of the following events that occur during a Performance Period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) unusual or infrequently occurring items as described in ASC Topic 225 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year, (f) acquisitions or divestitures, and (g) foreign exchange gains and losses. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or an Affiliate conducts its business, or other events or circumstances render performance goals to be unsuitable, the Committee may modify such performance goals in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit or function during a Performance Period, the Committee may determine that the performance goals or Performance Period are no longer appropriate and may (i) adjust, change or eliminate the performance goals or the applicable Performance Period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (ii) make a cash payment to the Participant in an amount determined by the Committee.

Article 13. Non-employee Director Awards
Non-employee Directors may only be granted Awards under the Plan in accordance with this Article 13 and which shall not be subject to management’s discretion. From time to time, the Board shall set the amount(s) and type(s) of equity awards that shall be granted to all Non-employee Directors on a periodic, nondiscriminatory basis pursuant to the Plan, as well as any additional amount(s), if any, to be awarded, also on a periodic, nondiscriminatory basis, based on each of the following: the number of committees of the Board on which a Non-employee Director serves, service of a Non-employee Director as the chair of a Committee of the Board, service of a Non-employee Director as Chairman of the Board, or the first selection or appointment of an individual to the Board as a Non-employee Director. Subject to the limits set forth in Sections 4.1, 4.4 and the foregoing, the Board shall grant such Awards to Non-employee Directors and any non-employee chairman of the Board, and grant new Non-employee Director Awards, as it shall from time to time determine.
Article 14. Dividends and Dividend Equivalents
Other than with respect to Options and SARs, which shall not have dividend rights, any Participant selected by the Committee may be granted dividends or dividend equivalents based on the dividends declared on Shares that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests, or expires, as determined by the Committee. The dividends or dividend equivalents may be subject to any limitations and/or restrictions determined by the Committee. Such dividend equivalents shall be converted to cash or additional Shares by such formula and at such time and subject to such limitations as may be determined by the Committee. Notwithstanding anything herein to the contrary, to the extent that an Award contains the right to receive dividends or dividend equivalents, a Participant shall be eligible to receive any such dividends or dividend equivalents that are declared prior to the vesting of the Award only at the time (and only to the extent) that the underlying Award vests.
Article 15. Beneficiary Designation
Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under this Plan is to be paid in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in
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a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such beneficiary designation, benefits remaining unpaid or rights remaining unexercised at the Participant’s death shall be paid or exercised by the Participant’s executor, administrator, or legal representative.
Article 16. Rights of Participants
16.1
Employment. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Affiliates, and/or its Subsidiaries to terminate any Participant’s employment or service on the Board or to the Company at any time or for any reason not prohibited by law, nor confer upon any Participant any right to continue his employment or service as a Director or Consultant for any specified period of time.

Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, its Affiliates, and/or its Subsidiaries and, accordingly, subject to Articles 3 and 18, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to any liability on the part of the Company, its Affiliates, and/or its Subsidiaries.
16.2	Participation. No individual shall have the right to be selected to receive an Award under this Plan or, having been so selected, to be selected to receive a future Award.
16.3
Rights as a Shareholder. Except as otherwise provided herein or in any Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.

Article 17. Change in Control
17.1
General. The provisions of this Section 17 shall apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

17.2	Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement:
(a)
All then-outstanding Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than Awards described in Section 17.2(b)) shall vest in full, be free of restrictions, and be deemed to be earned in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 17.3 (any award meeting the requirements of Section 17.3, a “Replacement Award”) is provided to the Participant pursuant to Section 4.6 to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”). For any Full-Value Award that vests pursuant to this Section 17.2(a), (i) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the Change in Control, (ii) if such Award constitutes “non-qualified deferred compensation” under Section 409A of the Code and the Change in Control is a 409A CIC, the Award shall be settled within five days following the Change in Control, and (iii) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code and the Change in Control is not a 409A CIC, the Award shall be settled pursuant to the settlement terms applicable to such Award.

(b)
Any performance-based Award shall be deemed to be earned in an amount equal to the product obtained by multiplying (i) the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (A) the applicable target level and (B) the level of achievement of the performance goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable performance period)), and (ii) the Applicable Pro-Ration Factor. For any Full-Value Award that vests pursuant to this Section 17.2(b), (x) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the Change in Control, (y) if such Award constitutes “non-qualified deferred compensation” under Section 409A of the Code and the Change in Control is a 409A CIC, the Award shall be settled within five days following the Change in Control, and (z) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code and the Change in Control is not a 409A CIC, the Award shall be settled pursuant to the settlement terms applicable to such Award. For purposes of this Section 17.2(b),

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“Applicable Pro-Ration Factor” shall mean the quotient obtained by dividing the number of days that have elapsed during the applicable performance period through and including the date of the Change in Control by the total number of days covered by the full performance period.
(c)
Notwithstanding anything to the contrary contained in this Plan or in any Award Agreement, upon a Change in Control, the Company may settle any Awards that constitute “non-qualified deferred compensation” under Section 409A of the Code and that are not replaced by a Replacement Award, to the extent the settlement is effectuated in accordance with Treasury Reg. § 1.409A-3(j)(ix)).

17.3
Replacement Awards. An Award shall meet the conditions of this Section 17.3 (and hence qualify as a Replacement Award): (a) if it is of the same type as the Replaced Award; (b) if it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 4.6; (c) if the underlying Replaced Award was an equity-based Award, it relates to publicly traded equity securities of the Company or the entity surviving the Company (or such surviving entity’s parent) following the Change in Control; (d) if it contains terms relating to vesting (including with respect to a termination of employment) that are substantially identical to those of the Replaced Award; and (e) if its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 17.3 are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

17.4
Termination of Employment. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Qualified Termination of Employment, (a) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to performance goals, unless otherwise agreed in connection with the Change in Control, at the greater of (i) the applicable target level and (ii) the level of achievement of the performance goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Qualified Termination of Employment as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), and (b) any Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Qualified Termination of Employment may thereafter be exercised until the earlier of (i) the three-year anniversary of the termination of employment and (ii) the expiration of the stated full term of such Option or Stock Appreciation Right. For any Full-Value Award that vests pursuant to this Section 17.4, (x) if such Award does not constitute “non-qualified deferred compensation” under Section 409A of the Code, the Award shall be settled within five days following the termination of employment and (y) if such Award constitutes “nonqualified deferred compensation” under Section 409A of the Code, the Award shall be settled pursuant to the settlement terms applicable to such Award.

Article 18. Amendment, Modification, Suspension, and Termination
18.1
Amendment, Modification, Suspension, and Termination. Subject to Section 18.3, the Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate this Plan and any Award Agreement in whole or in part, and no material amendment of this Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule.

18.2
Prohibition on Repricing, Substitution or Cash Buy-Out. Without the prior approval of the Company’s shareholders and except as provided in Section 4.6, the Committee shall not have the power or authority (i) to reduce, whether through amendment or otherwise, the exercise price of any outstanding Option or SARs, (ii) to grant any new Options or other Awards in substitution for or upon the cancellation of Options or SARs previously granted which shall have the effect of reducing the exercise price of any outstanding Option or SARs, (iii) to buy-out any Option or SARs for a cash amount greater than the then current difference between the Fair Market Value and the exercise price of such Option or (iv) to take any other actions that are intended to have the effect of reducing the exercise price of any outstanding Option or SARs.

18.3
Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee may make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual

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or nonrecurring events (including, without limitation, the events described in Section 4.6 hereof) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent unintended dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under this Plan.
18.4
Awards Previously Granted. Notwithstanding any other provision of this Plan to the contrary (other than Section 18.5), no termination, amendment, suspension, or modification of this Plan or an Award Agreement shall adversely affect in any material way any Award previously granted under this Plan, without the written consent of the Participant holding such Award.

18.5
Amendment to Conform to Law. Notwithstanding any other provision of this Plan to the contrary, the Board of Directors may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or an Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A), and to the administrative regulations and rulings promulgated thereunder.

Article 19. Withholding
19.1
Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

19.2
Share Withholding. With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock and Restricted Stock Units, or upon the achievement of performance goals related to Performance Shares, or any other taxable event arising as a result of an Award granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the amount required to be withheld or such other greater amount up to the maximum statutory rate required to be collected on the transaction under applicable law, as applicable to a Participant, if such other greater amount would not result in adverse financial accounting treatment (as determined by the Committee). All such elections shall be irrevocable, made in writing, and signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

Article 20. Successors
All obligations of the Company under this Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
Article 21. General Provisions
21.1	Forfeiture Events.
(a)
The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of employment for cause, termination of the Participant’s provision of services to the Company, Affiliate, and/or Subsidiary, violation of material Company, Affiliate, and/or Subsidiary policies, breach of noncompetition, confidentiality, or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company, its Affiliates, and/or its Subsidiaries.

(b)
If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, if the Participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse

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the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever just occurred) of the financial document embodying such financial reporting requirement.
(c)
Notwithstanding any provision in the Plan or an Award Agreement to the contrary, all Awards granted hereunder shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

21.2	Legend. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.
21.3
Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

21.4
Severability. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

21.5
Requirements of Law. The granting of Awards and the issuance of Shares under this Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

21.6	Delivery of Title. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under this Plan prior to:
(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and
(b)
Completion of any registration or other qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

21.7
Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.8
Investment Representations. The Committee may require any individual receiving Shares pursuant to an Award under this Plan to represent and warrant in writing that the individual is acquiring the Shares for investment and without any present intention to sell or distribute such Shares.

21.9
Eligible Recipients Based Outside of the United States. Notwithstanding any provision of this Plan to the contrary, in order to comply with the laws in other countries in which the Company, its Affiliates, and/or its Subsidiaries operate or have Employees, Directors, or Consultants, the Committee, in its sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries shall be covered by this Plan.
(b)	Determine which Employees, Directors, or Consultants outside the United States are eligible to participate in this Plan.
(c)	Modify the terms and conditions of any Award granted to Employees, Directors, or Consultants outside the United States to comply with applicable foreign laws.
(d)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 21.9 by the Committee shall be attached to this Plan document as appendices.

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.
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Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate applicable law.
21.10
 Uncertificated Shares. To the extent that this Plan provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

21.11
 Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company and/or its Subsidiaries and/or its Affiliates may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other individual. To the extent that any individual acquires a right to receive payments from the Company, its Subsidiaries, and/or its Affiliates under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, a Subsidiary, or an Affiliate, as the case may be. All payments to be made hereunder shall be paid from the general funds of the Company, a Subsidiary, or an Affiliate, as the case may be, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

21.12
 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Plan or any Award. The Committee shall determine whether cash, Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

21.13
 Retirement and Welfare Plans. Neither Awards made under this Plan nor Shares or cash paid pursuant to such Awards may be included as “compensation” for purposes of computing the benefits payable to any Participant under the Company’s or any Subsidiary’s or Affiliate’s retirement plans (both qualified and nonqualified) or welfare benefit plans unless such other plan expressly provides that such compensation shall be taken into account in computing a Participant’s benefit.

21.14
 Deferred Compensation. No deferral of compensation (as defined under Code Section 409A or guidance thereto) is intended under this Plan. Notwithstanding this intent, if any Award would be considered deferred compensation as defined under Code Section 409A, and if this Plan fails to meet the requirements of Code Section 409A with respect to such Award, then such Award shall be null and void. However, the Committee may permit deferrals of compensation pursuant to the terms of a Participant’s Award Agreement, a separate plan, or a subplan which meets the requirements of Code Section 409A and any related guidance. Additionally, to the extent any Award is subject to Code Section 409A, notwithstanding any provision herein to the contrary, the Plan does not permit the acceleration of the time or schedule of any distribution related to such Award, except as permitted by Code Section 409A, the regulations thereunder, and/or the Secretary of the United States Treasury.

21.15
 Nonexclusivity of This Plan. The adoption of this Plan shall not be construed as creating any limitations on the power of the Board or Committee to adopt such other compensation arrangements as it may deem desirable for any Participant.

21.16
 No Constraint on Corporate Action. Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or a Subsidiary’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or, (b) limit the right or power of the Company or a Subsidiary or an Affiliate to take any action which such entity deems to be necessary or appropriate.

21.17
 Governing Law. The Plan and each Award Agreement shall be governed by the laws of the state of Delaware, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under this Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of Delaware to resolve any and all issues that may arise out of or relate to this Plan or any related Award Agreement.

21.18
 Indemnification. Subject to requirements of Delaware law, each individual who is or shall have been a member of the Board, or a committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Article 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Participant in connection with or resulting from any claim, action, suit, or proceeding to which the Participant may be a party

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or in which the Participant may be involved by reason of any action taken or failure to act under this Plan and against and from any and all amounts paid by the Participant in settlement thereof, with the Company’s approval, or paid by the Participant in satisfaction of any judgment in any such action, suit, or proceeding against the Participant, provided the Participant shall give the Company an opportunity, at its own expense, to handle and defend the same before the Participant undertakes to handle and defend it on the Participant’s own behalf, unless such loss, cost, liability, or expense is a result of the Participant’s own willful misconduct or except as expressly provided by statute.
The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individuals may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
21.19
 Section 409A of the Code. The Plan is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to amounts that are subject to Section 409A of the Code, it is intended that this Plan be administered in all respects in accordance with Section 409A of the Code. Each payment under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes non-qualified deferred compensation subject to Section 409A of the Code. Notwithstanding anything in the Plan or any Award Agreement to the contrary, with respect to any Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code, (a) “termination of employment” (or any like phrase) shall mean a “separation from service” as defined under Section 409A of the Code (a “Separation from Service”), and (b) in the event that a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company), amounts that constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code that would otherwise be payable during the six month period immediately following a Participant’s Separation from Service by reason of such Separation from Service shall instead be paid or provided on the first business day following the date that is six months following the Participant’s Separation from Service.

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VIAD

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Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 23, 2022 for shares held directly and by 11:59 p.m. Eastern Time on May 19, 2022 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/VVI2022**

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

	For	Against	Abstain
1a. Beverly K. Carmichael	☐	☐	☐
1b. Denise M. Coll	☐	☐	☐
1c. Steven W. Moster	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

	For	Against	Abstain
2. Ratify the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.	☐	☐	☐
3. Advisory vote to approve named executive officer compensation.	☐	☐	☐
4. Approve the amended and restated 2017 Viad Corp Omnibus Incentive Plan.	☐	☐	☐

NOTE: In their discretion, the proxyholders are authorized to vote on any other business that may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000551825_1 R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

Viad Corp
Annual Meeting of Shareholders
May 24, 2022 8:00 A.M. CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Derek P. Linde and Jonathan A. Massimino, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Viad Corp that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 A.M., CDT on May 24, 2022, via the Internet through a virtual web conference at www.virtualshareholdermeeting.com/VVI2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000551825_2 R1.0.0.24